UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant
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THE SHERWIN-WILLIAMS COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHERWIN-WILLIAMS.

2024

Notice of Annual Meeting of Shareholders & Proxy Statement

Notice of Annual Meeting of Shareholders

Annual Meeting Information

Date: April 17, 2024

Time: 9:00 a.m. EDT

Virtual Meeting Site: www.virtualshareholdermeeting.com/SHW2024

Record Date: Close of business on February 20, 2024

Agenda

1.	Election of 11 directors

2.	Advisory approval of the compensation of the named executive officers

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm

4.	Shareholder proposal to adopt a simple majority vote

5.	Transaction of such other business as may properly come before the Annual Meeting

We are providing the enclosed proxy materials to you in connection with the solicitation by the Board of Directors of proxies to be voted during the Annual Meeting of Shareholders to be held on April 17, 2024. We began making our proxy materials available to shareholders on March 6, 2024.

Thank you for your continued support. We hope you will join us at our virtual Annual Meeting.

Mary L. Garceau

Senior Vice President – Chief Legal Officer and Secretary

The Sherwin-Williams Company

101 West Prospect Avenue

Cleveland, Ohio 44115

March 6, 2024

Your Vote Is Important

Shareholders of record at the close of business on February 20, 2024 are entitled to notice of, and to vote during, the Annual Meeting.

Even if you plan to attend the Annual Meeting, we ask that you vote as promptly as possible. Voting early will help avoid additional solicitation costs and will not prevent you from voting during the Annual Meeting, if you wish to do so.

How to vote:

Online: Visit www.proxyvote.com.

QR Code: Scan this QR code with your mobile phone.

Phone: Call the number listed on your proxy card or voting instruction form.

Mail: If you received printed copies of the proxy materials, complete, sign, date, and return your proxy card or voting instruction form.

During the Annual Meeting: Follow the instructions at www.virtual shareholdermeeting.com/SHW2024.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on April 17, 2024.

Our Notice of Annual Meeting, Proxy Statement, and 2023 Annual Report are available online at
www.proxyvote.com.

1	Proxy Summary

10	Corporate Governance

10	Board Leadership Structure

11	Board Meetings

12	Board Committees

14	Board and Committee Oversight

16	Corporate Governance Practices and Policies

22	Proposal 1 — Election of 11 Directors

22	Director Biographies

28	Director Matrix and Composition

30	2023 Director Compensation Table

31	Director Compensation Program

33	Proposal 2 — Advisory Approval of the Compensation of the Named Executive Officers

34	Executive Compensation

34	Compensation Discussion and Analysis

51	Compensation Risk Assessment

52	Compensation Committee Report

53	Executive Compensation Tables

53	Summary Compensation Table

56	2023 Grants of Plan-Based Awards Table

58	Outstanding Equity Awards at December 31, 2023 Table

59	2023 Option Exercises and Stock Vested Table

60	2023 Nonqualified Deferred Compensation Table

61	Potential Payments Upon Termination or Change in Control

64	Estimated Payments Upon Termination or Change in Control Table

65	2023 CEO Pay Ratio

66	Pay Versus Performance

70	Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

71	Matters Relating to the Independent Registered Public Accounting Firm

72	Audit Committee Report

73	Proposal 4 — Shareholder Proposal to Adopt a Simple Majority Vote

76	Other Matters

76	Equity Compensation Plan Information

77	Security Ownership of Management, Directors, and Director Nominees

78	Security Ownership of Certain Beneficial Owners

79	Internet Availability of Proxy Materials

79	Eliminating Duplicate Mailings

79	2023 Annual Report

79	Questions and Answers About the Annual Meeting

83	Shareholder Proposals for the 2025 Annual Meeting

A-1	Appendix A — Calculation of Non-GAAP Financial Measures

As used in this Proxy Statement, the terms “Sherwin-Williams,” the “Company,” “we,” and “our” refer to The Sherwin-Williams Company. All historical share, restricted stock unit, and per share or per restricted stock unit information included in this Proxy Statement has been adjusted to reflect our three-for-one stock split effected on March 31, 2021.

This Proxy Statement includes website addresses and references to additional materials found on those websites or in other reports filed with the Securities and Exchange Commission (the “SEC”). These websites and materials are not incorporated into this Proxy Statement by reference.

Cautionary Statement Regarding Forward-Looking Information. This Proxy Statement contains “forward-looking statements,” as defined under U.S. federal securities laws. Forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “estimate,” “may,” “will,” “should,” “project,” “could,” “would,” “plan,” “goal,” “target,” “potential,” “seek,” “intend,” “aspire,” “strive” or “anticipate,” or the negative thereof or comparable words. Forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions, and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside the control of the Company and actual results may differ materially from such statements and from the Company’s historical performance, results, and experience. These risks, uncertainties, and other factors are described more fully in the Company’s most recently filed Annual Report on Form 10-K and subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Proxy Summary

This summary highlights certain Company information and information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider in connection with voting your shares. Please carefully read the entire Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2023 (“2023 Annual Report”) before voting.

2024 Annual Meeting of Shareholders

Date and Time	Record Date	Location	Who Can Attend and Vote

Wednesday April 17, 2024 9:00 a.m. EDT	February 20, 2024	Online at www.virtualshareholder meeting.com/SHW2024	Shareholders of record at the close of business on February 20, 2024

Proposals and Board Recommendations

Item	Proposal	Board Recommendation	Page

1	Election of 11 directors	FOR each nominee	22

2	Advisory approval of the compensation of the named executive officers	FOR	33

3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	70

4	Shareholder proposal to adopt a simple majority vote	AGAINST	73

Attending the Annual Meeting

We look forward to welcoming shareholders to the Annual Meeting of Shareholders to be held on April 17, 2024 (the “Annual Meeting”). The Annual Meeting will be held in a virtual format via webcast. We have designed the virtual Annual Meeting to provide shareholders with substantially the same opportunities to participate as if the Annual Meeting were held in person.

If you were a Sherwin-Williams shareholder at the close of business on the record date, February 20, 2024, you may attend and participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHW2024 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. Online check-in will begin at 8:45 a.m. EDT. Please allow ample time for the online check-in process.

During the Annual Meeting, you may vote and submit questions by following the instructions provided on the meeting website. Even if you plan to attend and participate in the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to confirm your vote will be represented at the Annual Meeting.

We include additional information regarding the Annual Meeting and voting procedures in the section “Other Matters—Questions and Answers About the Annual Meeting.”

1

Our Company

Founded in 1866, Sherwin-Williams is a global leader in the manufacture, development, distribution, and sale of paint, coatings, and related products to professional, industrial, commercial, and retail customers. Every day, our 64,000+ employees provide the energy, experience, and creativity to build on our track record of success—enabling us to innovate and grow in new and exciting ways and continue creating and driving value for our stakeholders.

With our global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while our other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. We also supply a broad range of highly-engineered solutions for the construction, industrial, packaging, and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, please visit www.sherwin.com.

Our Corporate Purpose

Since our Company was founded, we have created benefits and delivered consistent value for multiple stakeholders. Our Board of Directors (the “Board”) is entrusted with oversight for the long-term health and sustainability of the Company. It is within this context that our Board-determined corporate purpose serves to provide guidance to management and relevant stakeholders and a framework to drive the Company’s continued success.

We inspire and improve the world by coloring and protecting what matters.

Through our integrated approach to the stakeholders we serve, including our employees, customers, shareholders, and communities, we seek to inspire and improve society as a whole.

2	2024 Proxy Statement

Financial and Operating Performance

Performance Results. Our strategy remains unchanged. We provide differentiated solutions that enable our customers to increase their productivity and profitability. In 2023, we delivered strong results in a choppy operating environment where demand remained highly variable. We continued to find opportunity in adversity and delivered record sales, EBITDA and diluted net income per share. Compared to the prior year, our consolidated net sales increased 4.1% to a record $23.05 billion in 2023—marking our thirteenth consecutive year of increased sales. Net income for the year was $2.39 billion, and diluted net income per share increased 19.8% to a record $9.25 per share. We generated record net operating cash of $3.52 billion in the year, or 15.3% of net sales, driven by net income growth and improved working capital management.

The following graphs show our Company’s performance for key financial measures over the past three-year period.

[1]

2023 includes after-tax acquisition-related amortization expense of $202 million, an after-tax loss related to the devaluation of the Argentine Peso in December 2023 of $42 million, an after-tax restructuring expense of $23 million, and an after-tax charge for impairment related to trademarks of $19 million. 2022 includes after-tax acquisition-related amortization expense of $211 million and an after-tax restructuring and impairment expense of $53 million. 2021 includes after-tax acquisition-related amortization expense of $223 million and an after-tax loss on the divestiture of the Wattyl business of $89 million.

[2]

2023 includes charges of $0.78 per share for acquisition-related amortization expense, $0.16 per share related to the devaluation of the Argentine Peso in December 2023, $0.09 per share restructuring expense, and $0.07 per share for impairment related to trademarks. 2022 includes charges of $0.81 per share for acquisition-related amortization expense and $0.20 per share of restructuring and impairment expense. 2021 includes charges of $0.83 per share for acquisition-related amortization expense and a $0.34 per share loss on the divestiture of the Wattyl business.

Returning Significant Value to Shareholders. In 2023, we continued enhancing shareholder value through increased dividends and share repurchases while accelerating growth investments. We returned approximately $2.06 billion to our shareholders in the form of dividends and share repurchases. We also increased our annual dividend to $2.42 per share, extending our string of dividend increases to 45 consecutive years. In February 2024, the Board increased the quarterly cash dividend to $0.715 per share, an increase of 18.2% over the quarterly dividend paid in 2023.

3

Sustainability Highlights

We believe we have an opportunity and responsibility to contribute to a more sustainable future and serve as a leader in our industry through our ongoing commitment to environmental, health and safety, product stewardship, sustainability, corporate social responsibility, belonging, employee engagement, and related governance topics relevant to the Company (collectively, “sustainability”). We also believe this sustainability focus will enable us to continue creating and driving value for our stakeholders.

Strategy & Framework. We embrace an enterprise-wide approach to sustainability—striving to integrate it into every Sherwin-Williams business, region, and function globally. We embed it in our product innovation and development processes and in product delivery to our customers. Our sustainability strategy is supported by an integrated framework that incorporates our priorities and initiatives across three pillars and focus areas.

Environmental Footprint – Doing Our Part for the Planet. We recognize the global significance of climate change and support responsible consumption and production. We are committed to reducing our environmental footprint in the near term by applying a continuous improvement approach to reducing our carbon emissions, energy use, and waste, while expanding our renewable energy use and recycling methods.

Product Blueprint – Driving Sustainability Through Innovation. Through life cycle thinking and a strong commitment to product stewardship, we continue to provide world-class products in a safe and responsible manner. Through our Sustainability by Design program, we strive to formally incorporate sustainability attributes such as life cycle thinking within our innovation and product development processes.

Social Imprint – Elevating a Culture of Safety, Belonging and Community. We are committed to the safety of our global employee base, fostering a culture of belonging, and supporting and being active in the communities in which we live and work. Our inclusive culture and commitment to our people are important factors in driving employee engagement and attracting, retaining, developing, and progressing a diverse pipeline of talent that reflects the communities in which we operate.

Governance Structure. Our sustainability framework is centered on a strong foundation of governance and ethics, with our governance structure designed to enable broad engagement and appropriate oversight across the Company. We have a council tasked with overseeing our sustainability strategy and consists of subject matter experts in (a) the development, implementation, and monitoring of the Company’s key sustainability metrics, targets, goals, strategies, policies, and practices and (b) the monitoring, assessing, and addressing of trends, risks, and opportunities with respect to sustainability topics most significant to the Company and its stakeholders. Our steering committee, composed of members of senior management and other senior leaders, supports alignment across the organization in overseeing the work of the council. The full Board and its committees receive periodic updates from members of the steering committee. For more information about Board and committee oversight of specific sustainability-related risks, see “Corporate Governance—Board and Committee Oversight”.

2023 Progress. 2023 was our second year reporting in line with the Task Force on Climate-related Financial Disclosures (TCFD) framework. During 2023, we continued to progress our sustainability strategies and initiatives and expanded our climate-related assessment to focus on our top 1,000 sites. We also continued aligning our disclosures with other leading reporting standards and frameworks, including the Sustainability Accounting Standards Board (SASB), Global Reporting Initiative (GRI), and CDP (formerly the Carbon Disclosure Project). We are proud of our progress and achievements and look forward to continuing to share our progress on our sustainability efforts.

For more information regarding our sustainability strategy, framework, progress, and initiatives, please visit investors.sherwin.com or sustainability.sherwin.com.

4	2024 Proxy Statement

Our Director Nominees

The following table provides summary information about each of our director nominees. Directors are elected annually by a majority of votes cast.

				COMMITTEES

Name and Principal Occupation	Director Since	Independent	AC	CMDC	NCGC	Other Public Company Boards

Kerrii B. Anderson Retired, Former CEO & President, Wendy’s International, Inc.	2019	●		C	●	3

Arthur F. Anton Retired, Former Chairman & CEO, Swagelok Company	2006	●	F			3

Jeff M. Fettig Retired, Former Chairman & CEO, Whirlpool Corporation	2019	● L	C,F		●	1

John G. Morikis Executive Chairman, The Sherwin-Williams Company	2015					2*

Heidi G. Petz President and CEO, The Sherwin-Williams Company	2023					1

Christine A. Poon Retired, Former Vice Chairman, Johnson & Johnson	2014	●		●		3

Aaron M. Powell CEO, Pizza Hut Division, Yum! Brands, Inc.	2021	●		●		0

Marta R. Stewart Retired, Former Executive VP & CFO, Norfolk Southern Corporation	2021	●	F			1

Michael H. Thaman Retired, Former Chair & CEO, Owens Corning	2017	●	F			1

Matthew Thornton III Retired, Former Executive VP & COO, FedEx Freight, FedEx Corporation	2014	●	●		C	1

Thomas L. Williams Retired, Former Chairman & CEO, Parker-Hannifin Corporation	2023	●		●		2

AC = Audit Committee	C = Committee Chair
CMDC = Compensation and Management Development Committee	F = Financial Expert
NCGC = Nominating and Corporate Governance Committee	L = Lead Independent Director

*	On January 12, 2024, Fortune Brands Innovations, Inc. announced that Mr. Morikis will retire from its Board of Directors in May 2024, upon the expiration of his current term.

5

Board Composition

Our Board utilizes a thoughtful approach to board composition to balance the addition of new directors who bring fresh perspectives and the stability of the Board as a whole. Our director nominees reflect the Board’s efforts in achieving diversity of background and experience amongst its members, and the need for periodic refreshment to maintain an appropriate balance. It is also the Board’s policy to include, and to request that any search firm it engages include, women and racially or ethnically diverse persons in the pool of candidates from which director nominees are chosen.

We highlight below the diversity and tenure mix of our director nominees. We detail director nominee characteristics on an individualized basis in the section “Director Matrix and Composition.”

Balanced Mix of Skills and Experience

In considering each director nominee and the composition of the Board as a whole, the Nominating and Corporate Governance Committee (the “Nominating Committee”) reviews a director matrix consisting of experiences, qualifications, attributes, and skills that it believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams, and our shareholders. The Nominating Committee may consider additional experiences, qualifications, attributes, and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams. The Nominating Committee and our Board believe the mix of categories summarized below contributes to a well-balanced Board and enables the Board to provide effective oversight of our management and business. These experiences, qualifications, attributes, and skills are reviewed regularly in considering the composition of the full Board and each director nominee.

We highlight below the mix of skills and experience of our director nominees. We provide this information on an individualized basis in the section “Director Matrix and Composition.”

6	2024 Proxy Statement

Corporate Governance

The Board and management recognize the importance of sound corporate governance practices in fulfilling their respective duties and responsibilities. We also believe effective corporate governance is essential for maximizing long-term value for our shareholders.

Our Board and Committees

Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of the Board and each committee on which he or she serves. Each director is also expected to attend, absent unusual circumstances, all annual and special meetings of shareholders.

	Members*	Independence	Meetings Held During 2023

Board of Directors	11	9 of 11	6

Audit Committee	5	100%	5

Compensation and Management Development Committee	4	100%	7

Nominating and Corporate Governance Committee	3	100%	2

*

On July 18, 2023, the Board increased its size from 9 to 10 members and elected Thomas L. Williams to fill the vacancy. On October 10, 2023, the Board increased its size from 10 to 11 members and elected Heidi G. Petz to fill the vacancy.

Each of our directors attended at least 75% of the 2023 meetings of the Board and the committees on which he or she served during the period in which he or she was a director or committee member.

Sound Corporate Governance Practices

Our corporate governance practices are designed to enable the Board to set objectives, monitor performance and strengthen the accountability of the Board and management. We actively monitor our practices to confirm we continue to manage our business in accordance with high standards of ethics, business integrity, and corporate governance. The following table highlights some of our corporate governance practices and policies.

●   Annual election of all directors

●   Majority voting standard and resignation policy for directors in uncontested elections

●   Director overboarding policy

●   Proxy access rights available to 3-year ownership, 3% shareholders, for up to 20% of the Board

●   9 out of 11 director nominees are independent

●   Robust independent lead director role and governance responsibilities

●   Board committees entirely composed of independent directors

●   Executive sessions of non-management directors are held in connection with each regularly scheduled Board meeting

●   Board and committee oversight of risk exposures

●   Mandatory retirement age of 72 for directors

●   Orientation program for new directors

●   Annual board and committee self-assessments

●   Directors have complete access to management

●   Prohibition on hedging and pledging of our securities

●   Significant director and executive stock ownership guidelines

●   Policy to include women and racially or ethnically diverse persons in the pool of candidates from which director nominees are chosen

7

Executive Compensation

Our Compensation Objectives

We design and manage our Company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. We believe it is important that our compensation programs: (a) be competitive; (b) maintain a performance- and achievement-oriented culture; and (c) align the interests of our executives with those of our shareholders.

Our Compensation Mix

A significant percentage of our executives’ compensation opportunity is variable, at-risk, and tied to Company or business unit performance, including stock price appreciation. For 2023, 91% of total direct compensation for Mr. Morikis, our Chief Executive Officer (“CEO”) during 2023, and an average of 82% for our other named executive officers (“NEOs”) (Ms. Petz and Messrs. Mistysyn, Binns, and Jorgenrud) was at-risk and tied to performance. The percentages in the chart below reflect the amounts of each NEO’s base salary, target annual cash incentive compensation, and target long-term equity incentive compensation for 2023 (consisting of our regular annual awards of stock options and PRSUs and valued using the aggregate grant date fair values).

Our Responsible Compensation Practices

Our compensation programs, practices, and policies demonstrate our commitment to responsible pay and governance principles. The following table highlights some of the more significant best practices we have adopted, and the practices we have avoided, to maintain this commitment.

●   Emphasis on performance-based pay

●   Independent compensation consultant

●   Diversified performance metrics tied to financial and operating performance

●   Use market data to assess competitive pay levels

●   Clawback policy

●   Double-trigger vesting of long-term equity incentive awards upon change in control

●   Significant stock ownership guidelines for directors and executives

●   Annual say-on-pay vote

●   No employment agreements with NEOs

●   No payment of dividend equivalents on unvested or unearned restricted stock units

●   No repricing or replacing of underwater stock options without shareholder approval

●   No hedging, pledging or speculative trading is permitted by directors or executives

●   No excessive perquisites

●   No excessive or unnecessary risk-taking in compensation policies

●   No above-market earnings on deferred compensation

8	2024 Proxy Statement

Shareholder Engagement

Our relationships with shareholders and other stakeholders are an important part of the Company’s success. Throughout the year, members of our senior management team, other senior leaders, and our Lead Director, engaged with shareholders collectively representing a majority of our outstanding shares of common stock, as well as other stakeholders and the broader investing community.

During this engagement, our management team provided updates on a range of topics, addressed questions, and enhanced their understanding of the perspectives of investors. The Board and management team carefully consider feedback from these meetings, as well as shareholder support for our most recent advisory vote on executive compensation, in evaluating our business and enhancements to our corporate governance, executive compensation, and sustainability policies, practices, and priorities.

9

Corporate Governance

Board Leadership Structure

Chairman of the Board

Our Corporate Governance Guidelines provide that the same person should hold the positions of Chairman of the Board (“Chairman”) and CEO except in unusual circumstances such as during a period of transition in the office of the CEO. The Board believes this structure generally provides the most efficient and effective leadership model for the Company.

In connection with our succession planning process and the transition of the office of the CEO from John G. Morikis to Heidi G. Petz on January 1, 2024, the Board determined it was appropriate to separate the positions of Chairman and CEO, and for Mr. Morikis to continue serving as Executive Chairman, effective on such date. In determining to appoint Mr. Morikis as Executive Chairman, the Board gave consideration to the Company’s strategic goals and to Mr. Morikis’ in-depth knowledge of the Company, our operations, the paint and coatings industry and the industries we serve as a result of his 39 years with the Company and progression from management trainee to CEO to Executive Chairman. The Board believes that, under these circumstances, separating the Chairman and CEO roles allows the Company to retain and leverage Mr. Morikis’ wide-ranging knowledge and experience, while transitioning management of the Company’s strategic initiatives and business and operating plans to Ms. Petz. In his role of Executive Chairman, Mr. Morikis will continue to provide leadership to the Board, including by working with the CEO and Lead Director to enhance the Board’s effectiveness in fulfilling its oversight responsibilities.

Lead Director

Our Corporate Governance Guidelines require that if the Chairman is not an independent director, the independent directors of the Board, after considering the Nominating Committee’s recommendation, annually elect an independent director who has served on the Board for at least one year to serve as Lead Director. Although the Lead Director is elected annually, it is generally expected that he or she will serve for more than one year. The Board believes a Lead Director improves the Board’s overall performance by enhancing the efficiency of the Board’s oversight and governance responsibilities and by supporting the relationship between the Chairman, CEO and the independent directors.

Role and Responsibilities. The Lead Director has a significant role with robust governance responsibilities. The Lead Director’s responsibilities are described in our Corporate Governance Guidelines and are as follows.

•	Chair meetings of the Board at which the Chairman is not present.

•	Chair executive sessions of the non-management directors. Meet separately with the Chairman after executive sessions to review the matters discussed during the executive sessions.

•	Authority to call meetings of the independent directors.

•	Review with the Chairman and approve the schedule for meetings of the non-management directors and set the agenda for such meetings.

•

Facilitate communications and serve as the principal liaison on Board-related issues between the Chairman and the independent directors. Each director, however, is free to communicate directly with the Chairman.

•	Review with the Chairman and approve the schedule for meetings of the Board to help assure that there is sufficient time allocated for discussion of all agenda items.

•	Suggest to the Chairman agenda items for meetings of the Board and approve the agenda, as well as the substance and timeliness of information sent to the Board.

•

Provide input on the design of the Board, including Board and committee composition, size, membership, leadership, structure, and oversight responsibilities, as part of the Board’s and the Nominating and Corporate Governance Committee’s periodic review of such matters.

•	Assist the Board in overseeing the identification, assessment, and management of the Company’s risk exposures.

•	Authorize the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on Board-related issues.

10	2024 Proxy Statement

•	Represent the Board in communications with shareholders and other stakeholders where it is necessary and appropriate for the Board to respond on matters independently from the Company’s management.

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication.

•	Act as a resource for, and counsel to, the Chairman.

Current Lead Director. Jeff M. Fettig currently serves as the Company’s Lead Director and has held this position since 2023. Through his long tenure as the former Chairman and CEO of a large public company, Mr. Fettig gained extensive public company management experience and significant knowledge of global business operations and end markets and the manufacturing, marketing, sales, and distribution of consumer products worldwide. Mr. Fettig also has significant experience with corporate governance matters as a current and former director, including independent lead director and non-executive chair roles, of other public company boards. In light of this extensive experience and breadth of knowledge and his valued contributions as a fellow director and Chair of the Audit Committee, the Board believes Mr. Fettig is well positioned to provide strong leadership and oversight of ongoing Board matters, influence effective collaboration among the directors, and contribute valuable insight with respect to the Company’s business.

Lead Director Role in Risk Oversight. With respect to the Board’s role in risk oversight, Mr. Fettig is uniquely qualified to assist the Board in overseeing the identification, assessment, and management of the Company’s exposure to various risks as a result of his extensive public company risk management experience and his current role as Chair of the Audit Committee, which assists the Board in overseeing the Company’s enterprise risk management program that includes processes used to identify, assess, and manage the Company’s most significant risks and actions taken by management to identify, manage, and mitigate such risk exposures.

The Board believes Mr. Fettig has effectively leveraged his experience to provide leadership and help guide the Board’s independent oversight of the Company’s risk exposures through the Lead Director role in collaborating with the Chairman and approving Board meeting agendas, chairing executive sessions of the non-management directors, facilitating communications between independent directors and the Chairman, and providing input on the design of the Board, including committee oversight responsibilities. In connection with these processes and in addition to management’s regular reviews of significant risks with the Board and committees, the Lead Director has the responsibility to review and evaluate the Company’s processes used to identify, assess, and manage key risks for the Board’s review and consideration and work with the Chairman to report the conclusions of the Board on such matters to management.

Other Leadership Components

We believe our strong leadership structure, together with the Board’s full access to our management team, enables the Board to effectively carry out its responsibility to oversee management.

All Board committees are entirely composed of independent directors and assist the Board with its overall oversight responsibility. In addition, the Board, the Lead Director, and any committee may retain independent legal, financial, compensation, or other consultants and advisors to advise and assist the Board or committee in discharging their responsibilities.

Board Meetings

2023 Board Meetings

The Board held six meetings during 2023. Each incumbent director attended at least 75% of the meetings of the Board and the committees on which he or she served that were held during the period in which the director served. Under our Corporate Governance Guidelines, each director is expected to attend, absent unusual circumstances, all meetings of shareholders. All directors serving at the time of the 2023 annual meeting attended the 2023 annual meeting.

Executive Sessions of Non-Management Directors

The independent, non-management members of the Board meet in executive session following every regularly scheduled Board meeting. Additional executive sessions may be scheduled by the Lead Director or the non-management directors, as needed. Mr. Fettig, the Company’s Lead Director, chairs these sessions.

11

Board Committees

The Board has established three committees: the Audit Committee, the Compensation and Management Development Committee (the “Compensation Committee”), and the Nominating Committee. Each committee has adopted a written charter describing the committee’s purpose and responsibilities. Each committee reviews and evaluates the adequacy of its charter at least annually.

Committee Membership

The following table sets forth the current membership and Chair of each committee of the Board.

Name	Audit Committee	Compensation Committee	Nominating Committee

Kerrii B. Anderson		Chair	✓

Arthur F. Anton	✓

Jeff M. Fettig	Chair		✓

Christine A. Poon		✓

Aaron M. Powell		✓

Marta R. Stewart	✓

Michael H. Thaman	✓

Matthew Thornton III	✓		Chair

Thomas L. Williams		✓

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the integrity of the Company’s financial statements and effectiveness of our internal control over financial reporting;

•	the independence, qualifications, and performance of the independent registered public accounting firm;

•	the performance of the Company’s internal audit function;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s risk exposures relating to cybersecurity; and

•	other matters as may from time to time be specifically delegated to the Audit Committee by the Board.

The Audit Committee met five times during 2023 and made regular reports to the Board. Each member of the Audit Committee is independent under applicable SEC rules, New York Stock Exchange (“NYSE”) listing standards, and our Director Independence Standards. The Board has determined that each member of the Audit Committee is financially literate and Ms. Stewart and Messrs. Anton, Fettig, and Thaman are each an “audit committee financial expert,” as such term is defined under SEC rules.

Compensation and Management Development Committee

The purpose of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	compensation for our independent directors and management, which includes our executive officers and operating management;

•	the Company’s management development and succession planning process;

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•	the Company’s key policies and strategies regarding the attraction, retention, and development of talent; and

•	other matters as may from time to time be specifically delegated to the Compensation Committee by the Board.

The Compensation Committee met seven times during 2023 and made regular reports to the Board. Each member of the Compensation Committee meets the independence requirements under applicable SEC rules, NYSE listing standards, and our Director Independence Standards.

Nominating and Corporate Governance Committee

The purpose of the Nominating Committee is to assist the Board in fulfilling its oversight responsibilities on matters relating to:

•	the identification of individuals qualified to become members of the Board;

•	the composition of the Board and its committees;

•	our Corporate Governance Guidelines and practices;

•	the annual evaluation of the performance of the Board;

•	the Company’s key environmental (including the impacts of climate change), product stewardship, health and safety, sustainability, and corporate social responsibility policies and strategies; and

•	other matters as may from time to time be specifically delegated to the Nominating Committee by the Board.

The Nominating Committee met twice in 2023 and made regular reports to the Board. Each member of the Nominating Committee is independent under NYSE listing standards and our Director Independence Standards.

Director Identification and Evaluation. The Nominating Committee seeks a diverse group of candidates who possess the appropriate experiences, qualifications, attributes, and skills to make a significant contribution to the Board, our Company, and our shareholders. From time to time, the Nominating Committee receives input from senior management and other members of the Board to identify and evaluate potential director candidates. The Nominating Committee may also employ a professional search firm (for which it would be paid a fee) to assist the Nominating Committee in identifying potential members of the Board. When identifying candidates for Board membership, the Nominating Committee will include, and will request that any search firm it engages include, a diverse pool of qualified candidates, including women and racially or ethnically diverse persons, from which director nominees are chosen.

The Nominating Committee does not have specific minimum qualifications that a candidate must meet to be eligible for election to the Board. Instead, each candidate is evaluated in the context of the Board as a whole, with the objective that the Board can best perpetuate our Company’s success and represent shareholders’ interests through the exercise of sound business judgment using the directors’ mix of experiences, qualifications, attributes, and skills. Each candidate must have the highest personal and professional character and integrity and must have demonstrated exceptional ability and judgment in their respective endeavors. Candidates must possess sufficient time to effectively carry out their duties and responsibilities.

In evaluating candidates, the Nominating Committee will make a preliminary review of a prospective candidate’s background, career experience, and qualifications based on available information. If the Nominating Committee determines that a particular candidate likely would contribute positively to the Board’s mix of skills and experiences, the Nominating Committee will conduct interviews with the candidate and may invite other directors or members of management to interview the candidate to assess the candidate’s overall qualifications. The Nominating Committee will consider the candidate in the context of the Board’s then-current composition and the needs of the Board and its committees and make a recommendation to the Board as to whether the candidate should be nominated for election. This procedure is the same for all candidates, including director candidates identified by shareholders.

Thomas L. Williams, who was appointed to the Board on July 18, 2023, is standing for election for the first time at this year’s Annual Meeting. The Nominating Committee engaged an outside search firm to identify potential director candidates for the Nominating Committee’s consideration. Mr. Williams was initially identified as a potential director candidate by an independent, non-management director, and Mr. Williams was added to the pool of qualified candidates being compiled by the outside search firm. The Nominating Committee provided the search firm with guidance as to the experiences, qualifications, attributes, and skills sought by the Nominating Committee in potential candidates, and the search firm identified candidates for the Nominating Committee’s consideration. After evaluating Mr. Williams in the manner described above, considering the composition of the Board as a whole, and considering input from our other independent, non-management directors and our CEO, the Nominating Committee recommended that he be elected to the Board.

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Diversity of Directors and Director Nominees. In considering the composition of the Board, the Nominating Committee seeks to strike a balance between the addition of new directors who bring fresh perspectives and the stability of the Board as a whole. To maintain a well-balanced Board, the Nominating Committee reviews a director matrix consisting of experiences, qualifications, attributes, and skills. This matrix is set forth in the section “Director Matrix and Composition.” The Nominating Committee uses the matrix when identifying, considering, and recommending director nominees, as well as potential director candidates as part of its process of identifying individuals qualified to become Board members. The Nominating Committee also regularly uses the matrix in reviewing the experiences, qualifications, attributes, and skills of current directors.

It is also the Board’s policy to include, and to request that any search firm it engages include, women and racially or ethnically diverse persons in the pool of candidates from which director nominees are chosen. The Nominating Committee assesses the effectiveness of this policy as part of its regular consideration of the Board’s composition (including its gender, racial, and ethnic diversity mix) using reviews against the matrix and committee self-assessment results, as well as throughout the process of identifying and evaluating director candidates.

Consideration of Candidates Recommended by Shareholders. The Nominating Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that the Nominating Committee will consider such candidates on the same basis and in the same manner as it considers all director candidates. Recommendations must include the information set forth in our Regulations. Please refer to “Other Matters—Shareholder Proposals for the 2025 Annual Meeting—Proposals Not to Be Included in the Proxy Statement“ for additional information.

Ability of Shareholders to Nominate Directors via Proxy Access. Our Regulations provide a “proxy access” right to permit any shareholder, or group of up to 20 shareholders collectively, owning 3% or more of our outstanding shares of common stock continuously for at least three years to nominate and include in our proxy materials director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to 20% of the total number of directors on the Board, rounding down to the nearest whole number, in accordance with the requirements set forth in our Regulations. Under our Regulations, requests to include shareholder-nominated candidates for director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the first anniversary of the date that we issued our proxy statement for the previous year’s annual meeting of shareholders. You may find a complete description of the requirements for nominating a director utilizing proxy access in our Regulations.

Board and Committee Oversight

The members of the Board serve as representatives for, and are accountable to, the Company’s shareholders. We believe effective Board oversight is critical to the long-term success of the Company and maximizing value for our shareholders.

The Board’s Role in Company Oversight

The Board has oversight responsibility of management. The Company’s business is conducted by officers, managers, and employees under the direction of the CEO and the oversight of the Board. The Board delegates to the CEO, and through her to other senior management, the authority and responsibility for managing the day-to-day affairs of the Company. The Executive Chairman and the Lead Director provide leadership to the Board to enhance the Board’s effectiveness in fulfilling its oversight responsibilities. In addition to its general oversight of management, the Board’s oversight function includes responsibility for the following key areas of oversight.

•

Management Succession Planning. In light of the importance of management development and succession planning to Sherwin-Williams’ success, the Board oversees the selection, evaluation, and compensation of our CEO, the election or appointment of other senior management, and the review of management succession planning, including for our CEO. Succession planning is reviewed by the Board at least once per year and may be reviewed more frequently as the Board deems appropriate.

•

Strategic Plans. The Board reviews and, where appropriate, approves the Company’s long-term strategic plan and initiatives. The Board receives regular updates from management that assist the Board in monitoring the implementation of and progress regarding such plans and initiatives. The Board also reviews and, where appropriate, approves significant corporate actions.

•

Financial Objectives, Plans, and Reporting. The Board engages with management in connection with the review, evaluation, and, where appropriate, approval of the Company’s performance against broad financial objectives, major strategies, and plans, as well as the establishment and maintenance of processes, procedures, and controls for maintaining the integrity and clarity of the Company’s financial statements and financial reporting.

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•

Compliance Processes and Procedures.  The Board receives regular reports from management that enable the Board’s review, evaluation, and, where appropriate, approval of the establishment and maintenance of processes and procedures to facilitate compliance with applicable laws and ethical business conduct.

•

Risk Exposures. As described more fully in this section under the heading “The Board’s Role in Risk Oversight,” reviewing and evaluating the Company’s processes used by management to identify, assess, and manage the Company’s exposure to risk is a key oversight responsibility of the Board.

•	Corporate Governance. The Board is responsible for nominating directors, appointing Board committee members and overseeing effective corporate governance of the Company.

•

Public Policy and Engagement. Our Government Affairs team facilitates the Company’s global participation in the public policy-making process, including with respect to issues that affect our employees, customers, and business operations and objectives, as well as the paint and coatings industry in general. This team is led by our Senior Vice President – Chief Legal Officer and Secretary, who provides regular reports to the Board regarding the Company’s key public policy activities, advocacy, and engagement efforts.

In performing its oversight function, the Board provides advice and counsel to the CEO and senior management and relies upon the advice, reports, and opinions of management, counsel, independent auditors, and expert advisors, where necessary and appropriate.

The Board’s Role in Risk Oversight

Overseeing the assessment and management of the Company’s exposure to various risks is a key oversight responsibility for the Board. We have an enterprise risk management (“ERM”) program that includes the processes used to identify, assess, and manage the Company’s most significant enterprise risks and uncertainties that could materially impact the long-term health of the Company or prevent the achievement of strategic objectives. These risks are identified, measured, monitored, and managed across the following key risk categories:

•	Strategic, including acquisition, business disruption, reputational, and sustainability risks;

•	Operational, including cybersecurity, information technology, supply chain and sourcing, and talent attraction, retention, and development risks;

•	Financial and macroeconomic, including economic condition, geopolitical, and financial control risks; and

•	Compliance, including litigation, regulatory, tax, and intellectual property risks.

Our Chief Financial Officer (“CFO”), who reports to our CEO, facilitates our ERM program. Our ERM program includes a formal assessment of the Company’s risk environment at least once per year. Because risks are considered in conjunction with the Company’s operations and strategies, including long-term strategies, risks are identified and evaluated across different timeframes (e.g., short, medium, and long term) depending on the specific risk. For the most significant risks identified, the ERM program team engages with senior management and other senior leaders in the functional areas and business units specific to the risks to develop and support risk management and mitigation actions, strategies, and processes across the short, medium, and long term, as necessary and appropriate, and to assist in aligning such actions, strategies, and processes with the Company’s relevant controls and procedures. Senior management and other senior leaders also may consult with outside advisors and experts in developing risk management and mitigation actions, strategies, processes, controls, and procedures and anticipating future threats and trends relating to the most significant risks.

Our ERM program also facilitates the incorporation of risk assessment and evaluation into the strategic planning process and the provision of regular reports to senior management, including the CEO, regarding the actions, strategies, processes, controls, and procedures specific to managing, mitigating, and anticipating significant risks. While the Company does not have a member of senior management with the title of Chief Compliance Officer, the CFO and other senior management are responsible for managing key risks specific to their functional areas.

The CFO reviews the ERM program with the Board at least once per year, including the methodology and approach used to identify, assess, and manage risks, enhancements made to the ERM program during the preceding year, and existing risks and significant emerging risks across the Company’s key risk categories. Due to their immediacy and risk level, the Company’s most significant risks identified through the ERM program are discussed in greater detail with the Board, including the potential impact and likelihood of the risks materializing over the relevant timeframe, future threats and trends, assigned risk captains, and the actions, strategies, processes, controls, and procedures used or to be implemented to manage and mitigate the risks.

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The CEO, CFO, and other senior management may review specific risks with the Board throughout the year, as necessary and appropriate, including as a result of the Lead Director or the Board requesting more frequent updates or information about specific risks. In reviewing specific risks with the Board, the CEO, CFO, and other senior management may incorporate reports and presentations from third-party advisors and consultants designed to advise with respect to future threats and trends and risk identification, management, and mitigation actions, strategies, and processes, as well as to discuss with, and obtain input from, the Board.

To assist the Board in overseeing the Company’s exposure to various risks, the Board has delegated specific risk areas to each committee. The CFO and other senior management review these delegated risks with each Board committee, and the committees provide regular reports to the full Board.

Strategic Risks  ●  Operational Risks  ●  Financial & Macroeconomic Risks  ●  Compliance Risks

•  ERM program

•  Cybersecurity, including reviewing the state of cybersecurity, emerging developments and threats, and monitoring and mitigation efforts

•  Financial risks, including the integrity of financial statements and effectiveness of internal control over financial reporting

•  Internal audit performance

•  Legal and regulatory compliance requirements

•  Proper business conduct and practices

• Director and executive compensation • Management development and succession planning • Key policies and strategies regarding the attraction, retention and development of talent

•  Corporate governance

•  Board and committee composition

•  Director succession and recruitment

•  Related person transactions

•  Key policies and strategies regarding:

[o]  Environmental risks, including relating to climate change

[o]  Product stewardship

[o]  Occupational health and safety

[o]  Sustainability

[o]  Corporate social responsibility

Corporate Governance Practices and Policies

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company. The Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices and policies.

Code of Conduct

Our Code of Conduct applies to all directors, officers, and employees of Sherwin-Williams and our subsidiaries, wherever located. It contains the general guidelines and principles for conducting Sherwin-Williams’ business, consistent with the highest standards of business ethics. Our Code of Conduct also embodies our seven guiding values, which form the foundation of our Company: Integrity, People, Service, Quality, Performance, Innovation, and Growth. We encourage our

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directors, officers, and employees to report all violations of Company policies and applicable law, including incidents of harassment or discrimination. We will take appropriate steps to investigate all such reports and take appropriate action. Under no circumstances will directors, officers, or employees be subject to any disciplinary or retaliatory action for reporting, in good faith, a possible violation of our Code of Conduct or applicable law, or for cooperating in any investigation of a possible violation.

In addition to the ethical obligations set forth in the Code of Conduct, under our Code of Ethics for Senior Financial Management, our CEO, CFO, and senior financial management are required to adhere to the highest standards of honesty, integrity, objectivity, and independence, and comply with all applicable laws, governmental regulations, Company policies, rules and regulations, ethical requirements, and professional standards. They also are responsible for creating and maintaining a culture of high ethical standards and commitment to compliance throughout our Company to ensure the fair and timely reporting of Sherwin-Williams’ financial results and condition. Senior financial management includes our controller, treasurer, principal financial/accounting personnel in our operating groups and divisions, and all other financial/accounting personnel with staff supervision responsibilities in our corporate departments and operating groups and divisions.

Certain Relationships and Transactions with Related Persons

As part of our Code of Conduct, directors, officers, and employees are expected to make business decisions and take actions based upon the best interests of Sherwin-Williams and not based upon personal relationships or benefits.

The Board recognizes that some transactions, arrangements, and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which Sherwin-Williams (including any of its subsidiaries) was during the last fiscal year, is, or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has, or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity):

•	our directors, director nominees, or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The Nominating Committee is responsible for reviewing, approving, and overseeing these transactions.

In response to an annual questionnaire, directors, director nominees, and executive officers are required to submit to the Corporate Secretary a description of any ongoing or proposed transactions. Directors and executive officers are expected to provide updates to the list of transactions during the year and submit any newly proposed transactions for review by the Nominating Committee. We will provide any similar information available with respect to any known ongoing or proposed transactions with beneficial owners of 5% or more of our voting securities. At each calendar year’s first regularly scheduled Nominating Committee meeting, management will provide information regarding ongoing transactions and those proposed to be entered into by Sherwin-Williams for that calendar year.

If management becomes aware of any transactions subsequent to that meeting, such transactions will be presented for approval at the next meeting or, in certain circumstances where it is not reasonable or practicable to wait until the next meeting, to the Chair of the Nominating Committee (who possesses delegated authority to act between meetings) subject to ratification by the Nominating Committee at its next meeting. In the event management becomes aware of any transaction that was not previously approved under the policy, management will present the transaction to the Nominating Committee as promptly as practicable for its action, which may include termination, amendment, or ratification of the transaction.

The Nominating Committee (or the Chair) will prohibit a transaction if it is determined to be inconsistent with the interests of Sherwin-Williams and its shareholders and will approve only those transactions that are in, or are not inconsistent with, the interests of Sherwin-Williams and its shareholders, as determined in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

There were no related person transactions in 2023.

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Director Independence

The Board has adopted categorical Director Independence Standards to assist the Board in determining the independence of each director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with Sherwin-Williams. In each case, the Board broadly considers all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, and such other criteria as the Board may determine from time to time. Our Director Independence Standards also include additional independence requirements for members of the Audit Committee and Compensation Committee.

During the Board’s annual review of director independence, the Board considers transactions, relationships, and arrangements between each director or an immediate family member of the director and Sherwin-Williams. The Board also considers transactions, relationships, and arrangements between each director or an immediate family member of the director and our senior management. Under our Director Independence Standards, the following relationships are not considered to be material relationships that would impair a director’s independence:

•

if the director is a current employee, or an immediate family member of the director is a current executive officer, of another company that has made payments to, or received payments from, Sherwin-Williams for property or services in an amount which, in any of the last three fiscal years, is less than $1 million or two percent of such other company’s annual consolidated gross revenues, whichever is greater;

•

if the director, or an immediate family member of the director, is an executive officer of another company which is indebted to Sherwin-Williams, or to which Sherwin-Williams is indebted, in an amount which is less than five percent of such other company’s total consolidated assets;

•

if the director, or an immediate family member of the director, serves as an officer, director, or trustee of a foundation, university, charitable, or other not-for-profit organization, and Sherwin-Williams’ or The Sherwin-Williams Foundation’s discretionary charitable contributions (excluding matching contributions by the Foundation) to the organization, in the aggregate, are less than $500,000 or five percent, whichever is greater, of that organization’s last publicly available annual consolidated gross revenues;

•	if the director serves as a director or executive officer of another company that also uses Sherwin-Williams’ independent auditor;

•

if the director is a member of, or associated with, the same professional association, or social, educational, civic, charitable, fraternal, or religious organization or club as another Sherwin-Williams director or executive officer; or

•

if the director serves on the board of directors of another company at which another Sherwin-Williams director or executive officer also serves on the board of directors (except for compensation committee interlocks).

Early this year, the Board performed its annual independence review. As a result of this review, the Board affirmatively determined that 9 of our 11 director nominees (Mses. Anderson, Poon, and Stewart and Messrs. Anton, Fettig, Powell, Thaman, Thornton, and Williams) are independent under our Director Independence Standards and the independence requirements of the NYSE. All members of the Audit Committee, Compensation Committee, and Nominating Committee are independent. The Board also previously affirmatively determined that Messrs. Kramer and Wunning were independent under our Director Independence Standards and the independence requirements of the NYSE prior to their retirement from the Board on April 19, 2023. Mr. Morikis and Ms. Petz are not considered to be independent because of their employment with Sherwin-Williams.

Majority Voting for Directors

As provided in our Amended and Restated Articles of Incorporation, for an individual to be elected to the Board in an uncontested election of directors, the number of votes cast in favor of the individual’s election must exceed the number of votes cast against the individual’s election.

Any incumbent nominee for director in an uncontested election who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation to the Board under our Corporate Governance Guidelines. The Nominating Committee will promptly consider the tendered resignation and will recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the vote result.

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In making this recommendation, the Nominating Committee will consider all factors deemed relevant by its members. These factors may include the underlying reasons why shareholders voted against the director (if ascertainable), the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Sherwin-Williams, whether by accepting the resignation Sherwin-Williams will no longer be in compliance with any applicable law, rule, regulation, or governing document, and whether accepting the resignation is in the best interest of Sherwin-Williams and our shareholders. In considering the Nominating Committee’s recommendation, the Board will consider the factors considered by the Nominating Committee and such additional information and factors the Board believes to be relevant. We will promptly publicly disclose the Board’s decision and process in a report filed with or furnished to the SEC.

Annual Board Self-Assessments

The Board and each committee complete an annual self-assessment to assist in determining whether the Board and its committees are functioning effectively. The Nominating Committee oversees this process.

Our Board and committee self-assessments address the following topics:

•	Board and committee efficiency and overall effectiveness;

•	Board and committee structure, size, composition, dynamics, and culture;

•	Board leadership structure;

•	meeting agendas, format, frequency, and time allocated;

•	the quality of Board and committee discussions;

•	the quality and scope of meeting materials and management presentations;

•	directors’ access to our CEO and other members of management; and

•

the sufficiency of information regarding, and time spent discussing, topics including long-term and strategic objectives, operating plans and budgets, competitive factors and trends, acquisition and divestiture activities, risk exposures, management development and succession planning, shareholder perspectives, and key sustainability strategies and initiatives.

Director Overboarding Policy

As provided in our Corporate Governance Guidelines, the Board has established an overboarding policy to help confirm a director’s service on other public company boards does not create any actual or potential material conflict of interest and does not impair the director’s ability to effectively serve on our Board. To that end, the Board believes that directors who are executive officers of publicly traded companies should not serve on more than two public company boards (inclusive of our Board) and that all other Board members should not serve on more than four public company boards (inclusive of our Board). In addition, directors who are members of the Audit Committee are prohibited from simultaneously serving on the audit committees of more than two other public companies, unless the Board (i) determines that such simultaneous service

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would not impair the director’s ability to effectively serve on Sherwin-Williams’ Audit Committee and (ii) discloses such determination in Sherwin-Williams’ annual proxy statement. Directors are expected to advise the Chairman prior to accepting an invitation to serve on boards of other public companies. The Board takes into account the nature of and time involved in a director’s service on other boards in evaluating the qualifications of each director.

Stock Ownership Guidelines

The Board has established minimum share ownership requirements for our directors and executives to encourage meaningful stock ownership in Sherwin-Williams and assist in aligning their interests with the interests of our shareholders. The Compensation Committee reviews shareholdings on an annual basis to determine whether our directors and executives are meeting these requirements.

Each non-management director is required to acquire shares of Sherwin-Williams common stock equal in value to a minimum of seven times the annual Board cash retainer. For purposes of obtaining this requirement, time-based restricted stock units held by directors pursuant to our 2006 Stock Plan for Nonemployee Directors and equivalent shares of common stock held by directors pursuant to our Director Deferred Fee Plan are considered shares of common stock owned by such directors. Each director also is required to hold all shares of common stock received upon the vesting of restricted stock units until the minimum share ownership requirement is met.

Each executive is required to acquire, within five years of serving in such capacity, shares of Sherwin-Williams common stock equal in value to a multiple of their base salary. Minimum share ownership requirements are six times for our CEO, four times for our COO (applicable to Ms. Petz in 2023), and three times for all other executives. For purposes of meeting this requirement, each equivalent share of stock held under our benefit plans and each restricted stock unit is considered a share of stock. Stock options and unvested and unearned performance-based restricted stock units are not considered for purposes of meeting the minimum share ownership requirement.

At December 31, 2023, all executives and non-management directors had either met the guidelines or are expected to meet the guidelines within the prescribed time frame or in accordance with the requirements.

Anti-Hedging and Anti-Pledging Policy

Directors and all employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to Sherwin-Williams securities. “Hedging transactions” can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Because hedging transactions might permit a director or employee, including our executive officers, to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full rewards and risks of ownership, such hedging transactions are prohibited.

We also prohibit our directors, executive officers, and certain of our other employees that are subject to the preclearance procedures of our Insider Trading Policy from holding Sherwin-Williams securities in margin accounts or otherwise pledging our securities for a loan. Additionally, we prohibit our directors and employees, including our executive officers, from engaging in short sales of our securities and purchasing and selling put options, call options, or other such derivative securities relating to our securities.

Clawback and Forfeiture Policies

In accordance with SEC rules and the requirements of the NYSE listing standards, in 2023, the Compensation Committee adopted an executive clawback policy, which empowers the Company to recover certain incentive compensation erroneously awarded to Covered Officers in the event of an accounting restatement. Our equity award agreements also contain a forfeiture feature that provides for termination or forfeiture of equity awards in certain situations. For more

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information about the executive clawback policy and the forfeiture feature of our equity awards program, see the information set forth under the heading “Clawback and Forfeiture Policies” in the Compensation Discussion and Analysis section.

Reporting Procedures for Accounting, Auditing, and Financial-Related Matters

The Audit Committee has established procedures for receiving, retaining, and treating reports from any source regarding accounting, internal accounting controls, and auditing matters. Parties may communicate their concerns by following the procedures described in this section under the heading “Communications with the Board.” Employees are encouraged and expected to promptly report any concerns regarding accounting, internal accounting controls or auditing matters by following the procedures outlined in our Code of Conduct. We do not permit any disciplinary or retaliatory action against any person who in good faith submits a concern under these procedures.

Communications with the Board

The Board has adopted a process by which shareholders and all other interested parties may communicate with the Lead Director, the Chairs of any of the committees of the Board, or the non-management directors as a group. You may send communications by regular mail to the attention of the: Lead Director; Chair, Audit Committee; Chair, Compensation and Management Development Committee; Chair, Nominating and Corporate Governance Committee; or, if to the non-management directors as a group, Non-Management Directors; each, c/o Corporate Secretary, The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115.

Sherwin-Williams’ management will review all communications received to determine whether the communication requires immediate action. Management will relay all appropriate and applicable communications received, or a summary of such communications, to the appropriate director or directors.

Availability of Corporate Governance Materials

You may access all committee charters and our Corporate Governance Guidelines, Director Independence Standards, Code of Conduct, and other governance materials on our Investor Relations website, investors.sherwin.com.

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Proposal 1 — Election of 11 Directors

Our Board has nominated the following 11 director nominees for election at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected or until their earlier resignation, removal from office, or death.

Our Board currently has 11 members. All of our director nominees were elected by our shareholders at the 2023 annual meeting, except for Mr. Williams and Ms. Petz, who were appointed as directors by unanimous action of the Board in July and October 2023, respectively. The Board has determined that all of the director nominees are independent, except for Mr. Morikis and Ms. Petz, who are not considered independent due to their positions as our Executive Chairman and President and CEO, respectively. There are no family relationships among any of the directors, director nominees, and executive officers.

Each nominee has agreed to serve, if elected. If any nominee declines or is unable to accept such nomination or is unable to serve, an event which we do not expect, the Board reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees and the size of the Board. In this event, the proxy holders may vote, in their discretion, for any substitute nominee proposed by the Board.

We have presented below biographical information regarding each nominee. This biographical information is supplemented by additional information regarding the particular experiences, qualifications, attributes, and skills that led the Board to conclude each nominee should serve on the Board. This additional information is set forth in this section under the heading “Director Matrix and Composition.”

The Board of Directors unanimously recommends that

you vote “FOR” the election of each of the nominees.

Director Biographies

Retired, Former Chief Executive Officer and President, Wendy’s International, Inc. Director since: 2019 Age: 66 Committees: Compensation Committee (Chair) Nominating Committee

Kerrii B. Anderson

Ms. Anderson served as Chief Executive Officer and President of Wendy’s International, Inc. (restaurant operating and franchising company n/k/a The Wendy’s Company) from November 2006 until September 2008 when Wendy’s merged with a subsidiary of Triarc Companies, Inc. to form Wendy’s/Arby’s Group, Inc. Ms. Anderson joined Wendy’s in September 2000, serving as Interim Chief Executive Officer and President from April 2006 to November 2006, and Executive Vice President and Chief Financial Officer from September 2000 to April 2006. Prior to joining Wendy’s, Ms. Anderson served as Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. (n/k/a M/I Homes, Inc.) from September 1987 to September 2000. Ms. Anderson has been a private investor and board advisor since 2008. Ms. Anderson is a director of Laboratory Corporation of America Holdings (NYSE: LH), Worthington Industries, Inc. (NYSE: WOR), and Abercrombie & Fitch Co. (NYSE: ANF).

Qualifications. Ms. Anderson has a strong record of leadership in operations, strategy, finance, and talent management as a result of her experience serving as Chief Executive Officer and President and Chief Financial Officer of Wendy’s. Ms. Anderson also has significant expertise in the areas of accounting and financial reporting, corporate finance, corporate governance, and executive compensation through her service on other large public company boards. This breadth of experience enables Ms. Anderson to advise our Board on a variety of matters relevant to Sherwin-Williams’ global operations and business strategy.

22	2024 Proxy Statement

Retired, Former Chairman and Chief Executive Officer, Swagelok Company Director since: 2006 Age: 66 Committees: Audit Committee

Arthur F. Anton

Mr. Anton served as Chairman and Chief Executive Officer of Swagelok Company (manufacturer and provider of fluid system products and services) until his retirement in December 2019. Mr. Anton assumed the role of Chief Executive Officer of Swagelok in January 2004 and Chairman in October 2017. Mr. Anton joined Swagelok as Chief Financial Officer in August 1998 and held various other senior leadership positions during his tenure, including President from January 2001 to October 2017, Chief Operating Officer from January 2001 to January 2004, and Executive Vice President from July 2000 to January 2001. Mr. Anton is a director of Diebold Nixdorf, Incorporated (NYSE: DBD), Non-Executive Chairman of SunCoke Energy, Inc. (NYSE: SXC), and Lead Independent Director of Olympic Steel, Inc. (Nasdaq: ZEUS). He is also a member of the Advisory Board of Union Home Mortgage Corp.

Qualifications. Mr. Anton brings significant domestic and international manufacturing and distribution experience to the Board. Mr. Anton gained significant financial expertise and experience in a manufacturing and distribution setting through serving on the audit committee of various other public company boards, as a former partner of Ernst & Young LLP and as the former Chief Financial Officer of Swagelok. This breadth of knowledge and experience provide him with a unique perspective on Sherwin-Williams’ business and operations.

Retired, Former Chairman of the Board and Chief Executive Officer, Whirlpool Corporation Lead Director since 2023 Director since: 2019 Age: 67 Committees: Audit Committee (Chair) Nominating Committee

Jeff M. Fettig

Mr. Fettig served as Executive Chairman of the Board of Whirlpool Corporation (world’s leading major home appliance company) from October 2017 until his retirement in December 2018. Mr. Fettig served as Chairman of the Board and Chief Executive Officer of Whirlpool from July 2004 to October 2017. Mr. Fettig joined Whirlpool in June 1981 and held numerous leadership positions of increasing responsibility, including President and Chief Operating Officer from June 1999 to July 2004, and Executive Vice President, Whirlpool and President, Whirlpool Europe and Asia from 1994 to June 1999. Mr. Fettig is a director of Dow Inc. (NYSE: DOW) and a director of Kohler Company. Mr. Fettig also serves as a director of the Indiana University Foundation. Mr. Fettig is a former director of DowDuPont Inc.

Qualifications. Through his long tenure as Chairman and Chief Executive Officer and his experience in various other key leadership positions with Whirlpool over 37 years, Mr. Fettig gained significant knowledge of global business operations and end markets and the manufacturing, marketing, sales, and distribution of consumer products worldwide. This extensive experience and breadth of knowledge enable him to provide our Board with a unique, independent perspective on Sherwin-Williams’ business strategy, growth, and operations and the issues and opportunities facing complex, global companies.

23

Executive Chairman, Sherwin-Williams Director since: 2015 Age: 60 Committees: None

John G. Morikis

Mr. Morikis has served as Chairman of Sherwin-Williams since January 2017, serving as Executive Chairman since January 2024. Mr. Morikis previously served as Chief Executive Officer of Sherwin-Williams from January 2016 to January 2024, President from March 2021 to March 2022 and October 2006 to March 2019, Chief Operating Officer from October 2006 to January 2016, and President, Paint Stores Group from October 1999 to October 2006. Mr. Morikis joined Sherwin-Williams in 1984 as a management trainee in the Paint Stores Group. Mr. Morikis is a director of Fortune Brands Innovations, Inc.* (NYSE: FBIN) and General Mills, Inc. (NYSE: GIS). Mr. Morikis also serves as Chairman of the Board of Directors of University Hospitals Health System, Inc. and a director and former Chair of the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University.

Qualifications. Mr. Morikis has been with Sherwin-Williams for 39 years, including eight years as Chief Executive Officer. He currently serves as Sherwin-Williams’ Executive Chairman. His vast operating and leadership experience with Sherwin-Williams has provided him with significant, in-depth knowledge of the paint and coatings industry, as well as unique insight into the opportunities and challenges facing Sherwin-Williams. The Board benefits from his broad operating, manufacturing, retail, marketing, strategic planning, and international experience.

*  On January 12, 2024, Fortune Brands Innovations, Inc. announced that Mr. Morikis will retire from its Board of Directors in May 2024, upon the expiration of his current term.

President and Chief Executive Officer, Sherwin-Williams Director since: 2023 Age: 49 Committees: None

Heidi G. Petz

Ms. Petz has served as President and Chief Executive Officer of Sherwin-Williams since January 2024. Ms. Petz previously served as President and Chief Operating Officer of Sherwin-Williams from March 2022 to January 2024, President, The Americas Group from March 2021 to March 2022, Senior Vice President, Marketing, The Americas Group from November 2020 to March 2021, and President, Consumer Brands Group from September 2020 to November 2020. Also within the Consumer Brands Group, Ms. Petz served as President & General Manager, Retail North America from March 2019 to September 2020 and Senior Vice President, Marketing from June 2017 to March 2019. Ms. Petz joined the Company in June 2017 in connection with the Valspar acquisition. Ms. Petz is a director of Ulta Beauty, Inc. (Nasdaq: ULTA). She also serves on the Board of Directors of University Hospitals Health System, Inc. and the Policy Advisory Board of the Joint Center for Housing Studies of Harvard University.

Qualifications. Since joining the Company, Ms. Petz has been an invaluable member of Sherwin-Williams’ leadership team, leading the Company’s global businesses through some of the most challenging periods in its history. Ms. Petz’s past leadership experiences at other large public companies in the consumer/retail industry, including Target Corporation and Newell Rubbermaid, combined with her extensive knowledge of the coatings industry and her unique insight of Sherwin-Williams gained through her leadership of global operations, strategy and innovation at the Company, allows her to bring to the Board informed and relevant perspective and viewpoints on Sherwin-Williams’ operations and strategic opportunities around the world.

24	2024 Proxy Statement

Retired, Former Vice Chairman, Johnson & Johnson Director since: 2014 Age: 71 Committees: Compensation Committee

Christine A. Poon

Ms. Poon served as Executive in Residence at The Max M. Fisher College of Business at The Ohio State University from September 2015 until March 2020. Ms. Poon joined Ohio State in April 2009, serving as Dean and John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business until October 2014 and as Professor of Management and Human Resources at The Max M. Fisher College of Business from October 2014 to September 2015. Prior to joining Ohio State, Ms. Poon spent eight years at Johnson & Johnson until her retirement in March 2009, most recently as Vice Chairman beginning January 2005 and Worldwide Chairman, Pharmaceuticals Group beginning August 2001. Ms. Poon also served as a director of Johnson & Johnson. Prior to joining Johnson & Johnson, Ms. Poon held various senior leadership positions at Bristol-Myers Squibb Company over a period of 15 years, most recently as President, International Medicines Group, and President, Medical Devices Group. Ms. Poon is Lead Independent Director of Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN), and a director of Prudential Financial, Inc. (NYSE: PRU) and Neurocrine Biosciences, Inc. (Nasdaq: NBIX). She is a former director of Decibel Therapeutics, Inc. (Nasdaq: DBTX) and a former member and Vice-Chairwoman of the Supervisory Board of Koninklijke Philips N.V. (NYSE: PHG).

Qualifications. Ms. Poon has extensive strategic and operational leadership skills due to her over 20 years of experience at Johnson & Johnson and Bristol-Myers Squibb. Ms. Poon brings significant sales and marketing expertise in domestic and international markets to the Board, providing a valuable perspective on Sherwin-Williams’ worldwide commercial operations.

Chief Executive Officer, Pizza Hut Division, Yum! Brands, Inc. Director since: 2021 Age: 52 Committees: Compensation Committee

Aaron M. Powell

Mr. Powell has served as Chief Executive Officer, Pizza Hut Division of Yum! Brands, Inc. (global restaurant company) since September 2021. Prior to joining Yum! Brands, Mr. Powell served as President, Asia-Pacific Consumer Business of Kimberly-Clark Corporation (global manufacturer and marketer of personal care, consumer tissue, and other household and professional products) from March 2020 to September 2021. Mr. Powell joined Kimberly-Clark in September 2007 and held various other leadership positions of increasing responsibility, including President, Kimberly-Clark Professional from May 2018 to February 2020, President, Kimberly-Clark Europe, Middle East & Africa (EMEA) from April 2018 to May 2018, President, Kimberly-Clark Professional, North America from December 2015 to April 2018, Vice President and Managing Director, Central & Eastern Europe from January 2014 to December 2015, and additional leadership roles within Kimberly-Clark’s EMEA and North Asia operations. Prior to joining Kimberly-Clark, Mr. Powell spent four years with Bain & Company (global management consulting firm), including as a Manager in its Consumer Practice, and eight years with The Procter & Gamble Company, where he began his career.

Qualifications. Mr. Powell brings relevant leadership and international operations, sales, and marketing experience from a global consumer and professional products company to the Board. Through his broad range of leadership positions, including his current role as Chief Executive Officer, Pizza Hut Division at Yum! Brands, Mr. Powell has gained significant knowledge of global markets and operations and extensive sales, marketing, and digital expertise in domestic and international markets. This breadth of experience will enable him to provide the Board with a valuable perspective on Sherwin-Williams’ global operations, sales and marketing, and other business matters.

25

Retired, Former Executive Vice President and Chief Financial Officer, Norfolk Southern Corporation Director since: 2021 Age: 66 Committees: Audit Committee

Marta R. Stewart

Ms. Stewart served as Executive Vice President and Chief Financial Officer of Norfolk Southern Corporation (U.S. premier transportation company and major transporter of industrial products, forest and consumer products, chemicals, and metals, and construction materials) from November 2013 until her retirement in August 2017. Ms. Stewart joined Norfolk Southern in 1983 and held various additional accounting and finance positions of increasing responsibility, including Vice President and Treasurer from April 2009 to November 2013 and Vice President, Controller and Principal Accounting Officer from December 2003 to April 2009. Prior to joining Norfolk Southern, Ms. Stewart spent over four years at Peat Marwick (a predecessor to KPMG International Limited), where she began her career. Ms. Stewart is a director of Simon Property Group, Inc. (NYSE: SPG). She is a former director of Raytheon Company (formerly NYSE: RTN).

Qualifications. Ms. Stewart brings extensive financial and strategic leadership experience to the Board. Through her 33-year career at a premier transportation and distribution company, Ms. Stewart gained extensive financial expertise and significant knowledge of strategic planning, capital markets, and accounting systems and controls that enable her to provide the Board with a meaningful perspective on matters relevant to Sherwin-Williams’ business strategy and operations.

Retired, Former Chair and Chief Executive Officer, Owens Corning Director since: 2017 Age: 60 Committees: Audit Committee

Michael H. Thaman

Mr. Thaman served as Executive Chair of Owens Corning (developer, manufacturer, and marketer of insulation, roofing, and fiberglass composites) from April 2019 to March 2020. Mr. Thaman joined Owens Corning in 1992 and held a variety of other senior leadership positions, including Chief Executive Officer of Owens Corning from December 2007 until April 2019, Chair of Owens Corning beginning in 2002, President of Owens Corning from December 2007 to August 2018, and Chief Financial Officer from April 2000 until December 2007. Mr. Thaman is a director of L’Air Liquide S.A. (Euronext Paris Stock Exchange; EPA: Al), Kohler Company and UL Solutions Inc. Mr. Thaman also served as Chief Executive Officer of UBQ Materials Inc. (developer of advanced materials made from organic and unrecyclable waste) from March 2020 until December 2020. He is a former director of Owens Corning (NYSE: OC).

Qualifications. Mr. Thaman brings relevant operational experience leading and managing a global manufacturing company to the Board. The Board benefits from Mr. Thaman’s deep and unique understanding of the residential, construction, and industrial markets. Through serving in a variety of leadership roles at Owens Corning during a 28-year career, Mr. Thaman gained significant knowledge of global markets, operations, finance, and business strategy, which enables him to advise our Board on a variety of matters relevant to Sherwin-Williams’ operations and business strategy.

26	2024 Proxy Statement

Retired, Former Executive Vice President and Chief Operating Officer, FedEx Freight, FedEx Corporation Director since: 2014 Age: 65 Committees: Audit Committee Nominating Committee (Chair)

Matthew Thornton III

Mr. Thornton served as Executive Vice President and Chief Operating Officer of FedEx Freight, a subsidiary of FedEx Corporation (global transportation, business services, and logistics company), from May 2018 until his retirement in November 2019. Mr. Thornton joined FedEx Corporation in November 1978 and held various management positions of increasing responsibility with the company, including Senior Vice President, US Operations, FedEx Express from September 2006 to May 2018, Senior Vice President – Air, Ground & Freight Services, FedEx Express from July 2004 to September 2006, and Vice President – Regional Operations (Central Region), FedEx Express from April 1998 to July 2004. Mr. Thornton is a director of Crown Castle International Corp. (NYSE: CCI) and a member of the Boards of Directors/Trustees of registered investment companies in the Nuveen fund complex. Mr. Thornton is also a member of The Executive Leadership Council.

Qualifications. Mr. Thornton brings extensive management and leadership experience from a large multinational company to the Board. Through his broad range of positions at FedEx Corporation during a career exceeding 41 years, Mr. Thornton gained significant strategic operations expertise and logistics management experience. Mr. Thornton also has experience in corporate governance and executive compensation through his service on other public company and mutual fund complex boards. This breadth of experience enables him to provide the Board with a meaningful perspective on Sherwin-Williams’ global operations, strategy and business matters.

Retired, Former Chairman and Chief Executive Officer, Parker-Hannifin Corporation Director since: 2023 Age: 65 Committees: Compensation Committee

Thomas L. Williams

Mr. Williams served as Chairman of the Board of Parker-Hannifin Corporation (leading worldwide manufacturer of motion and control technologies and systems) from January 2016 until his retirement in January 2024, serving as Executive Chairman from January 2023 to January 2024. He also served as Chief Executive Officer of Parker-Hannifin from February 2015 to January 2023, Executive Vice President from August 2008 to February 2015 and Operating Officer from November 2006 to February 2015. Prior to joining Parker-Hannifin in 2003, Mr. Williams spent 22 years at General Electric Company, where he held key management positions in several business groups. Mr. Williams is a director of The Goodyear Tire & Rubber Company (Nasdaq: GT) and Veralto Corporation (NYSE: VLTO). He is a former director of Parker-Hannifin Corporation (NYSE: PH) and Chart Industries, Inc. (NYSE: GTLS).

Qualifications. Mr. Williams brings more than 30 years of global experience in the industrial sector to the Board. He gained broad international operations experience and particular expertise on complex and cyclical businesses, as well as extensive knowledge of manufacturing, distribution, logistics and innovation, through his service in executive-level positions at both Parker-Hannifin and General Electric. Mr. Williams’ extensive and diverse operations expertise enables him to provide a valuable perspective on Sherwin-Williams’ global operations and business strategy.

27

Director Matrix and Composition

In considering each director nominee and the composition of the Board as a whole, the Nominating Committee reviews a director matrix consisting of experiences, qualifications, attributes, and skills that it believes enables a director nominee to make significant contributions to the Board, Sherwin-Williams, and our shareholders. The Nominating Committee may consider additional experiences, qualifications, attributes, and skills, as it deems appropriate, given the then-current needs of the Board and Sherwin-Williams. The Nominating Committee and our Board believe the mix of categories summarized below contributes to a well-balanced Board and enables the Board to provide effective oversight of our management and business. These experiences, qualifications, attributes, and skills are reviewed regularly in considering the composition of the full Board and each director nominee. The following table describes more fully the director matrix and provides additional demographic information regarding our director nominees.

28	2024 Proxy Statement

*	Categories and information included based on director nominees’ self-identified diversity characteristics.

29

2023 Director Compensation Table

The following table sets forth information regarding the compensation of our independent, non-management directors for 2023.

Name	Fees Earned or Paid in Cash ($)(2,3)	Stock Awards ($)(4,5)	All Other Compensation ($)(6)	Total ($)

Kerrii B. Anderson	155,000	164,938	7,000	326,938

Arthur F. Anton	130,000	164,938	4,000	298,938

Jeff M. Fettig	184,519	164,938	7,000	356,457

Richard J. Kramer(1)	44,918	164,938	4,000	213,856

Christine A. Poon	130,000	164,938	4,000	298,938

Aaron M. Powell	130,000	164,938	4,000	298,938

Marta R. Stewart	130,000	164,938	6,606	301,544

Michael H. Thaman	130,000	164,938	7,000	301,938

Matthew Thornton III	144,011	164,938	4,000	312,949

Thomas L. Williams	65,000	188,494	7,000	260,494

Steven H. Wunning(1)	49,409	164,938	4,000	218,347

[1]	Messrs. Kramer and Wunning retired as directors at the end of their terms at the 2023 annual meeting on April 19, 2023. Their fees were prorated for the portion of the year they served on our Board.

[2]	Amounts reflect the annual Board retainer, the annual retainer for the Lead Director, and the annual retainers for committee Chairs.

[3]

Mses. Anderson and Poon and Messrs. Kramer, Thaman, Williams, and Wunning deferred the payment of fees under our Director Deferred Fee Plan. Cash amounts deferred into vested stock units under our Director Deferred Fee Plan during 2023 were as follows: Ms. Anderson ($38,750), Mr. Kramer ($44,918), Ms. Poon ($32,500), Mr. Thaman ($130,000), Mr. Williams ($32,500), and Mr. Wunning ($49,409). These amounts were credited to either a common stock unit account or a shadow stock unit account under our Director Deferred Fee Plan.

[4]

Values reflect the following number of restricted stock units (“RSUs”) granted to each non-management director under our 2006 Stock Plan for Nonemployee Directors during 2023: (a) 711 RSUs for Mses. Anderson, Poon, and Stewart and Messrs. Anton, Fettig, Kramer, Powell, Thaman, Thornton, and Wunning; and (b) 702 RSUs for Mr. Williams. The value of RSUs is equal to the aggregate grant date fair value computed in accordance with stock-based accounting rules (Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), excluding the effect of estimated forfeitures. The grant date fair value of RSUs is based on the fair market value of our common stock (the average of the highest and lowest reported sale prices) on the grant date.

[5]

The number of RSUs held by each non-management director (including non-management directors who retired during 2023) at December 31, 2023 was as follows: (a) 1,282 for Mses. Anderson and Poon and Messrs. Anton, Fettig, Kramer, Thaman, Thornton, and Wunning; (b) 1,289 for Mr. Powell; (c) 1,254 for Ms. Stewart; and (d) 702 for Mr. Williams.

[6]

Amounts include: (a) $4,000 for each of Mses. Anderson, Poon, and Stewart and Messrs. Anton, Fettig, Kramer, Powell, Thaman, Thornton, Williams, and Wunning for identity theft protection and cybersecurity services; and (b) $3,000 for each of Ms. Anderson and Messrs. Fettig, Thaman, and Williams, and $2,606 for Ms. Stewart for charitable matching gifts under The Sherwin-Williams Foundation Matching Gifts Program.

30	2024 Proxy Statement

Director Compensation Program

The Compensation Committee is responsible for reviewing and approving the form and amount of compensation for our non-management directors. All of our non-management directors are paid under the same compensation program. Any executive officer of Sherwin-Williams who also serves as a director does not receive any additional compensation for serving as a director.

Our director compensation program is designed to attract and retain highly qualified directors through director compensation that is competitive relative to market practices, addresses the time, effort, expertise, and accountability required of active Board membership, and aligns directors’ interests with those of our shareholders through the equity component of the program.

Director Fees

During 2023, the cash and equity compensation program for our non-management directors consisted of the following.

•	An annual cash retainer of $130,000.

•

An additional annual cash retainer of $35,000 for the Lead Director, $30,000 for the Audit Committee Chair, $25,000 for the Compensation Committee Chair, and $20,000 for the Nominating Committee Chair.

•

A meeting fee of $1,750 for each Board or committee meeting attended in excess of twelve meetings during the calendar year. For purposes of calculating the number of meetings, any Board and committee meetings held within 24 hours constitute one meeting.

•

An annual grant of RSUs of approximately $170,000, valued over a prior 30-day period, under our 2006 Stock Plan for Nonemployee Directors. One RSU is equivalent in value to one share of Sherwin-Williams common stock. RSUs generally are paid out in common stock upon vesting and vest in annual increments of one-third over a period of three years. RSUs will immediately vest in the event of the death or disability of the director or in the event of a change in control of Sherwin-Williams. In the event of the retirement of the director after attaining the age of 65 or completing either five years of service or five one-year terms as a Board member, RSUs will continue to vest in accordance with the original three-year vesting schedule.

We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees. We do not provide retirement benefits to our non-management directors.

It is the Compensation Committee’s practice to engage its independent compensation consultant every other year to assess the competitiveness of our director compensation program relative to market practices, including the peer group we use for executive compensation purposes. During 2023, the Compensation Committee performed such assessment and, based upon its evaluation and the recommendation of the compensation consultant, approved the following increases effective January 1, 2024: (a) annual cash retainer to $135,000; (b) value of the annual grant of RSUs to approximately $180,000; (c) annual cash retainer for the Nominating Committee Chair to $25,000; and (d) annual cash retainer for the Lead Director to $50,000. Additional information regarding the role and independence of our compensation consultant is set forth under the heading “The Role of the Independent Compensation Consultant” in the Compensation Discussion and Analysis section.

Director Stock Ownership Requirements

The Board has established a minimum share ownership requirement to align the interests of our directors with the interests of our shareholders. Information about our director stock ownership requirements is included under the heading “Stock Ownership Guidelines” in the Corporate Governance Practices and Policies section.

Other Benefits

We also provide liability insurance and business travel accident insurance for all directors, including $500,000 accidental death and dismemberment coverage and $500,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.

Directors may also receive the same discounts as our employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in The Sherwin-Williams Foundation’s Matching Gifts Program and Grants for Volunteers Program on the same basis as employees. For the Matching Gifts Program, the Foundation will match, on a 1:1 basis,

31

gifts of $100 or more, up to an annual maximum of $3,000, made to qualifying nonprofit organizations and educational institutions.

Directors may defer all or a portion of their retainer and meeting fees under our Director Deferred Fee Plan into a common stock unit account, a shadow stock unit account, or an interest bearing cash account. Amounts deferred may be distributed either in annual installments over a period of up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock unit account are distributed in cash, and units are vested in shadow stock and common stock unit accounts upon allocation to such accounts.

32	2024 Proxy Statement

Proposal 2 — Advisory Approval of the Compensation of the Named Executive Officers

We are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of the NEOs as disclosed in this Proxy Statement pursuant to SEC rules, including Section 14A of the Exchange Act. This annual vote is commonly referred to as “say-on-pay.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our executive compensation program and practices described in this Proxy Statement.

We believe our executive compensation program has been thoughtfully and appropriately designed and managed to align with our overall business strategy and to focus our executives on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. Our objectives are to provide an executive compensation program that: (a) is competitive and designed to attract, retain, and motivate talented and high-performing executives; (b) maintains a performance- and achievement-oriented culture that is supported by our pay for performance philosophy by linking a significant percentage of our executive compensation program to Company performance, business unit performance (where applicable), and stock price appreciation; and (c) aligns the interests of our executives with those of our shareholders through significant stock ownership requirements and a significant portion of our executives’ incentive compensation directly tied to our stock price, rewarding our executives the way our shareholders are rewarded—through growth in the value of our stock. We believe our program achieves these objectives.

The Compensation Discussion and Analysis (“CD&A”) section describes our executive compensation program, including detailed information about how and why we make executive compensation decisions, and the decisions made relating to 2023 compensation. We include a list of our more significant executive compensation practices, which promote responsible pay and governance principles and alignment with shareholder interests, in the Executive Summary of the CD&A.

The Board requests that you vote “for” the following resolution:

“RESOLVED, that Sherwin-Williams’ shareholders hereby approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the executive compensation tables, and any related material disclosed in this Proxy Statement.”

Although this advisory say-on-pay vote is not binding, the Board and Compensation Committee highly value the opinions of our shareholders. The result of this vote will provide information to the Compensation Committee about our shareholders’ views of our executive compensation program, which the Compensation Committee will be able to consider in the future when making executive compensation decisions. We intend to hold this vote annually, with the next vote expected to occur at our 2025 annual meeting of shareholders. We will hold the next vote on the frequency of such say-on-pay vote at our 2029 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote “FOR”

advisory approval of the compensation of the named executive officers.

33

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation programs, policies, practices and decisions for 2023. Our NEOs are listed below. As used in this CD&A, the “Compensation Committee” and the “Committee” refer to the Compensation and Management Development Committee.

•

John G. Morikis. Mr. Morikis has served as Chairman since January 2017, serving as Executive Chairman since January 2024. Mr. Morikis previously served as CEO from January 2016 to January 2024, and President from March 2021 to March 2022 and October 2006 to March 2019. Mr. Morikis began his career with Sherwin-Williams in December 1984.

•	Allen J. Mistysyn. Mr. Mistysyn has served as Senior Vice President – Finance and Chief Financial Officer (“CFO”) since January 2017. He began his career with Sherwin-Williams in June 1990.

•

Heidi G. Petz. Ms. Petz has served as President and CEO since January 2024. Prior to her current role, Ms. Petz served as President and Chief Operating Officer (“COO”) from March 2022 to January 2024, and President, The Americas Group (“TAG”, now known as the Paint Stores Group (“PSG”)) from March 2021 to March 2022. She began her career with Sherwin-Williams in June 2017 in connection with the Valspar acquisition.

•

Justin T. Binns. Mr. Binns has served as President, Global Architectural since January 2024. Prior to his current role, Mr. Binns served as President, PSG from March 2022 to January 2024, and President, Performance Coatings Group (“PCG”) from November 2020 to March 2022. He began his career with Sherwin-Williams in August 1997.

•

Karl J. Jorgenrud. Mr. Jorgenrud has served as President, Global Industrial since January 2024. Prior to his current role, Mr. Jorgenrud served as President, PCG from March 2022 to January 2024, and President and General Manager, General Industrial Division, PCG from January 2020 to March 2022. He began his career with Sherwin-Williams in June 2017 in connection with the Valspar acquisition.

35	Executive Summary

35	2023 Business Highlights

35	CEO Transition

36	2023 Compensation Highlights

36	Consideration of Last Year’s Say-on-Pay Vote

37	Executive Compensation Practices

38	Overview of Our Executive Compensation Program

38	Compensation Objectives

38	Compensation Components

40	Setting Executive Compensation

40	The Role of the Compensation Committee

40	The Role of the Independent Compensation Consultant

41	The Role of Management

41	Use of Market Compensation Data

42	Peer Group

44	Key Components of Our 2023 Executive Compensation Program

44	Base Salary

44	Annual Cash Incentive Compensation

47	Long-Term Equity Incentive Compensation

49	Other Compensation Policies and Practices

49	No Employment Agreements

49	No Excessive Perquisites

49	Double-Trigger Acceleration Provision

49	Dividend Equivalents

49	Stock Grant Practices

49	Internal Pay Equity

50	Tally Sheets

50	Executive Stock Ownership Requirements

50	Retirement Plans and Other Benefits

50	Clawback and Forfeiture Policies

50	Anti-Hedging and Anti-Pledging Policy

50	Change in Control Agreements

51	Policy Concerning Future Severance Agreements

51	Key Employee Separation Plan

34	2024 Proxy Statement

Executive Summary

We manage our business with the long-term objective of creating and maximizing value for our shareholders. Our executive compensation program is designed to link a significant percentage of executive compensation to Company performance, business unit performance (as applicable), and stock price appreciation. Our executive compensation program is an integral component of our longstanding success as it assists us in attracting, retaining, and motivating a talented, high-performing leadership team to drive consistent and strong financial and operating results. Our long track record of sustained success is exemplified by the following:

•

Our average annual shareholder return, including dividends, over the past 10 years is 18.83%, compared to the average annual return for the S&P 500 of 12.03%. In 2023, our total return to shareholders was 32.73% compared to the average return of the S&P 500 of 26.29%.

•

2023 was our 45th consecutive year of increased dividends, as we continued our practice of returning significant value to our shareholders. During 2023, we returned approximately $2.06 billion to our shareholders through increased dividends and share repurchases. Over the past three years, we have returned approximately $6.90 billion to our shareholders through dividends and share repurchases.

2023 Business Highlights

We entered 2023 with confidence tempered by continued uncertainty related to the impacts of inflation, softness in the manufacturing sector in all regions, and strong headwinds in the U.S. residential housing markets. We managed our business through the year’s choppiness by staying focused on executing on our strategy and continuing to invest in growth opportunities. Our 2023 results highlight the resiliency and determination of our employees, who drove our strong market performance and positive shareholder returns, and delivered on our financial goals. Highlights of our 2023 financial performance include:

•	Our consolidated net sales increased 4.1% in the year to a record $23.05 billion—marking our thirteenth consecutive year of increased sales.

•	Our net income for the year was $2.39 billion, and diluted net income per share increased 19.8% to $9.25 per share—both also records.

•	We generated record net operating cash of $3.52 billion for the year, up 83.4% year-over-year, enabling us to continue to invest in accelerated growth opportunities for our business.

CEO Transition

In October, we announced that our Board of Directors had elected Ms. Petz as the tenth CEO in the 157-year history of our Company, effective January 1, 2024. Ms. Petz succeeded Mr. Morikis, who notified us of his decision to retire as CEO, effective December 31, 2023. Effective January 1, 2024, Mr. Morikis began serving as Executive Chairman of Sherwin-Williams. Effective October 10, 2023, the Board also increased its size from 10 to 11 members and elected Ms. Petz to the Board to fill the vacancy.

Mr. Morikis’ 2024 annual base salary and annual cash incentive compensation opportunity did not change as a result of his new role as Executive Chairman. In connection with her election as President and CEO, effective January 1, 2024, Ms. Petz’s (1) annual base salary increased to $1,300,000 and (2) annual cash incentive compensation target and maximum award levels increased to 160% and 320%, respectively, of her annual base salary. Ms. Petz and Mr. Morikis continue to participate in the other components of our executive compensation program, including our long-term equity incentive compensation program, various retirement and savings plans, health and welfare programs and other benefits, each of which are further described in this Proxy Statement. The Committee determined and approved the 2024 compensation arrangements for Mr. Morikis and Ms. Petz in light of their performance and based on market compensation data for their new positions, including compensation peer group data prepared by our independent compensation consultant, as further described below under “Setting Executive Compensation—Use of Market Compensation Data.”

35

2023 Compensation Highlights

Key executive compensation highlights for 2023 include the following:

•

2023 Annual Cash Incentive Compensation. The Company’s strong 2023 performance under our shareholder-approved 2007 Executive Annual Performance Bonus Plan (“Annual Performance Plan”) resulted in our NEOs earning an average of 195.69% of their 2023 target annual cash incentive compensation. As described above, in “2023 Business Highlights,” this payout is the result of exceptional execution by our employees. We entered the year navigating significant headwinds that started in 2022 and continued into 2023. For more information, see “Annual Cash Incentive Compensation—Calculation of 2023 Annual Cash Incentive Amounts Earned.”

•

2023 Long-Term Equity Incentive Compensation. Our regular 2023 long-term equity incentive (“LTI”) award program for our NEOs was comprised of performance-based restricted stock units (“PRSUs”) granted in February and stock options granted in October. The target mix for our 2023 LTI awards was 60% PRSUs and 40% stock options. 67% of the PRSUs granted are subject to achievement of adjusted cumulative earnings per share (“Adjusted EPS”), and 33% of the PRSUs awarded are subject to achievement of adjusted average annual return on net assets employed (“Adjusted RONAE”). For more information, see “Long-Term Equity Incentive Compensation—2023 LTI Awards.”

•

2023 Retention Awards. In February 2023, the Compensation Committee approved grants of time-based restricted stock units (“RSUs”) to Ms. Petz (who was then serving as our President and COO) and Messrs. Mistysyn, Binns, and Jorgenrud. These special time-based RSU awards (“Retention RSUs”) were designed to promote retention and the stability of our experienced management team in a challenging demand environment. In approving these awards, the Committee considered the demonstrated leadership and collaboration of our high-performing team and their anticipated contributions to our continued success through driving strong operating and financial results for our shareholders. Mr. Morikis, who was serving as CEO at the time of the awards, did not receive any Retention RSUs. The Retention RSUs cliff-vest on the third anniversary of the date of grant. We do not anticipate making retention grants on a regular basis. For more information, see “Long-Term Equity Incentive Compensation—2023 Retention Awards.”

•

2021–2023 PRSU Vesting. Our 2021–2023 PRSUs were earned at 70.72% of target based upon the Company’s performance for Adjusted EPS and Adjusted RONAE over the three-year performance period. For more information, see “Long-Term Equity Incentive Compensation—Vesting of 2021–2023 PRSUs.”

Consideration of Last Year’s Say-on-Pay Vote

At our 2023 annual meeting, a substantial majority of shareholders (93.62% of votes cast) approved the compensation of our NEOs. We consider this result to be a strong endorsement of our executive compensation program, practices, and policies. We are encouraged by this strong level of shareholder support, and our Compensation Committee viewed the vote as an indication that no significant changes to our program were warranted.

We also held a say-on-pay frequency vote at our 2023 annual meeting. 97.47% of votes cast voted in favor of continuing to hold annual say-on-pay votes. Following our 2023 annual meeting, the Board determined that we would continue to hold the advisory say-on-pay vote annually until the next shareholder vote on say-on-pay frequency in 2029.

The Committee highly values the input of our shareholders. The Committee will continue to consider the views of our shareholders in connection with our executive compensation program, including the results of the 2024 say-on-pay vote. Additionally, we will continue to consider future modifications to our executive compensation program based upon evolving best practices, developments in and factors affecting our business, market compensation data, and changing regulatory requirements. We encourage you to support this year’s say-on-pay proposal.

36	2024 Proxy Statement

Executive Compensation Practices

Our compensation programs, practices, and policies are reviewed and evaluated on an ongoing basis. We list below some of the more significant best practices we adopted, and practices we avoid, that highlight our commitment to responsible pay and governance principles that best serve our shareholders’ long-term interests.

What We Do	What We Don’t Do

 ✓  Performance-Based Pay. We emphasize pay for performance. For 2023, 91% of Mr. Morikis’ total direct compensation and an average of 82% of our other NEOs’ total direct compensation from our regular annual 2023 compensation program was tied to performance.

 ✓  Independent Compensation Committee. Each member of the Compensation Committee meets the independence requirements under SEC rules and NYSE listing standards.

 ✓  Independent Compensation Consultant. The Compensation Committee uses an independent compensation consultant, who provided no other services to our Company during 2023.

 ✓  Balanced Compensation Structure. We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity components.

 ✓  Market Compensation Philosophy. Our pay philosophy focuses on utilizing market compensation data in setting our NEOs’ compensation. We assess our current compensation practices, policies, and pay levels against peer companies.

 ✓  Responsibly Administered Incentive Compensation Programs. We have diversified incentive compensation goals without steep payout cliffs. Vesting periods for annual equity awards encourage consistent behavior and reward long-term, sustained performance.

 ✓  Clawback Policy. Our Executive Clawback Policy empowers Sherwin-Williams to recover certain incentive compensation erroneously awarded to Covered Officers in the event of an accounting restatement.

 ✓  Double-Trigger Change in Control. Our stock plan contains a “double-trigger” acceleration provision for the vesting of equity awards upon a change in control.

 ✓  Significant Stock Ownership. Our directors and executives have significant stock ownership requirements.

 ✓  Annual Say-on-Pay Vote. We hold our advisory say-on-pay vote on an annual basis.

No Employment Agreements. We do not have employment agreements with our NEOs; our NEOs are employed at will.
No Dividend Equivalents for Unvested RSUs or PRSUs. Dividend equivalents on RSU or PRSU awards are deferred and paid only on earned shares upon vesting.
No Repricing or Replacing of Underwater Stock Options. We do not permit the repricing or replacing of underwater stock options without shareholder approval.
No Hedging. Directors and employees, including our executive officers, are prohibited from engaging in hedging transactions with respect to our securities.
No Pledging. Directors, executive officers, and certain other employees may not hold our securities in margin accounts or otherwise pledge our securities as collateral for a loan.

No Speculative Trading. Directors and employees, including our executive officers, may not engage in short sales of our securities or in put options, call options, or other market-offered derivative transactions in our stock.

No Excessive Perquisites. Consistent with our culture, we do not provide excessive perquisites to our executives.
No Excessive Risk-Taking. We conducted a risk assessment and concluded that our compensation policies do not encourage excessive or unnecessary risk-taking.
No Above-Market Earnings on Deferred Compensation. We do not pay guaranteed, above-market, or preferential interest or earnings on deferred compensation.

37

Overview of Our Executive Compensation Program

Compensation Objectives

We design and manage our Company-wide compensation programs to align with our overall business strategy and to focus our employees on delivering sustained financial and operating results and creating value for our shareholders on a consistent, long-term basis. Key objectives of our compensation program include the following:

•

Be competitive. Our programs are designed to attract, retain, and motivate talented and high-performing people at all levels of our Company around the world. We structure our compensation programs to be competitive with the programs of companies of comparable size and business.

•

Maintain a performance- and achievement-oriented culture. A significant percentage of our employees participate in incentive plans tied to performance goals that support our business strategies. We utilize both annual and long-term incentives to appropriately balance consistent annual results with improved performance over the longer term. We set performance goals that are sufficiently demanding, support our financial and operating objectives, and help drive our business. We reward employees for performance without encouraging excessive or unnecessary risk-taking.

•

Align the interests of our executives with those of our shareholders. It is important that a significant portion of our executives’ incentive compensation be directly tied to our stock price in order to align the financial interests of our executives with the interests of our shareholders and keep our executives focused on sustained financial performance. We have robust stock ownership requirements for our executives described under the heading “Stock Ownership Guidelines” in the Corporate Governance Practices and Policies section.

We believe our compensation programs achieve these objectives.

Compensation Components

Our Approach and Mix. We maintain a balanced approach to compensating our NEOs by combining elements that vary by the (a) type of compensation (fixed and variable), (b) length of the performance period (short- and long-term), and (c) form of compensation (cash and equity). We believe this mix aligns with our business strategies and emphasizes pay for performance. We determine this mix by reviewing market compensation data. We do not have a specific policy for the allocation of compensation between fixed and variable, short- and long-term, and cash and equity.

The components of our regular annual 2023 executive compensation program, the primary purpose of each component, and the form of compensation for each component are described in the following table.

Component	Primary Purpose	Form of Compensation

Base Salary	Provides base compensation for day-to-day performance of job responsibilities.	Cash

Annual Cash Incentive Compensation	Rewards achievement of annual performance goals.	Cash

Long-Term Equity Incentive Compensation*	Encourages improvement in the long-term performance of our Company and aligns the financial interests of our executives with the interests of our shareholders.

Stock options, which vest in equal installments on the first, second, and third anniversary of grant and have a ten-year term.

PRSUs, which vest at the end of a three-year period based upon the achievement of pre-established financial performance goals and are paid in stock.

Other Employee and Executive Benefits	Provides a program for employee retention, retirement, and health.

Retirement and savings programs, health and welfare programs, and employee benefit plans, programs, and arrangements generally available to all employees; executive life insurance and executive long-term disability plans; and limited perquisites and other benefits.

*	The Retention RSUs are not included as they are not a component of our regular annual executive compensation program.

38	2024 Proxy Statement

Because our executive compensation program combines different elements of compensation, the total amount of executive compensation paid is not directly tied to any one measure or component of compensation. We believe this approach assists us in viewing performance holistically and helps mitigate the risk of over-emphasizing any one measure or component of compensation.

At-Risk Compensation. A core principle of our regular annual executive compensation program is that a significant percentage of the compensation opportunity for each NEO, especially our CEO, is variable and at-risk. This type of compensation is primarily dependent upon the financial success of our Company and the performance of Sherwin-Williams common stock. This means that our executives are rewarded when they produce value for our shareholders.

The following charts illustrate the mix of key compensation components for Mr. Morikis and our other NEOs for 2023 (Ms. Petz and Messrs. Mistysyn, Binns, and Jorgenrud). The percentages reflect the amounts of each NEO’s base salary, target annual cash incentive compensation, and target long-term equity incentive compensation for 2023 (consisting of our regular annual awards of stock options and PRSUs and valued using the aggregate grant date fair values).

Incentive Compensation and Adjusted EPS. We use multiple performance goals in our incentive compensation programs to encourage our NEOs to have a well-rounded approach to managing the business and not to concentrate on achieving just one goal to the detriment of others. We use EPS, as adjusted to include or exclude the impact of certain items, as a performance metric for both a portion of our annual cash incentive program and a portion of our PRSU program. We view Adjusted EPS as an important indicator of the Company’s performance, including for determining the market value of our stock. As a result, we believe including Adjusted EPS in both of our incentive programs focuses our executives on delivering on our overall business goals and strategies, managing our operating cost structure, and driving top-line growth and value for our shareholders through sustained Company performance.

The Committee and management also have designated Adjusted EPS as our Company-Selected Measure, representing the most important financial performance measure used by the Company to link 2023 compensation actually paid to our NEOs to Company performance, for purposes of the pay versus performance disclosure. Additional information regarding pay versus performance is set forth in the Pay Versus Performance section.

Each year, the Committee and management evaluate the incentive structure, including the metrics used in each of the incentive programs. Based on the most recent review, we believe Adjusted EPS continues to provide effective line of sight to drive individual performance. Additionally, by delivering the entire long-term incentive in equity, executives are encouraged to achieve long-term value for shareholders, and the performance metrics used in the annual incentive program reinforce the activities we believe will drive value.

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Setting Executive Compensation

The Role of the Compensation Committee

The Compensation Committee, which is composed entirely of independent directors, oversees our executive compensation program and reports to the full Board regarding the same. The Committee annually reviews and approves the annual base salary, short-term incentive opportunity, long-term incentive opportunity, and other special or supplemental benefits for each executive officer, including NEOs and operating management. The Committee also annually reviews and approves non-management director compensation. The Committee receives assistance in carrying out its responsibilities from an independent compensation consultant and several members of management and their teams, including our CEO and Senior Vice President – Human Resources (“SVP – HR”). While the Compensation Committee considers recommendations from the independent compensation consultant, the CEO, and the SVP – HR and his team, the Committee retains full discretion to make decisions regarding NEO compensation. Although the Committee has the power to delegate authority to subcommittees and Company officers, it does not generally delegate any of its authority.

Pursuant to its charter, the Committee also is responsible for evaluating our CEO’s annual performance, which is appraised, generally each year in February, across the following categories: (a) performance results; (b) business strategy; (c) developing a management team and building organizational capability, which includes fostering inclusion and belonging; (d) personal and board leadership; and (e) leadership in sustainability, which includes the development, integration, and execution of our sustainability strategy as part of Sherwin-Williams’ overall business strategy. These factors are not quantified or weighted. Instead, judgment is used in assessing the factors in a qualitative manner. Results of the CEO’s performance appraisal are reviewed by the Committee and by the independent directors in executive session and taken into consideration when approving the CEO’s annual base salary.

The Role of the Independent Compensation Consultant

The Compensation Committee has directly engaged Compensation Advisory Partners (“CAP”) as its independent compensation consultant to advise and assist in carrying out its responsibilities. Pursuant to and in accordance with the relevant factors prescribed by applicable SEC rules and NYSE listing standards, the Compensation Committee performed its annual assessment of CAP’s independence and found no conflict of interest.

The Committee retains the sole discretion to replace its compensation consultant or engage additional advisors at any time. Although CAP periodically meets with members of management to gather information and provide advice with respect to management recommendations, CAP reports directly to the Compensation Committee. The Compensation Committee generally meets with CAP multiple times throughout the year, including in executive session without management present.

The services CAP provides to the Compensation Committee include the following:

•	attends Compensation Committee meetings to present and offer independent recommendations, insights, and perspectives on compensation matters;

•	assesses the appropriateness of our peer group used for compensation decisions;

•	assesses how our executive compensation program aligns with our pay for performance philosophy;

•	reviews compensation levels for executives and directors relative to our peer group and published survey data, and recommends compensation pay levels;

•	reviews targeted pay levels and the mix of principal compensation components;

•	prepares CEO pay recommendations;

•	advises on annual and long-term incentive design and plan structure, performance goals, award opportunities, and vesting conditions;

•	conducts an annual risk assessment of our compensation programs to guard against excessive risk-taking; and

•	provides information on current executive compensation trends and new developments.

CAP did not provide any services to Sherwin-Williams during 2023 other than those matters for which it was engaged by the Committee.

40	2024 Proxy Statement

The Role of Management

Several members of management, including our CEO and our SVP – HR and his team, participate in the Compensation Committee’s executive compensation process and regularly attend portions of the Committee’s meetings and provide input related to executive compensation matters. Our CEO does not have the authority to call Compensation Committee meetings, and our CEO is excused from any part of meetings during which the Committee discusses the CEO’s performance or compensation.

All salaried employees, including our NEOs, partake in our annual performance appraisal process. As part of the executive compensation process, at the beginning of each year, our CEO evaluates each other NEO’s performance for the prior year. The CEO assesses each executive’s annual performance, including accomplishment of the executive’s incentive performance goals, financial accomplishments, leadership and other contributions, and provides input to the Committee regarding the executive’s performance. Management also makes recommendations to the Committee regarding:

•	the development of compensation plans and programs, and changes to existing plans and programs;

•	salary increases;

•	the alignment of incentive compensation plans and programs with our business goals and strategies;

•	the performance goals (and weightings) for annual cash incentive compensation;

•	the financial performance goals for equity grants and the results attained; and

•	the number of stock options and restricted stock units granted.

Use of Market Compensation Data

The Compensation Committee utilizes market compensation data prepared by the compensation consultant to assess the competitiveness and continued appropriateness of our executive compensation program. In determining “market compensation,” the compensation consultant calculates an average of the (a) compensation data available from companies in our peer group (using the most recent proxy data) and (b) average compensation data from broad-based surveys of companies of similar size and industry to us. We describe more fully our peer group in the next section of this CD&A. The broad-based surveys are sponsored by nationally recognized compensation consulting firms, and we, along with many of our peer group companies, participate in these surveys.

Market compensation data also aids the Committee in determining the mix of compensation components and target compensation levels for our NEOs. We generally benchmark target compensation for our NEOs to be within a general range (plus or minus approximately 15%) of the market median compensation of comparable positions, although we do not have a formal policy of setting target compensation levels at a specific percentile of the market median.

We benchmark against market compensation data because it assists us in attracting and retaining executives and managing the overall cost of our compensation program. We consider this information only as a reference point or as a framework, not as a determining factor or part of any arithmetic formula, in setting compensation. The policies we use to make compensation decisions, and the decisions we make, are materially similar for all NEOs.

The compensation consultant annually provides the Committee with a comprehensive analysis of market compensation data, which includes base salary, annual cash incentive compensation, long-term equity incentive compensation, total annual cash compensation, and total direct compensation. We define total direct compensation as the sum of base salary, annual cash incentive compensation, and long-term equity incentive compensation. We review total direct compensation to help us determine whether the key compensation components we pay our executives are competitive in the aggregate.

The Committee generally references each NEO’s total direct compensation and total annual cash compensation to market median compensation. Individual components may be more or less than market median compensation because we focus on the overall competitiveness of our entire compensation program. Judgment may be used to adjust a component of compensation above or below the market median for reasons such as an executive’s performance, responsibilities, experience, tenure, and retention, our Company-wide performance, and internal pay equity.

41

Peer Group

In determining the peer group of companies used to assess the competitiveness of our executive compensation program relative to the market, the compensation consultant annually identifies the compensation paid to executives with similar roles and responsibilities at a group of chemical, industrial, manufacturing, consumer product, and retail companies with comparable sales to those of Sherwin-Williams. We monitor executive compensation levels and program designs at these peer group companies because their sizes and businesses make them most comparable to us. We also believe these companies are most likely to compete with us for executive talent.

The compensation consultant annually reviews current and potential peer companies and recommends changes to the Committee, primarily based upon revenue size, market capitalization, industry, business description or mix, and brand recognition. After review with the compensation consultant, the Committee periodically evaluates and, if necessary, adjusts the composition of our peer group.

2023 Peer Group. During 2023, the Committee reviewed the continued appropriateness of our peer group. Based upon its evaluation and the recommendation of CAP, the Committee added The Goodyear Tire & Rubber Company and Caterpillar Inc. to our peer group based on their size and general industry relevance, and additionally, with respect to Goodyear, its retail operations and headquarters location. Because these changes to our peer group were adopted in mid-2023, they did not affect the majority of 2023 NEO compensation decisions, which were made earlier in the year using our prior peer group.

Following these changes, our new peer group consists of the 21 companies listed below. Trailing twelve-month revenues for the companies ranged from approximately $8.5 billion to $61.7 billion at the time the peer group was selected in mid-2023, with Sherwin-Williams ranking at the 52nd percentile.

Akzo Nobel N.V.	Eaton Corporation plc	Linde plc

Caterpillar Inc.	Ecolab Inc.	LyondellBasell Industries N.V.

Colgate-Palmolive Company	The Goodyear Tire & Rubber Company	Masco Corporation

Cummins Inc.	Honeywell International Inc.	PPG Industries, Inc.

Deere & Company	International Paper Company	3M Company

Dow Inc.	Johnson Controls International plc	WestRock Company

DuPont de Nemours, Inc.	Kimberly-Clark Corporation	Whirlpool Corporation

Pay and Performance Alignment. Each year, the Committee assesses our CEO’s compensation based on Sherwin-Williams’ performance relative to its compensation peer group. In October 2023, the Committee analyzed the relationship between the realizable pay of our CEO and total shareholder return (“TSR”) over the five-year period ended December 31, 2022, comparing Sherwin-Williams to the peer group listed above. At the time of such review, 2022 was the most recent year for which compensation information was available for our peer group. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis.

The chart in this section was prepared by CAP and shows the degree of alignment between the total realizable pay of our CEO and Sherwin-Williams’ TSR relative to our peer group over the five-year period. The chart reflects all companies in our compensation peer group, except for Dow Inc. and DuPont de Nemours, Inc., which were excluded due to the merger completed by The Dow Chemical Company and E.I. du Pont de Nemours & Company in 2017 and subsequent spin-offs to form two new publicly traded companies in 2019.

42	2024 Proxy Statement

Sherwin-Williams’ cumulative TSR over the five-year period was 81%, which was at the 84th percentile of our peer group. Companies in our peer group are indicated by the circles in the chart. Companies that fall within the shaded diagonal alignment zone are generally viewed as peers having pay and performance alignment. As illustrated in the chart, Mr. Morikis’ realizable pay was well aligned with Sherwin-Williams’ performance.

Realizable pay includes: (a) base salary during the five-year period; (b) actual cash incentive compensation earned during the five-year period; (c) the value of RSUs granted during the five-year period based on the 2022 year-end closing stock price; (d) the vesting date value of long-term performance equity awards that were earned in 2020, 2021, and 2022, which consisted of PRSUs; (e) the value of target long-term performance equity awards granted in 2021 and 2022, which consisted of PRSUs, based on the 2022 year-end closing stock price; and (f) the in-the-money value of stock options granted during the five-year period based on the 2022 year-end closing stock price. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used to value equity in the Summary Compensation Table and the 2023 Grants of Plan-Based Awards Table.

Neither the chart nor the disclosures contained in this section are intended to replace the disclosures set forth in the Pay Versus Performance section. We have provided this information historically to our shareholders (consistently calculated as described above) to demonstrate the relationship between the realizable pay of our CEO and Sherwin-Williams’ TSR as compared to the realizable pay of the chief executive officers and TSR of our peer group over a five-year period.

43

Key Components of Our 2023 Executive Compensation Program

Base Salary

Annual Salary Reviews. We provide our NEOs with a base salary to maintain competitiveness and deliver a stable amount of cash compensation for performance of day-to-day job responsibilities. In connection with its review of each executive’s annual performance assessment, the Committee also reviews and approves the base salary of each executive at least annually and at other times, as appropriate, in connection with a promotion or other change in responsibility. Annual base salary increases generally are effective in the first quarter of each year and are based, in part, on the Company’s overall annual salary budget guidelines.

2023 Base Salaries. The following table sets forth the base salary for each of our NEOs at December 31, 2023, and the percentage increase over their base salaries at December 31, 2022. During its annual review of base salaries, the Committee considered the CEO’s input regarding executive performance, the Committee’s assessment of the CEO’s performance, each NEO’s scope of responsibility, experience, knowledge, and skills, internal pay equity, and whether the NEO’s base salary was appropriately positioned relative to market data and our compensation peer group. The percentage increase for each NEO reflects an annual merit increase. The percentage increase for Ms. Petz and Messrs. Morikis, Mistysyn, and Jorgenrud also reflects market adjustments for their respective positions. The table does not reflect base salary changes that took effect on January 1, 2024.

Name	Base Salary at December 31, 2022 ($)	% Increase	Base Salary at December 31, 2023 ($)

John G. Morikis	1,420,000	5.63%	1,500,000

Allen J. Mistysyn	836,000	7.66%	900,000

Heidi G. Petz	800,040	12.49%	900,000

Justin T. Binns	675,000	4.25%	703,688

Karl J. Jorgenrud	575,000	17.40%	675,050

Annual Cash Incentive Compensation

Annual cash incentive compensation may be earned by our NEOs under our Annual Performance Plan. Our Annual Performance Plan is intended to motivate executives to achieve annual performance goals that strengthen our Company over the long term.

Target and Maximum Annual Incentive Levels. The Committee annually reviews target and maximum annual cash incentive compensation levels as a percentage of base salary for each of our NEOs. Target incentive awards are determined using the market median annual cash incentive compensation and generally equal the amount an NEO could receive if he or she achieved a 100% average of his or her applicable financial performance goals. Maximum incentive awards are determined by the Committee following a review of the maximum annual cash incentive compensation available to similarly-situated executives at peer group companies and are generally equal to 200% of target.

The following table sets forth the 2023 minimum, target, and maximum annual cash incentive compensation levels, as a percentage of base salary, for each NEO.

	Incentive Amount as a Percentage of Salary

Name	Minimum	Target	Maximum

John G. Morikis	0%	160%	320%

Allen J. Mistysyn	0%	95%	190%

Heidi G. Petz	0%	100%	200%

Justin T. Binns	0%	80%	160%

Karl J. Jorgenrud	0%	80%	160%

44	2024 Proxy Statement

Annual Performance Goals. In February of each year, the Committee generally approves the annual financial performance goals, performance levels, and the weighting of each goal applicable to each NEO under our Annual Performance Plan. The CEO also approves the performance goals, performance levels, and weighting of each goal for each of our non-CEO NEOs. For 2023, Ms. Petz and Messrs. Morikis and Mistysyn had corporate performance goals specific to Sherwin-Williams performance as a whole. Mr. Binns had performance goals specific to PSG performance, and Mr. Jorgenrud had performance goals specific to PCG performance.

Annual performance goals are established to competitively position the Company and drive growth, efficiency, and profitability. 2023 performance goals were established in early 2023 in an environment of tremendous macro-economic uncertainty and limited visibility beyond the first half of the year. The U.S. housing market was under significant pressure principally due to high mortgage rates, softness in the manufacturing sector in multiple regions had persisted for months, and many economists were forecasting a high likelihood of a U.S. recession. Our 2023 metrics were designed to be challenging and to incentivize our executive team to advance our strategic and operational priorities and out-perform the market in a difficult environment. Thanks to our employees’ extraordinary efforts, we remained focused on executing on our strategy and delivered record financial results and strong market performance for the year.

▶  We increased consolidated net sales 4.1% in the year to a record $23.05 billion.

▶  We achieved record net income of $2.39 billion.

▶  We increased diluted net income per share 19.8% to a record $9.25 per share.

▶  We generated record net operating cash of $3.52 billion, up 83.4% year-over-year.

▶  We returned approximately $2.06 billion to shareholders in the form of dividends and share repurchases, an increase of 37% over the prior year.

▶  In 2023, our total return to shareholders was 32.73% compared to the average return of the S&P
500 of 26.29%.

Calculation of 2023 Annual Cash Incentive Amounts Earned.  Each year, the Committee reviews and approves the Company’s and each business group’s achievement of applicable financial performance goals for the prior year. In February 2024, the Committee approved the annual cash incentive compensation amounts earned by each NEO for 2023 in accordance with the Committee’s pre-established formula for determining the level of achievement of performance goals under the Annual Performance Plan, as described on Appendix A. Each performance goal had corresponding pre-established achievement levels ranging from a minimum of 0% to a maximum of 125%, with a target achievement level of 100%.

The achievement level for each goal is multiplied by the goal’s weight to determine a weighted achievement for the goal. For each NEO, the weighted achievement levels for all goals are added together to determine a total weighted achievement level. Total weighted achievement levels range from 0% to 125%, with a target of 100%. Total weighted achievement levels correspond to a pre-established range of final payouts as a percentage of salary for each NEO. The range of final payouts as a percentage of salary between 0% – 75%, 75% – 100%, and 100% – 125% are determined on a straight-line basis.

45

The following table shows, for each NEO, the performance goals, threshold, target, and maximum performance levels for each goal, and the results. See Appendix A for a reconciliation of Adjusted EPS and Adjusted FCF to their most directly comparable GAAP financial measures.

		2023 Annual Cash Incentive Performance Goals
		(millions of dollars, except percentage and per share data)

Name	Performance Goals	Threshold	Target	Maximum	Results

John G. Morikis	Net Sales	$19,130	$21,255	$21,765	$23,052

Allen J. Mistysyn	Adjusted EPS	$5.99	$7.49	$7.92	$9.57

Heidi G. Petz	Adjusted FCF	$832	$1,040	$1,138	$2,515

Justin T. Binns	PSG Sales	$11,381	$12,646	$12,987	$12,839

	PSG PBT	$1,908	$2,385	$2,485	$2,707

	PSG RONAE	91.23%	114.04%	114.72%	132.70%

Karl J. Jorgenrud	PCG Sales	$7,007	$7,785	$7,887	$7,872

	PCG PBT	$979	$1,224	$1,301	$1,464

	PCG RONAE	30.33%	37.91%	43.77%	47.75%

The calculations used to determine the incentive amounts earned by each NEO during 2023 are shown in the table below and are illustrated by the following formula, with amounts earned rounded to the nearest thousand.

Weighting X Achievement Level = Weighted Achievement Level g Incentive Amount as a % of Salary X Salary = Incentive Amount Earned

Name	Weighting		Achievement Level		Weighted Achievement Level			Incentive Amount as % of Salary		Salary	Incentive Amount Earned

John G. Morikis	Net Sales	25%	Net Sales	125.00	Net Sales	31.25		Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	125.00	Adjusted EPS	50.00		Target	160%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75		Maximum	320%
					Total	125.00		Result	320%	$1,478,462	$4,731,000

Allen J. Mistysyn	Net Sales	25%	Net Sales	125.00	Net Sales	31.25		Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	125.00	Adjusted EPS	50.00		Target	95%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75		Maximum	190%
					Total	125.00		Result	190%	$882,769	$1,677,000

Heidi G. Petz	Net Sales	25%	Net Sales	125.00	Net Sales	31.25		Minimum	0%
	Adjusted EPS	40%	Adjusted EPS	125.00	Adjusted EPS	50.00		Target	100%
	Adjusted FCF	35%	Adjusted FCF	125.00	Adjusted FCF	43.75		Maximum	200%
					Total	125.00		Result	200%	$873,088	$1,746,000

Justin T. Binns	PSG Sales	25%	PSG Sales	114.18	PSG Sales	28.55		Minimum	0%
	PSG PBT	40%	PSG PBT	125.00	PSG PBT	50.00		Target	80%
	PSG RONAE	35%	PSG RONAE	125.00	PSG RONAE	43.75		Maximum	160%
					Total	122.30		Result	151.34%	$695,964	$1,053,000

Karl J. Jorgenrud	PCG Sales	25%	PCG Sales	121.34	PCG Sales	30.34		Minimum	0%
	PCG PBT	40%	PCG PBT	125.00	PCG PBT	50.00		Target	80%
	PCG RONAE	35%	PCG RONAE	125.00	PCG RONAE	43.75		Maximum	160%
					Total	122.33	*	Result	151.46%	$648,114	$982,000

*

Actual total weighted achievement for Mr. Jorgenrud was 124.09, which was adjusted down to 122.33 to account for a favorable currency impact. The Company employs a 5% collar and adjusts actual results if the currency impact is greater than 5%. No adjustment to actual results is made when the impact of currency is less than 5%.

46	2024 Proxy Statement

Long-Term Equity Incentive Compensation

The largest component of pay for our NEOs is LTI compensation. LTI awards are granted under our shareholder-approved 2006 Equity and Performance Incentive Plan (the “Equity Incentive Plan”). As further described in the Section “Overview of Our Executive Compensation Program,” our LTI compensation program is designed to focus our executives on improving Company performance over a multi-year period to encourage long-term decision-making and to reward executives the way our shareholders are rewarded—through growth in the value of our stock. We also use LTI compensation to attract and retain talent. The value delivered on our LTI awards is tied directly to Company performance and our stock price.

2023 LTI Awards. Our regular 2023 LTI compensation program for our NEOs consisted of stock options and PRSUs. Our stock option program is the primary means by which we grant LTI compensation to a broad group of employees to focus their efforts on our long-term performance and stock price improvement. Our PRSU program is designed for certain key employees, including our NEOs, as a reward for the achievement of financial performance goals and stock price appreciation.

In determining the value of each NEO’s LTI award, the Compensation Committee considers, among other things, market compensation data for comparable positions from our compensation peer group and each NEO’s scope of responsibility and experience. Our LTI opportunities are intended to be competitive with market LTI opportunities. Therefore, the Compensation Committee does not consider an NEO’s outstanding stock options or PRSUs when determining target LTI award values. Once the target LTI award value for an executive is determined, we then allocate the value across a target mix of PRSUs and stock options. The 2023 target mix of our LTI awards for our NEOs and other key employees is set forth in the table below.

Type of Equity Award	% Allocation

PRSUs

Adjusted EPS Goal	40%

Adjusted RONAE Goal	20%

Stock Options	40%

We believe this mix of equity awards provides an appropriate balance aligning executive interests with those of our shareholders, encouraging executive retention, and rewarding executives for sustained performance results.

The following table shows the number of stock options and PRSUs granted to each NEO during 2023.

		Number of PRSUs Granted at Target in 2023

Name	Number of Stock Options Granted in 2023	Adjusted EPS Goal	Adjusted RONAE Goal

John G. Morikis	61,300	22,500	11,250

Allen J. Mistysyn	16,400	6,200	3,100

Heidi G. Petz	44,100	5,600	2,800

Justin T. Binns	11,000	3,300	1,650

Karl J. Jorgenrud	11,000	3,200	1,600

2023 PRSU Grants. Our 2023 PRSU awards will vest, if earned, at the end of a three-year period based upon the achievement of pre-established financial performance goals. One PRSU is equivalent in value to one share of our common stock, and PRSUs are paid out in common stock upon vesting. The value of PRSUs granted to an executive is based upon the executive’s position and level of responsibility. The target number of PRSUs granted is determined by using the average value of our stock over the 30-trading day period ending on the last trading day of the January preceding the date of grant. Executives have an opportunity to earn up to two times the target value for maximum performance, encouraging achievement of the goals at a more challenging level and providing greater incentive for above-target performance.

The threshold, target, and maximum performance levels for the 2023 grants of PRSUs are illustrated in the following table for the 2023–2025 performance period. Performance goals were established in early 2023, in an environment of tremendous macro-economic uncertainty, and designed to be challenging and to incentivize our executive team to advance our long-term strategic and operational priorities and out-perform the market in a difficult environment. Performance

47

between the achievement levels is measured on a straight-line basis to reward improvements at various achievement levels, while not encouraging executives to take unnecessary risks to hit achievement levels with larger payouts. See Appendix A for a description of how Adjusted EPS and Adjusted RONAE are calculated from their most directly comparable GAAP financial measures.

	Adjusted EPS Goal	Adjusted RONAE Goal	% of Target Vesting

Maximum	$24.75	11.90%	200%

Target	$23.20	11.40%	100%

Threshold	$20.88	10.40%	50%

2023 Stock Option Grants. Our 2023 stock option awards will vest in substantially equal installments on the first, second, and third anniversaries of the October 13, 2023 grant date and have a ten-year term. The value of stock options granted to an executive is based upon the executive’s position and level of responsibility. We determine the specific number of stock options to be granted by calculating the Black-Scholes-Merton value of the stock options using the 30-trading day average stock price over the period ending on the last trading day of the September preceding the award date. Black-Scholes-Merton is a generally accepted model used in estimating the value of stock options.

In accordance with the terms of our Equity Incentive Plan, the option exercise price is equal to the average of the highest and lowest reported sale prices of our stock on the grant date. Accordingly, the exercise price may be higher or lower than the closing price of our stock on that day. The Committee believes that the average of the high and low prices is a better representation of the fair market value of our stock and is less volatile than the closing price given potential intraday price volatility. We do not reprice stock options—our stock plans do not permit the repricing or replacing of underwater stock options with cash or equity without shareholder approval, and stock options do not contain reload features.

Vesting of 2021–2023 PRSUs. In February 2024, the Committee approved the results and vesting of PRSUs for the 2021–2023 performance period in accordance with the Committee’s pre-established formula for determining the level of achievement of the Adjusted EPS and Adjusted RONAE performance goals under the Equity Incentive Plan, as described on Appendix A.

The following table shows the financial performance goals, the threshold, target, and maximum performance levels, results, and percentage of target PRSUs vested. See Appendix A for a reconciliation of Adjusted EPS and Adjusted RONAE to our results for their most directly comparable financial measures as reported under GAAP.

Performance Goal	Threshold	Target	Maximum	Results	% of Target PRSUs Vesting

Adjusted EPS	$23.94	$25.42	$27.07	$24.81	69.32%

Adjusted RONAE	13.44%	13.94%	14.44%	13.76%	73.50%

2023 Retention Awards. In February 2023, the Committee approved the grants of Retention RSUs to Ms. Petz (who was then serving as our President and COO) and Messrs. Mistysyn, Binns, and Jorgenrud to promote retention and the stability of our experienced management team in a challenging demand environment. In approving these awards, the Committee considered the demonstrated leadership and collaboration of our high-performing team and their anticipated contributions to our continued success through driving strong operating and financial results for our shareholders. We do not anticipate using retention grants on a regular basis. Mr. Morikis, who was serving as our CEO at the time of the awards, did not receive any Retention RSUs. The Retention RSUs will cliff-vest on the third anniversary of the date of grant. One Retention RSU is equivalent in value to one share of our common stock and the Retention RSUs will be paid out in common stock upon vesting. The target value of each NEO’s Retention RSUs was based upon the executive’s position and level of responsibility. The number of Retention RSUs granted was determined by using the value of our stock over the 30-day period ending on the last trading day of the January preceding the date of grant. The following table shows the number of Retention RSUs granted.

Name	Retention RSUs Granted

Allen J. Mistysyn	8,350

Heidi G. Petz	8,350

Justin T. Binns	4,175

Karl J. Jorgenrud	4,175

48	2024 Proxy Statement

Other Compensation Policies and Practices

No Employment Agreements

We do not have employment agreements with our NEOs; our NEOs are employed at will.

No Excessive Perquisites

Consistent with our culture, we do not provide excessive perquisites to our executives. Among the perquisites we do provide are benefits afforded pursuant to our executive travel policy. Under our executive travel policy, the Board strongly recommends that our Executive Chairman and CEO use Company aircraft at all times when they are traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into aircraft time sharing agreements with each of Mr. Morikis and Ms. Petz (effective January 1, 2024, once she became CEO) and an annual allowance for their personal use of Company aircraft, pursuant to which they will reimburse Sherwin-Williams for the aggregate incremental cost of personal use of Company aircraft in excess of $200,000 and $75,000, respectively, on an annual basis. Under their agreements, Mr. Morikis and Ms. Petz are permitted to lease Company aircraft from time to time on an “as needed and as available” basis. The Committee determined it was appropriate for Sherwin-Williams to enter into these agreements for their personal safety and security and to maximize their time given their significant duties and responsibilities to Sherwin-Williams.

Additional information regarding the aggregate incremental cost of perquisites paid for by Sherwin-Williams during 2023 to our NEOs is set forth in a footnote to the “All Other Compensation” column of the Summary Compensation Table.

Double-Trigger Acceleration Provision

Grants of stock options, PRSUs and RSUs include a “double-trigger” acceleration provision with respect to the vesting of the awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates their employment for good reason.

Dividend Equivalents

We do not pay current dividend equivalents on unvested RSUs or PRSUs. The payment of dividend equivalents on unvested RSUs or PRSUs is deferred and paid only if and to the extent the units vest. There are no dividend equivalents associated with stock option awards.

Stock Grant Practices

We grant stock options and PRSUs on an annual basis at regularly scheduled Compensation Committee meetings, the dates of which are typically determined approximately three years in advance. We grant PRSUs at each February Committee meeting, which typically occurs in the middle of February, usually a few weeks following the release of our annual earnings results. We grant stock options at each October Committee meeting. In addition to the regular-cycle equity grants, the Committee may also make “off-cycle” grants of PRSUs, stock options, RSUs or other equity awards at other Committee meetings, in connection with an employee’s initial hire, promotion, or for other reasons. We do not take into account our earnings results when determining the number of stock options or PRSUs to be granted.

Internal Pay Equity

Our compensation program is designed so that compensation opportunities are similar for executives with comparable responsibilities, experience, and tenure. Our executive compensation program uses the same compensation components for our executives, but results in different pay levels due to an executive’s market compensation, position, and performance. To maintain internal equity in connection with grants of stock options and PRSUs, the Committee generally grants the same number of stock options and PRSUs to employees who are in similar pay grades and similar roles.

49

Tally Sheets

When approving changes in compensation for our NEOs, we prepare a tally sheet for each NEO. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including base salary, annual cash incentive compensation, LTI compensation, retirement and savings plans, health and welfare programs, and other executive benefits. Tally sheets also quantify the potential payments to our NEOs in the event of retirement and termination following a change in control.

Tally sheets allow the Compensation Committee and management to assess how a change in the amount of each compensation component affects each NEO’s total compensation and to provide overall perspective on each NEO’s total compensation. Based upon its most recent review, the Committee determined that total compensation, in the aggregate, for each of our NEOs is consistent with the Committee’s expectations. The Committee did not increase or decrease the amount of compensation of any NEO solely based upon the review of tally sheets.

Executive Stock Ownership Requirements

We have established minimum share ownership requirements for our executives to encourage meaningful stock ownership in Sherwin-Williams. Information about our executive stock ownership requirements is included under the heading “Stock Ownership Guidelines” in the Corporate Governance Practices and Policies section.

Retirement Plans and Other Benefits

We provide our executives with various tax-qualified and nonqualified retirement and savings plans, health and welfare programs, and other executive benefits. We annually review these programs in connection with our review of the overall compensation packages of our executives and tally sheets. Additional information about these programs is set forth in the executive compensation tables and the accompanying narrative discussion.

Clawback and Forfeiture Policies

In accordance with SEC rules and the requirements of the NYSE listing standards, in 2023, the Compensation Committee adopted an executive clawback policy (the “Executive Clawback Policy”) that empowers the Company to recover certain incentive compensation erroneously awarded to a current or former “Section 16 officer” of Sherwin-Williams, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Exchange Act”) (a “Covered Officer”), in the event of an accounting restatement. In the event we are required to prepare an accounting restatement as provided in our Executive Clawback Policy, unless an exception applies, the Company will recover reasonably promptly from each Covered Officer the covered compensation received by such Covered Officer.

The terms of our equity award agreements also provide that if a grantee knowingly or willfully engages in misconduct which is materially harmful to the Company or violates such person’s intellectual property, confidentiality and other similar obligations to Sherwin-Williams, his or her equity awards will terminate and be forfeited.

Anti-Hedging and Anti-Pledging Policy

Directors and all employees, including our NEOs, are prohibited from engaging in hedging transactions with respect to Sherwin-Williams securities. We also prohibit our directors, executive officers, and certain of our other employees that are subject to the preclearance procedures of our Insider Trading Policy from holding our securities in margin accounts or otherwise pledging our securities for a loan. Additional information is set forth under the heading “Anti-Hedging and Anti-Pledging Policy” in the Corporate Governance Practices and Policies section.

Change in Control Agreements

To promote continuity and the continued dedication of our executives during any period of uncertainty due to a potential change in control, we enter into change in control severance pay agreements with our executives, including each of our NEOs. Given the heightened focus on change in control agreements, the Committee engaged its compensation consultant in 2023 to review our change in control severance pay agreements relative to prevailing market practices. Based upon such review, the Committee believes that the material terms of the severance agreements, which include a double-trigger acceleration provision, are generally in line with market practices.

50	2024 Proxy Statement

Potential cash severance payments are based upon a multiplier of base salary and annual cash incentive pay. These severance pay agreements are not a factor in setting compensation levels and have not affected the Committee’s decisions with respect to compensation components. Additional information regarding the severance agreements, including the estimated amounts payable to each NEO, is set forth under the heading “Potential Payments Upon Termination or Change in Control” in the Executive Compensation Tables section.

Policy Concerning Future Severance Agreements

We have a policy that provides we will not enter into any future severance agreements (including material amendments of existing agreements) with a senior executive providing for cash severance payments exceeding 2.99 times base salary and bonus without shareholder approval or ratification. For purposes of this calculation, cash severance payments do not include the acceleration of equity-based awards, vacation pay, retirement benefits, health continuation coverage, and outplacement services. In addition, the policy provides that future executive severance agreements will not include any tax gross-up payments. The policy was adopted in February 2010 (after Sherwin-Williams entered into a severance agreement with Mr. Morikis).

Key Employee Separation Plan

Under the Key Employee Separation Plan (as amended, the “KESP”), certain key employees, including our NEOs, are entitled, subject to execution and non-revocation of a release of claims, to certain severance payments and benefits in the event their employment is involuntarily terminated by Sherwin-Williams for reasons other than cause, death, or disability prior to a change in control.

Additional information regarding the KESP, including the estimated amounts payable to our NEOs upon termination of employment without cause prior to a change in control, is set forth under the heading “Potential Payments Upon Termination or Change in Control” in the Executive Compensation Tables section.

Compensation Risk Assessment

The Compensation Committee annually assesses the risks related to our compensation policies and practices. During 2023, the Compensation Committee engaged CAP to conduct a comprehensive risk assessment of our incentive compensation programs, plans, and policies. CAP presented the risk assessment to the Compensation Committee for review.

Based upon the assessment, the Compensation Committee and CAP concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on Sherwin-Williams. The following factors help mitigate against employees taking excessive or unnecessary risks.

•	We utilize a balanced approach to compensation, which combines fixed and variable pay, short-term and long-term time horizons, and cash and equity.

•	We have diversified incentive compensation metrics with performance goals focused on growth, profitability, and managing capital at different levels within our Company.

•	We design our incentive compensation plans without steep payout cliffs that might encourage short-term business decisions that are inconsistent with our long-term business strategy.

•	Performance incentives are capped at maximum payout amounts.

•	We grant equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance.

•	Our equity plans include a “double-trigger” acceleration provision with respect to vesting in connection with a change in control.

•	We have significant stock ownership guidelines for our non-management directors and executives.

•	We regularly benchmark our current compensation practices, policies, and pay levels against peer companies and have a pay philosophy that utilizes market compensation data.

•	We prohibit the hedging and pledging of our securities by our non-management directors and executives.

•	The Compensation Committee reviews tally sheets for our NEOs that provide a holistic view of each executive’s compensation.

•	We have clawback and forfeiture policies.

51

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the CD&A contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and this Proxy Statement.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Kerrii B. Anderson, Chair

Christine A. Poon

Aaron M. Powell

Thomas L. Williams

52	2024 Proxy Statement

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation of our NEOs for the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

John G. Morikis Executive Chairman*	2023	1,478,462	-0-	7,829,325	4,725,225	4,731,000	517,767	19,281,779
	2022	1,408,962	-0-	5,357,573	4,248,445	947,000	787,930	12,749,910
	2021	1,368,231	-0-	5,895,615	4,496,806	3,284,000	799,108	15,843,760

Allen J. Mistysyn Senior Vice President – Finance and CFO	2023	882,769	-0-	4,094,447	1,264,171	1,677,000	207,631	8,126,018
	2022	826,308	-0-	1,308,720	1,041,010	312,000	255,647	3,743,685
	2021	786,562	-0-	1,500,702	1,113,760	1,062,000	251,198	4,714,222

Heidi G. Petz President and CEO*	2023	873,088	-0-	3,885,665	3,399,387	1,746,000	181,372	10,085,512
	2022	760,802	-0-	1,226,925	963,637	402,000	167,762	3,521,126
	2021	559,618	-0-	976,542	814,437	761,000	159,573	3,271,170

Justin T. Binns President, Global Architectural*	2023	695,964	-0-	2,116,818	847,920	1,053,000	176,240	4,889,942
	2022	655,385	-0-	981,540	773,724	887,000	144,098	3,441,747
	2021	575,000	-0-	750,351	751,788	668,000	114,119	2,859,258

Karl J. Jorgenrud President, Global Industrial*	2023	648,114	-0-	2,082,021	847,920	982,000	188,078	4,748,133
	2022	544,316	-0-	817,950	731,520	819,000	190,227	3,103,013

*

Principal positions listed reflect the positions held by our NEOs at January 1, 2024. At December 31, 2023, Mr. Morikis was serving as Chairman and CEO; Ms. Petz as President and COO; Mr. Binns as President, PSG; and Mr. Jorgenrud as President, PCG. Mr. Jorgenrud was not an NEO in 2021 and, as a result, only his 2023 and 2022 compensation information is disclosed.

[1]

For 2023, the values in this column reflect the aggregate grant date fair value of PRSUs granted to Mr. Morikis, and PRSUs and Retention RSUs granted to Ms. Petz and Messrs. Mistysyn, Binns and Jorgenrud. The grant date fair value of our share-based compensation is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Values were calculated by multiplying the average of the highest and lowest reported sale prices of our common stock on the date of grant, February 14, 2023, by the number of PRSUs received (for Mr. Morikis), or the number of PRSUs and Retention RSUs received (for Ms. Petz and Messrs. Mistysyn, Binns and Jorgenrud). The PRSUs were calculated assuming a payout of target or 100% of the award. As further described under the heading “Key Components of our 2023 Executive Compensation Program—Long-Term Equity Incentive Compensation” in the CD&A, PRSU award payouts are calculated following the applicable three-year performance period and payouts could range from 0% to 200%.

The following table sets forth the aggregate grant date fair value of the PRSUs received by each NEO. Values were calculated by multiplying the average of the highest and lowest reported sale prices of our common stock on the date of grant by the number of PRSUs an executive would receive assuming achievement of the maximum performance level, or 200% of the award.

	2023	2022	2021

John G. Morikis	$15,658,650	$10,715,146	$11,791,230

Allen J. Mistysyn	4,314,828	2,617,440	3,001,404

Heidi G. Petz	3,897,264	2,453,850	1,953,084

Justin T. Binns	2,296,602	1,963,080	1,500,702

Karl J. Jorgenrud	2,227,008	1,635,900	—

53

[2]

Values in this column reflect the aggregate grant date fair value of stock options granted to our NEOs, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The values were calculated using a Black-Scholes-Merton option pricing model with weighted-average assumptions as described in Note 15, “Stock-Based Compensation” to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

[3]

Amounts in this column reflect annual cash incentive compensation earned under our Annual Performance Plan. We include more information in the section “Key Components of our 2023 Executive Compensation Program—Annual Cash Incentive Compensation” in the CD&A.

[4]	The table below shows the components of “All Other Compensation” for each NEO for 2023.

	Morikis	Mistysyn	Petz	Binns	Jorgenrud

Pension Investment Plan	$21,350	$18,300	$10,675	$12,200	$12,200

401(k) Plan	19,800	19,800	13,500	19,800	12,273

Deferred Compensation Savings Plan	272,410	103,772	96,083	125,296	132,610

Executive Life Insurance Plan	49,430	13,273	-0-	-0-	-0-

Executive Disability Income Plan	4,620	3,850	3,850	3,804	3,268

Charitable Matching Gifts	3,000	1,400	1,100	3,000	3,000

Perquisites	147,157	47,236	56,164	12,140	24,727

Reimbursement of Taxes	-0-	-0-	-0-	-0-	-0-

Total	$517,767	$207,631	$181,372	$176,240	$188,078

•	Pension Investment Plan — Company contributions under our Salaried Employees’ Revised Pension Investment Plan, a tax-qualified defined contribution plan.

•	401(k) Plan — Company matching contributions under our tax-qualified 401(k) plan.

•	Deferred Compensation Savings Plan — Company contributions under our 2005 Deferred Compensation Savings and Pension Equalization Plan.

•

Executive Life Insurance Plan — The dollar value of non-compensatory split-dollar life insurance benefits under our Executive Life Insurance Plan. This plan was frozen to new participants beginning in January 2008.

•	Executive Disability Income Plan — Company payments for premiums under our Executive Disability Income Plan.

•

Charitable Matching Gifts — Charitable matching contributions under The Sherwin-Williams Foundation Matching Gifts Program, pursuant to which the Foundation will match, on a 1:1 basis, gifts of $100 or more, up to an annual maximum of $3,000, made to qualifying nonprofit organizations and educational institutions.

•	Perquisites — The aggregate incremental cost to Sherwin-Williams of perquisites consisting of:

	Morikis	Mistysyn	Petz	Binns	Jorgenrud

Executive physical exam	$2,550	$2,450	$2,800	-0-	-0-

Identity theft protection and cybersecurity services	4,000	4,000	4,000	$4,000	$4,000

Personal use of corporate aircraft	135,607	31,986	40,013	140	7,827

Physical security assessment services	-0-	8,000	8,000	8,000	8,000

Executive financial planning	5,000	800	-0-	-0-	4,900

Food and beverage service at an event	-0-	-0-	1,351	-0-	-0-

Total	$147,157	$47,236	$56,164	$12,140	$24,727

54	2024 Proxy Statement

Narrative Information Regarding the Summary Compensation Table

Salary. The salary amounts disclosed in the table are the amounts of base salary earned by our NEOs during the indicated year. For 2023, salaries earned by our NEOs accounted for the following percentages of their total compensation set forth in the table: Mr. Morikis, 7.7%; Mr. Mistysyn, 10.9%; Ms. Petz, 8.7%; Mr. Binns, 14.2%; and Mr. Jorgenrud, 13.6%.

Pension Investment Plan. Our Salaried Employees’ Revised Pension Investment Plan is a tax-qualified money purchase pension plan that provides eligible U.S. salaried employees with a Company contribution based on an age and service formula. Our NEOs participate in this plan on the same terms as other eligible employees.

401(k) Plan. We provide our eligible U.S. salaried employees the opportunity to participate in our tax-qualified 401(k) plan. Under this plan, participants may contribute a percentage of their compensation on a pre-tax or after-tax basis and receive Company matching contributions. Our NEOs participate in this plan on the same terms as our other eligible employees.

Deferred Compensation Savings Plan. Our Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified plan that provides participating employees with the employer contributions the employees would have received under our qualified retirement plans, but for federal tax limitations. We do not pay guaranteed, above-market, or preferential interest or earnings on amounts deferred under this plan. Information about this plan is set forth in the 2023 Nonqualified Deferred Compensation Table and the accompanying narrative discussion.

Personal Use of Corporate Aircraft. Under our executive travel policy, the Board strongly recommends that Mr. Morikis and Ms. Petz use Company aircraft at all times when traveling, whether for business or personal reasons. In connection with this policy, the Compensation Committee approved Sherwin-Williams entering into aircraft time sharing agreements with each of Mr. Morikis and Ms. Petz (effective January 1, 2024, once she became CEO) and an annual allowance for their personal use of Company aircraft, pursuant to which they will reimburse Sherwin-Williams for the aggregate incremental cost (as described below) of personal use of Company aircraft in excess of $200,000 and $75,000, respectively, on an annual basis. Our CEO also has the authority to authorize the personal use of Company aircraft by other members of senior management.

The aggregate incremental cost of personal use of corporate aircraft is based upon the actual variable operating costs incurred as a result of such personal use, including fuel costs, hourly maintenance and repair costs, hangar and landing fees, insurance obtained for specific flights, customs, permits and similar fees, ground transportation, catering costs, travel expenses for the flight crew, and other smaller variable costs. Incremental costs associated with the auxiliary power unit (“APU”) are also included and calculated on an annual basis by dividing the total APU usage for the year by the total flight hours for such year and then multiplying such hourly average rate by the aggregate hours of the executive’s personal use of the aircraft. The incremental cost also includes the cost of “deadhead” flights, which are return or pick-up flights without passengers flown. Fixed operating costs, such as pilot salaries, depreciation, and insurance, that do not change based upon usage are not included. To the extent any use of corporate aircraft results in imputed income to an executive, we do not provide tax gross-ups on such income.

55

2023 Grants of Plan-Based Awards Table

The following table sets forth information regarding the grants of annual cash incentive compensation, PRSUs, Retention RSUs, and stock options granted to our NEOs during 2023.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards($)(6)
Name/Award Type	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

John G. Morikis

Annual Cash Incentive			-0-	2,365,539	4,731,078

PRSUs – Adj. EPS Goal	2/14/2023					11,250	22,500	45,000				5,219,550

PRSUs – Adj. RONAE Goal	2/14/2023					5,625	11,250	22,500				2,609,775

Stock Options	10/13/2023	10/10/2023								61,300	248.57	4,725,225

Allen J. Mistysyn

Annual Cash Incentive			-0-	838,631	1,677,261

PRSUs – Adj. EPS Goal	2/14/2023					3,100	6,200	12,400				1,438,276

PRSUs – Adj. RONAE Goal	2/14/2023					1,550	3,100	6,200				719,138

Retention RSUs	2/14/2023								8,350			1,937,033

Stock Options	10/13/2023	10/10/2023								16,400	248.57	1,264,171

Heidi G. Petz

Annual Cash Incentive			-0-	873,088	1,746,176

PRSUs – Adj. EPS Goal	2/14/2023					2,800	5,600	11,200				1,299,088

PRSUs – Adj. RONAE Goal	2/14/2023					1,400	2,800	5,600				649,544

Retention RSUs	2/14/2023								8,350			1,937,033

Stock Options	10/13/2023	10/10/2023								44,100	248.57	3,399,387

Justin T. Binns

Annual Cash Incentive			-0-	556,771	1,113,542

PRSUs – Adj. EPS Goal	2/14/2023					1,650	3,300	6,600				765,534

PRSUs – Adj. RONAE Goal	2/14/2023					825	1,650	3,300				382,767

Retention RSUs	2/14/2023								4,175			968,517

Stock Options	10/13/2023	10/10/2023								11,000	248.57	847,920

Karl J. Jorgenrud

Annual Cash Incentive			-0-	518,491	1,036,982

PRSUs – Adj. EPS Goal	2/14/2023					1,600	3,200	6,400				742,336

PRSUs – Adj. RONAE Goal	2/14/2023					800	1,600	3,200				371,168

Retention RSUs	2/14/2023								4,175			968,517

Stock Options	10/13/2023	10/10/2023								11,000	248.57	847,920

[1]

Amounts reflect the threshold, target, and maximum annual cash incentive compensation amounts that could have been earned during 2023 based upon the achievement of performance goals under our Annual Performance Plan. The amounts of annual cash incentive compensation earned in 2023 by our NEOs were determined and paid in February 2024. The amounts paid are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

[2]

Amounts reflect the threshold, target, and maximum number of PRSUs granted on February 14, 2023 under our Equity Incentive Plan. The 2023 PRSUs were granted pursuant to our Equity Incentive Plan and consisted of two grants—one with a set Adjusted EPS performance goal and one with a set Adjusted RONAE performance goal. The actual number of shares of common stock earned for the 2023 PRSUs will be determined based upon the Company’s level of achievement with respect to each goal for the three-year performance period. Amounts reported in the “target” column reflect the number of PRSUs that will be earned if the Company achieves 100% of its performance target. Amounts reported in the “maximum” column reflect the number of PRSUs that will be earned if the Company achieves 200% of its performance target. Amounts reported in the “threshold” column reflect the number of PRSUs that will be earned if the Company achieves 50% of its performance target. If the Company performs below its set threshold performance level, no PRSUs will be earned. The 2023 PRSUs earned are scheduled to vest and be paid out in shares of common stock in February 2026. The payment of dividend equivalents on unvested PRSUs is deferred, and dividend equivalents are paid only if and to the extent the PRSUs vest based on the achievement of its performance goals. Dividend equivalents are paid at the same rate as dividends on our common stock are paid to our shareholders. During 2023, the quarterly dividend rate was $0.605 per share. In February 2024, the Board announced an increase in the quarterly dividend rate to $0.715 per share, with the first dividend payable on March 8, 2024.

56	2024 Proxy Statement

[3]

Amounts reflect the number of Retention RSUs granted on February 14, 2023 under our Equity Incentive Plan. The Retention RSUs are scheduled to vest and be paid out in shares of common stock on February 13, 2026, the third anniversary of the date of grant. Mr. Morikis did not receive a Retention RSU award.

[4]

Amounts reflect the number of stock options granted on October 13, 2023 under our Equity Incentive Plan. These stock options vest in three substantially equal annual installments on each of the first three anniversaries of the date of grant and expire on October 12, 2033.

[5]	The exercise price equals the average of the highest and lowest reported sale prices of our common stock on the grant date, October 13, 2023.

[6]

The grant date fair value of our share-based compensation is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The values of PRSUs and Retention RSUs were calculated by multiplying the average of the highest and lowest reported sale prices of our common stock on the date of grant, February 14, 2023, by the number of PRSUs and Retention RSUs received. The PRSUs were calculated assuming a payout of target or 100% of the award. The values of stock option awards were calculated using a Black-Scholes-Merton option pricing model with weighted-average assumptions as described in Note 15, “Stock-Based Compensation” to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

57

Outstanding Equity Awards at December 31, 2023 Table

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested Retention RSUs and PRSUs outstanding at December 31, 2023 for our NEOs.

	Option Awards					Stock Awards

Name	Option Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)

John G. Morikis	10/17/2018	115,969	-0-	136.85	10/16/2028	17,502(3)	5,458,874	39,300(4)	12,257,670

	10/16/2019	103,865	-0-	186.85	10/15/2029			67,500(5)	21,053,250

	10/20/2020	75,900	-0-	227.05	10/19/2030

	10/18/2021	43,067	21,533	295.83	10/17/2031

	10/18/2022	20,134	40,266	215.08	10/17/2032

	10/13/2023	-0-	61,300	248.57	10/12/2033

Allen J. Mistysyn	10/24/2016	14,520	-0-	92.55	10/23/2026	4,456(3)	1,389,826	9,600(4)	2,994,240

	10/18/2017	28,020	-0-	127.98	10/17/2027	8,350(6)	2,604,365	18,600(5)	5,801,340

	10/17/2018	27,000	-0-	136.85	10/16/2028

	10/16/2019	26,400	-0-	186.85	10/15/2029

	10/20/2020	18,900	-0-	227.05	10/19/2030

	10/18/2021	10,667	5,333	295.83	10/17/2031

	10/18/2022	4,934	9,866	215.08	10/17/2032

	10/13/2023	-0-	16,400	248.57	10/12/2033

Heidi G. Petz	10/18/2017	420	-0-	127.98	10/17/2027	2,897(3)	903,574	9,000(4)	2,807,100

	10/17/2018	579	-0-	136.85	10/16/2028	8,350(6)	2,604,365	16,800(5)	5,239,920

	10/16/2019	3,000	-0-	186.85	10/15/2029

	10/20/2020	2,700	-0-	227.05	10/19/2030

	10/18/2021	7,800	3,900	295.83	10/17/2031

	10/18/2022	4,567	9,133	215.08	10/17/2032

	10/13/2023	-0-	44,100	248.57	10/12/2033

Justin T. Binns	7/15/2014	849	-0-	67.74	7/14/2024	2,228(3)	694,913	7,200(4)	2,245,680

	10/22/2014	714	-0-	75.91	10/21/2024	4,175(6)	1,302,183	9,900(5)	3,087,810

	10/16/2015	609	-0-	79.85	10/15/2025

	10/18/2016	13,500	-0-	90.04	10/17/2026

	10/18/2017	11,100	-0-	127.98	10/17/2027

	10/17/2018	8,100	-0-	136.85	10/16/2028

	10/16/2019	7,200	-0-	186.85	10/15/2029

	10/20/2020	5,100	-0-	227.05	10/19/2030

	10/18/2021	7,200	3,600	295.83	10/17/2031

	10/18/2022	3,667	7,333	215.08	10/17/2032

	10/13/2023	-0-	11,000	248.57	10/12/2033

Karl J. Jorgenrud	10/18/2017	4,350	-0-	127.98	10/17/2027	1,114(3)	347,457	6,000(4)	1,871,400

	10/17/2018	6,900	-0-	136.85	10/16/2028	4,175(6)	1,302,183	9,600(5)	2,994,240

	10/16/2019	7,200	-0-	186.85	10/15/2029

	10/20/2020	5,100	-0-	227.05	10/19/2030

	10/18/2021	2,667	1,333	295.83	10/17/2031

	10/18/2022	6,933	3,467	215.08	10/17/2032

	10/13/2023	-0-	11,000	248.57	10/12/2033

[1]	Stock options vest in three substantially equal annual installments on each of the first three anniversaries of the date of grant.

58	2024 Proxy Statement

[2]

The values shown are calculated by multiplying the number of Retention RSUs or PRSUs, as applicable, by $311.90, the closing price of our common stock on December 29, 2023, the last trading day of our fiscal year.

[3]

70.72% of the target number of PRSUs granted in February 2021 (and February and March 2021 for Ms. Petz) vested in February 2024, based upon achievement of the Adjusted EPS and Adjusted RONAE performance goals set for the three-year performance period that ended December 31, 2023.

[4]

Amounts reflect unvested PRSUs, granted February 15, 2022, for the three-year performance period ending December 31, 2024. The PRSU amount and market value is reported at the maximum level of performance. The number of PRSUs earned will depend upon actual performance relative to the Adjusted EPS and Adjusted RONAE performance goals. The PRSUs will vest in February 2025, on the date the Compensation Committee approves the level of achievement of the performance goals.

[5]

Amounts reflect unvested PRSUs, granted February 14, 2023, for the three-year performance period ending December 31, 2025. The PRSU amount and market value is reported at the maximum level of performance. The number of PRSUs earned will depend upon actual performance relative to the Adjusted EPS and Adjusted RONAE performance goals. The PRSUs will vest in February 2026, on the date the Compensation Committee approves the level of achievement of the performance goals.

[6]	Amounts reflect unvested Retention RSUs granted February 14, 2023 that cliff-vest on the third anniversary of the grant date.

2023 Option Exercises and Stock Vested Table

The following table sets forth information regarding the number and value of stock options exercised and PRSUs, and for Ms. Petz and Mr. Jorgenrud, PRSUs and time-based RSUs, vested during 2023.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John G. Morikis	—	—	59,400	13,788,324

Allen J. Mistysyn	—	—	15,300	3,551,538

Heidi G. Petz	6,699(3)	634,931(3)	4,119	956,130

Justin T. Binns	—	—	4,050	940,113

Karl J. Jorgenrud	—	—	5,088	1,181,060

[1]

The value realized on the exercise of stock options is equal to the number of shares acquired multiplied by the difference between the exercise price and the market price of our common stock. The market price is equal to the adjusted closing price per share of our common stock on the date of exercise.

[2]

The value realized on the vesting of PRSUs, and for Ms. Petz and Mr. Jorgenrud, PRSUs and time-based RSUs, is equal to the number of shares vested multiplied by the market price of our common stock, plus the amount of cash dividend equivalents that were paid on the earned shares upon vesting. The market price is equal to the adjusted closing price per share of our common stock on the vesting date, February 17, 2023.

[3]

The exercise of these stock options was made solely at the direction of Ms. Petz’s ex-spouse pursuant to a domestic relations order. These stock options were sold immediately upon exercise, and Ms. Petz’s ex-spouse retained the after-tax proceeds from the sales.

59

2023 Nonqualified Deferred Compensation Table

The following table sets forth information for 2023 relating to our 2005 Deferred Compensation Savings and Pension Equalization Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawal/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)

John G. Morikis	-0-	272,410	810,561	-0-	5,849,865

Allen J. Mistysyn	-0-	103,772	482,053	-0-	2,174,040

Heidi G. Petz	-0-	96,083	67,454	-0-	428,737

Justin T. Binns	-0-	125,296	82,023	-0-	513,324

Karl J. Jorgenrud	-0-	132,610	108,972	-0-	552,258

[1]	Amounts represent Company contributions for each NEO. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table.

[2]

Amounts include earnings, dividends, and interest provided on account balances, including the change in value of the underlying investments in which our NEOs are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

[3]

Amounts represent each NEO’s aggregate account balance at December 31, 2023. The amounts include 2023 Company contributions, which are also reported in the “All Other Compensation” column of the Summary Compensation Table. The table below sets forth the portion of these aggregate account balances that were reported as compensation in the Summary Compensation Table for 2021, 2022, and 2023 for each NEO that served as a NEO during each such year.

Name	Amount Reported ($)

John G. Morikis	1,473,895

Allen J. Mistysyn	476,761

Heidi G. Petz	292,337

Justin T. Binns	302,534

Karl J. Jorgenrud	205,560

Material Features of our Deferred Compensation Savings Plan

Our 2005 Deferred Compensation Savings and Pension Equalization Plan is an unfunded nonqualified deferred compensation plan that provides eligible participants with Company-only contributions that a participant would have otherwise received under our qualified retirement plans, but for certain federal tax limitations.

There are two benefit components to the deferred compensation savings portion of the plan: (a) the Company matching contribution under our 401(k) Plan that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”); and (b) the Company contribution under our Salaried Employees’ Revised Pension Investment Plan that participants would have otherwise received, but for the limitations under Sections 401(a)(17) and 415 of the Code. All of our NEOs participated in both of these components during 2023.

All Company contributions provided under the two components of this plan are credited in the form of units and accrue earnings in accordance with the hypothetical investment options selected by the participant. The investment options contained in this plan are the same investment options provided to participants in our qualified retirement plans. We do not pay guaranteed, above-market, or preferential interest or earnings on amounts deferred. Participant account balances will be distributed in a lump sum upon death, disability, or separation from service, unless equal annual installments (not to exceed fifteen years) are elected for distributions upon death, disability, or separation from service for retirement. In the event of a change in control, account balances are distributed in a lump sum within ninety days.

60	2024 Proxy Statement

Potential Payments Upon Termination or Change in Control

The following information and table set forth the payments to each of our NEOs in the event of a termination of employment as a result of retirement, involuntary termination, death, disability, voluntary termination, termination for cause, and termination following a change in control. The information and amounts shown in the table assume that each NEO was terminated on December 31, 2023.

Assumptions and General Principles

The following assumptions and general principles apply with respect to the table.

•

The table reflects amounts earned at December 31, 2023 and includes estimates of amounts that would be paid to the NEO upon the occurrence of certain terminations of employment, as described above. The actual amounts to be paid to an NEO can only be determined at the time of the termination.

•

An NEO is entitled to receive amounts earned during their term of employment regardless of the manner in which the NEO’s employment is terminated. These amounts include base salary, unused vacation pay, and annual cash incentive compensation. These amounts are not shown in the table, except for potential annual cash incentive compensation, as described below.

•

Because we assume a December 31, 2023 termination date, each of our NEOs would have been entitled to receive the annual cash incentive compensation earned under our Annual Performance Plan for 2023. Therefore, the amounts set forth in the table for annual cash incentive compensation are the amounts actually earned by the NEOs during 2023. These amounts are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•

Our Equity Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Please refer to the information set forth under the heading “Change in Control” for a more detailed explanation of the treatment of equity awards under our equity plan in the event of a change in control.

•

An NEO may exercise any stock options that are exercisable prior to the date of termination and is entitled to receive shares of common stock with respect to any PRSUs for which the vesting period has expired prior to the date of termination. Any payments related to these stock options or PRSUs are not included in the table because they are not severance payments.

•

The values shown in the table for stock options reflect the number of shares underlying the options that will vest on each qualifying termination multiplied by the difference between the strike price of each outstanding stock option for which vesting continued or accelerated, and $311.90, the closing price of our common stock on December 29, 2023. The values shown in the table for PRSUs and Retention RSUs reflect the number of units for which vesting continued or accelerated, multiplied by $311.90, the closing price of our common stock on December 29, 2023. The amounts shown in the table for PRSUs assume such awards will be earned at a target level of performance.

•

Our 2023 stock option, PRSU and Retention RSU award agreements include restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, and non-competition and non-solicitation restrictions. To the extent legally permissible, these restrictive covenants apply during the executive’s term of employment with Sherwin-Williams and for the two- and three-year periods thereafter, respectively. For purposes of the table, we have assumed the NEOs have complied with these restrictive covenants.

•

An NEO will be entitled to receive all amounts accrued and vested under our retirement and savings programs, including our 401(k) Plan and any pension plans and deferred compensation plans in which the NEO participates. These amounts will be determined and paid in accordance with the applicable plan and are not included in the table because they are not severance payments.

•

The amounts shown in the table for excise taxes payable as a result of a change in control (if any) are estimates for proxy disclosure purposes only. Payments upon an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analysis, and the value of covenants not to compete.

61

Retirement

An NEO is eligible to elect retirement upon satisfying the criteria for retirement (age 65, age 55 – 59 with at least 20 years of vesting service, or age 60 or older if the combination of age and years of vesting service equals at least 75). In the event of retirement and required notice: (a) all outstanding stock options will continue to vest in accordance with their terms; and (b) all outstanding PRSUs continuing to vest, subject to the attainment of the applicable performance goals, as if the NEO had continued employment throughout the restriction period. The Retention RSUs will continue to vest subject to their terms, provided the NEO does not retire before February 14, 2025.

At December 31, 2023, Messrs. Morikis and Mistysyn were the only NEOs eligible for retirement.

Involuntary Termination

All of the NEOs participate in the Key Employee Separation Plan (“KESP”). Under the KESP, each NEO is entitled, subject to execution and non-revocation of a release of claims against Sherwin-Williams, to certain severance payments and benefits in the event his or her employment is involuntarily terminated prior to a change in control by Sherwin-Williams for reasons other than cause, death, or disability. These payments and benefits include: (a) a cash severance amount equal to a multiple of each NEO’s annual base salary and target annual cash incentive compensation (for Mr. Morikis, 2x; and for Ms. Petz and Messrs. Mistysyn, Binns, and Jorgenrud, 1.5x). Each NEO’s cash severance amount is payable in the form of base salary continuation, with the exception of amounts payable for target annual cash incentive awards, which are paid on applicable payment dates after each performance period; (b) an annual cash incentive compensation payment prorated for the amount of time the executive was employed in the year of termination, payable to the extent applicable performance goals are achieved, and paid on the applicable payment date after the performance period; (c) continuation of medical and dental coverage benefits until the earliest of: (i) reaching the age of 65, (ii) the date similar benefits are provided by another employer, and (iii) 18 months following the termination of employment; (d) reasonable outplacement assistance for expenses actually incurred, as approved by the Compensation Committee; and (e) continued vesting of equity awards (2 years, for Mr. Morikis, 18 months, for each of Ms. Petz and Messrs. Mistysyn, Binns, and Jorgenrud, or such longer period as provided in the applicable equity award agreements, including continued vesting in the event of retirement for NEOs that are eligible for retirement at December 31, 2023 or will become eligible for retirement during the continued vesting period), with PRSUs continuing to be subject to the attainment of the applicable performance goals. At December 31, 2023, Messrs. Morikis and Mistysyn were the only NEOs eligible for retirement. As described above, the NEOs must sign a release of claims against Sherwin-Williams to receive payment under the KESP, which release includes restrictive covenants regarding the protection of our intellectual property, the confidentiality of our proprietary information, non-competition and non-solicitation restrictions that apply following termination of employment, and a requirement not to disparage Sherwin-Williams. For purposes of the table, we have assumed the NEOs have complied with these restrictive covenants.

Death and Disability

In the event of the death or disability of an NEO, all outstanding stock options will immediately vest and become exercisable. With respect to restricted stock units, (a) all Retention RSUs will immediately vest and (b) the greater of the following will immediately vest: (i) 100% of the target PRSUs and (ii) the percentage of PRSUs that would be earned based on actual achievement of the applicable performance metric measured as of the end of the last completed fiscal quarter preceding the date of the NEO’s death or disability and the projected forecast of the performance metric over the remaining performance period.

Messrs. Morikis and Mistysyn participate in our executive life insurance plan. Under our executive life insurance plan, the beneficiary of an NEO is entitled to receive a death benefit based upon the following formulas: (a) if the event occurs prior to age 62, then the death benefit will equal 4-times the NEO’s base salary; (b) if the event occurs on or after age 62 and before age 65, then the death benefit will equal 4-times the NEO’s base salary at age 62; and (c) if the event occurs at age 65 or older, then the death benefit will equal 2.5-times the NEO’s base salary at age 62. All such NEOs were less than 62 years of age on December 31, 2023. This plan was frozen to new participants beginning in January 2008.

Each NEO also participates in one of two executive long-term disability plans. Messrs. Morikis and Mistysyn participate in our original long-term disability plan, which was frozen to new participants effective January 1, 2008. Upon the occurrence of a disability under our original plan, a covered NEO will receive an annual benefit equal to 60% of base salary until the earliest of: (a) age 65; (b) recovery from the disability; (c) the date the NEO begins receiving retirement plan benefits; and (d) death. Ms. Petz and Messrs. Binns and Jorgenrud participate in our second plan, adopted as of January 1, 2013, which covers executives not otherwise participating in our original frozen plan. This second plan provides substantially similar

62	2024 Proxy Statement

benefits, subject to a benefit cap of $35,000 per month, until the earliest of: (a) Social Security normal retirement age (or, if age 60 or older at the time of disability, a period of 12–60 months depending on the executive’s age); (b) recovery from the disability; and (c) death. The amounts set forth in the table for the NEOs reflect the amount of the first annual payment (60% multiplied by the NEO’s 2023 base salary) under the plans.

Voluntary Termination and Termination for Cause

An NEO is not entitled to receive any additional forms of severance payments or benefits upon their voluntary decision to terminate employment with Sherwin-Williams prior to being eligible for retirement or upon termination for cause.

Change in Control

Our Equity Incentive Plan includes a “double-trigger” acceleration provision with respect to the vesting of equity awards in connection with a change in control. Upon a change in control, awards that are assumed by the surviving entity will continue to vest and become exercisable in accordance with their original terms unless, within three years after the change in control, the participant’s employment is terminated other than for cause or the participant terminates their employment for good reason (as such term is defined in the plan). If a participant’s employment is terminated under either of those circumstances, their outstanding awards will immediately vest and become exercisable in full. Awards that are not assumed by the surviving entity will immediately vest and become exercisable in full.

We have also entered into change in control severance agreements with each of our NEOs. In general, a change in control will be deemed to have occurred under our Equity Incentive Plan and the severance agreements if: (a) a person or group buys 30% or more of Sherwin-Williams common stock (excluding certain purchases by Sherwin-Williams or its benefit plans, purchases approved by Sherwin-Williams or in connection with certain “friendly” business transactions, and certain inadvertent purchases); (b) Sherwin-Williams experiences a turn-over (not approved by Sherwin-Williams) of more than half of its directors during a two-year period; (c) Sherwin-Williams closes a reorganization, merger, consolidation, or significant sale of assets resulting in a substantial change in its ownership or leadership; or (d) Sherwin-Williams’ shareholders approve its liquidation or dissolution.

The severance agreements provide that upon a termination of employment within the two-year period following a change in control (other than upon a termination for cause or by reason of death or disability) or if the NEO terminates their employment in certain circumstances defined in the agreement which constitute good reason, in addition to the accelerated vesting of stock options and restricted stock units described above, each will receive:

•

a lump sum severance payment in an amount equal to 3-times (for Mr. Morikis) or 2.5-times (for Ms. Petz and Messrs. Mistysyn, Binns, and Jorgenrud) the sum of (a) the NEO’s highest rate of base salary during the three-year period prior to termination and (b) an amount equal to the greater of (i) the average of the annual cash incentive compensation received by the NEO for each of the three years prior to the date of termination and (ii) the NEO’s target annual cash incentive compensation for the year in which the termination occurs;

•

a lump sum amount equal to the prorated portion of any annual cash incentive compensation earned by the NEO through the date of termination, assuming achievement of the greater of target level of the performance goals and actual performance;

•	eighteen months of continued health care benefits;

•	outplacement services in an amount not to exceed 10% of the NEO’s then-current base salary; and

•

for Mr. Morikis, an amount equal to the excise tax and taxes thereon charged, if any, to the NEO as a result of any change in control payments; provided, however, in the event the aggregate change in control payments do not exceed 115% of the amount, which would cause the excise tax to be assessed, the severance payments shall be reduced to a level that would cause no excise tax to apply.

The amounts set forth in the table assume that each NEO’s employment was terminated upon a change in control and that each NEO would receive the benefits provided for under their severance agreement.

63

Estimated Payments Upon Termination or Change in Control Table

Event	Morikis*	Mistysyn	Petz	Binns	Jorgenrud
Retirement
Annual cash incentive	$4,731,000	$1,677,000	N/A	N/A	N/A
Continued vesting of stock options	8,126,718	2,079,539	N/A	N/A	N/A
Continued vesting of PRSUs and Retention RSUs	24,374,985	6,362,760	N/A	N/A	N/A

Total	$37,232,703	$10,119,299	N/A	N/A	N/A
Involuntary Termination
Annual cash incentive	$4,731,000	$1,677,000	$1,746,000	$1,053,000	$982,000
Continued vesting of stock options	8,126,718	2,079,539	1,435,801	645,122	589,327
Continued vesting of PRSUs and Retention RSUs	24,374,985	8,967,125	2,680,781	2,105,325	1,426,943
Cash severance payment	7,731,077	2,541,738	2,659,633	1,890,688	1,790,312
Continued health care benefits	25,563	32,568	22,140	32,568	36,506
Outplacement services	150,000	90,000	90,000	70,369	67,505

Total	$45,139,343	$15,387,970	$8,634,355	$5,797,072	$4,892,593
Death
Annual cash incentive	$4,731,000	$1,677,000	$1,746,000	$1,053,000	$982,000
Accelerated stock options	8,126,718	2,079,539	3,739,783	1,464,463	1,389,304
Accelerated PRSUs and Retention RSUs	24,374,985	6,362,760	7,905,106	4,951,413	4,226,245
Life insurance proceeds	6,000,000	3,816,000	N/A	N/A	N/A

Total	$43,232,703	$13,935,299	$13,390,889	$7,468,876	$6,597,549
Disability
Annual cash incentive	$4,731,000	$1,677,000	$1,746,000	$1,053,000	$982,000
Accelerated stock options	8,126,718	2,079,539	3,739,783	1,464,463	1,389,304
Accelerated PRSUs and Retention RSUs	24,374,985	6,362,760	7,905,106	4,951,413	4,226,245
Disability benefits	900,000	572,400	780,000	462,000	462,000

Total	$38,132,703	$10,691,699	$14,170,889	$7,930,876	$7,059,549
Change in Control with Termination
Cash severance payment	$13,462,000	$4,792,499	$4,695,834	$3,932,552	$3,537,626
Annual cash incentive	4,731,000	1,677,000	1,746,000	1,053,000	982,000
Accelerated stock options	8,126,718	2,079,539	3,739,783	1,464,463	1,389,304
Accelerated PRSUs and Retention RSUs	24,374,985	6,362,760	7,905,106	4,951,413	4,226,245
Continued health care benefits	25,563	32,568	22,140	32,568	36,506
Outplacement services	150,000	90,000	90,000	70,369	67,505
Excise tax	-0-	N/A	N/A	N/A	N/A

Total	$50,870,266	$15,034,366	$18,198,863	$11,504,365	$10,239,186

*	Mr. Morikis did not receive Retention RSUs. For Mr. Morikis, amounts shown for the continued vesting of or accelerated PRSUs and Retention RSUs consist only of the value of accelerated PRSUs.

64	2024 Proxy Statement

2023 CEO Pay Ratio

As required by SEC rules, we disclose below the annual total compensation of John G. Morikis, who served as our CEO for all of 2023, the 2023 annual total compensation of our median employee, and the ratio of these amounts. We calculated the annual total compensation for both Mr. Morikis and our median employee using the same methodology that is used for the Summary Compensation Table.

•	Mr. Morikis’ annual total compensation — $19,281,779

•	Our median employee’s annual total compensation — $49,745

•	Ratio of Mr. Morikis’ annual total compensation to our median employee’s annual total compensation — 388:1

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, we may identify our median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year in the subsequent three-year period. The pay ratio analysis of our employee population was conducted with November 1, 2021 as the determination date to identify our median employee. We reviewed the changes in our employee population and employee compensatory arrangements and determined there has been no change in our employee population or employee compensatory arrangements that would significantly impact the 2021 CEO pay ratio disclosure and ultimately require us to identify a new median employee for the 2023 CEO pay ratio disclosure. Although this is the case, the median employee used in the 2021 and 2022 CEO pay ratio disclosures did experience a change in circumstances in 2023, resulting in compensation that we reasonably believe would not have been representative and would have resulted in a significant change in our pay ratio disclosure. Consistent with SEC rules, for 2023, we chose to use a substitute employee who had substantially similar compensation to that of the initial median employee based on the compensation measure we had used to select the initial median employee.

For the pay ratio analysis of our employee population conducted in 2021 and to determine our median employee, we used November 1st as the determination date, which was within the last three months of our 2021 fiscal year. At November 1, 2021, we employed 61,496 people in 58 countries, including 51,116 full-time employees and 10,380 part-time employees. We identified the median employee as of the determination date using total cash compensation (base salary, including overtime and cash incentive compensation, where applicable), which was consistently applied across our entire global employee population for the trailing 12 months preceding November 1, 2021 (excluding our CEO). In determining our median employee, we did not use any of the permitted exemptions. We also did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or determine annual total compensation or any elements of annual total compensation for Mr. Morikis or our median employee.

65

Pay Versus Performance
We disclose below pay versus performance information, including the relationship between executive compensation actually paid, as calculated by SEC rules, and Company performance.
Pay Versus Performance Table

Year (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO (c) (1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs (d)	Average Compensation Actually Paid to Non-PEO NEOs (e) (1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (h) (4)	Adjusted EPS (i) (5)
					Total Shareholder Return (f) (3)	Peer Group Total Shareholder Return (g) (3)
2023	$19,281,779	$38,382,596	$6,962,401	$11,841,924	$166.24	$151.33	$2,388,800,000	$9.57
2022	12,749,910	(19,713,828)	3,452,393	(760,145)	125.26	133.55	2,020,100,000	7.92
2021	15,843,760	48,088,376	3,618,848	8,939,692	184.10	171.96	1,864,400,000	7.32
2020	15,323,284	34,290,383	4,096,941	8,156,681	127.05	119.46	2,030,400,000	7.36

1
John G. Morikis served as our principal executive officer (“PEO”) for the full year for each of 2023, 2022, 2021, and 2020. Our non-PEO
NEOs included: (a) for 2023 and 2022, Allen J. Mistysyn, Heidi G. Petz, Justin T. Binns, and Karl J. Jorgenrud; (b) for 2021, Allen J. Mistysyn, Heidi G. Petz, Mary L. Garceau, Justin T. Binns, and Peter J. Ippolito; and (c) for 2020, Allen J. Mistysyn, Mary L. Garceau, Peter J. Ippolito, and David B. Sewell.

2
For each year, the values included in these columns for the compensation actually paid to our PEO and the average compensation actually paid to our non-PEO
NEOs reflect the following adjustments to the values included in columns (b) and (d), respectively:

PEO	2023	2022	2021	2020

Summary Compensation Table (“SCT”) Total for PEO (column (b))	$19,281,779	$12,749,910	$15,843,760	$15,323,284

- aggregate change in actuarial present value of pension benefits	-0-	-0-	-0-	-0-

+ service cost of pension benefits	-0-	-0-	-0-	-0-

+ prior service cost of pension benefits	-0-	-0-	-0-	-0-

- SCT “Stock Awards” column value	7,829,325	5,357,573	5,895,615	5,742,396

- SCT “Option Awards” column value	4,725,225	4,248,445	4,496,806	3,904,509

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	28,153,093	9,783,283	24,320,152	19,235,117

-/+ change in fair value of equity awards granted in prior years that were outstanding and unvested as of the covered year-end	4,729,453	(20,046,896)	17,756,334	7,552,919

+ vesting date fair value of equity awards granted and vested in the covered year	-0-	-0-	-0-	-0-

-/+ change in fair value of equity awards granted in prior years that vested in the covered year	(1,227,179)	(12,594,107)	560,551	1,825,968

- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	-0-	-0-	-0-	-0-

+ dollar value of dividends/earnings paid prior to the vesting date on equity awards in the covered year	-0-	-0-	-0-	-0-

+ excess fair value for equity award modifications	-0-	-0-	-0-	-0-

Compensation Actually Paid to PEO (column (c))	$38,382,596	$(19,713,828)	$48,088,376	$34,290,383

66	2024 Proxy Statement

Average for Non-PEO NEOs	2023	2022	2021	2020

Average SCT Total for Non-PEO NEOs (column (d))	$6,962,401	$3,452,393	$3,618,848	$4,096,941

- aggregate change in actuarial present value of pension benefits	-0-	-0-	-0-	-0-

+ service cost of pension benefits	-0-	-0-	-0-	-0-

+ prior service cost of pension benefits	-0-	-0-	-0-	-0-

- SCT “Stock Awards” column value	3,044,738	1,083,784	1,074,291	1,239,836

- SCT “Option Awards” column value	1,589,850	877,473	865,948	837,232

+ year-end fair value of equity awards granted in the covered year that were outstanding and unvested as of the covered year-end	8,616,321	2,000,614	4,500,593	4,146,248

-/+ change in fair value of equity awards granted in prior years that were outstanding and unvested as of the covered year-end	1,066,986	(2,812,473)	2,596,782	1,556,400

+ vesting date fair value of equity awards granted and vested in the covered year	-0-	-0-	-0-	-0-

-/+ change in fair value of equity awards granted in prior years that vested in the covered year	(169,196)	(1,439,422)	163,708	434,160

- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	-0-	-0-	-0-	-0-

+ dollar value of dividends/earnings paid prior to the vesting date on equity awards in the covered year	-0-	-0-	-0-	-0-

+ excess fair value for equity award modifications	-0-	-0-	-0-	-0-

Average Compensation Actually Paid to Non-PEO NEOs (column (e))	$11,841,924	$(760,145)	$8,939,692	$8,156,681

3
For each year, total shareholder return for the Company and the peer group was calculated in accordance with Item 201(e) and Item 402(v) of Regulation
S-K.
For purposes of this pay versus performance disclosure, our peer group is the same peer group used for purposes of the performance graph included in the Company’s Annual Reports on Form
10-K
for each of the fiscal years ended December 31, 2023, 2022, 2021, and 2020 and consists of the following entities: Akzo Nobel N.V., Axalta Coating Systems Ltd., BASF SE, Genuine Parts Company, H.B. Fuller Company, The Home Depot, Inc., Lowe’s Companies, Inc., Masco Corporation, Newell Brands Inc., PPG Industries, Inc., RPM International Inc., and Stanley Black & Decker, Inc. (for purposes of this section only, the “Peer Group”).

4	Net income is rounded to the nearest hundred thousand.

5	Adjusted EPS is calculated as described in Appendix A.

67

Pay Versus Performance Relationship Descriptions
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Table for each of 2023, 2022, 2021, and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the PEO and the average compensation actually paid to our non-PEO
NEOs and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance Table.

68	2024 Proxy Statement

Tabular List of Financial Performance Measures
The following table lists the financial performance measures that we believe represent the most important financial performance measures used to link compensation actually paid to our NEOs for 2023 to Company performance.

Morikis, Mistysyn, Petz	Binns	Jorgenrud

Net Sales	PSG Sales	PCG Sales

Adjusted EPS	PSG PBT	PCG PBT

Adjusted FCF	PSG RONAE	PCG RONAE

Adjusted RONAE	Adjusted EPS	Adjusted EPS

	Adjusted RONAE	Adjusted RONAE

69

Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, and oversight of our independent registered public accounting firm. To assure continuing audit independence and objectivity, the Audit Committee is involved in the selection of the firm’s lead engagement partner in accordance with SEC rules. Additionally, the Audit Committee has adopted a policy for pre-approving all audit and non-audit services to be performed by the firm and assesses the impact the provision of any non-audit services may have on the firm’s independence.

The Audit Committee has appointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024. EY has served as our independent auditor since 1908. Information regarding the services provided to us by EY during 2022 and 2023 is set forth in this section under the heading “Matters Relating to the Independent Registered Public Accounting Firm.”

At the Annual Meeting, our shareholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for 2024. The Audit Committee believes the continued retention of EY as our independent registered public accounting firm for 2024 is in the best interests of our Company and shareholders.

Although shareholder ratification is not required under the laws of the State of Ohio, we are submitting the appointment of EY to our shareholders for ratification at the Annual Meeting as a matter of good corporate practice and to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines such a change would be in the best interests of our Company and shareholders.

Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate shareholder questions.

The Board of Directors unanimously recommends that you vote “FOR”

ratification of the appointment of Ernst & Young LLP as Sherwin-Williams’

independent registered public accounting firm.

70	2024 Proxy Statement

Matters Relating to the Independent Registered Public Accounting Firm

Fees Paid to EY

The following table sets forth the fees for services provided by EY during the fiscal years ended December 31, 2023 and December 31, 2022.

	2023	2022
Audit Fees	$6,818,000	$6,213,000
Audit-Related Fees	—	185,000
Tax Fees	867,000	931,000
All Other Fees	847,000	965,000

Total	$8,532,000	$8,294,000

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services.

Audit Fees. These are fees for professional services rendered by EY for the integrated audit of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q, and certain audits of foreign subsidiary financial statements required by local statutes.

Audit-Related Fees. These are fees for assurance and related services rendered by EY that are reasonably related to the performance of the audit or the review of our financial statements and that are not included as audit fees. These include services rendered in connection with statutory and regulatory filings and engagements and employee benefit plan audits.

Tax Fees. These are fees for professional services rendered by EY with respect to tax compliance, tax advice, and tax planning, including the review of certain tax returns, tax audit assistance, and consulting on tax planning matters.

All Other Fees. These are fees for other services rendered by EY that do not meet the above category descriptions and are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by EY prior to its engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by EY during the fiscal year, subject to dollar limitations set by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve all audit and non-audit services when the entire Audit Committee is unable to pre-approve services. The Chair reports to the Audit Committee at its next meeting all such services pre-approved since the last meeting.

All of the fees paid to EY for services rendered during 2023 and 2022 under the categories of Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees, as applicable, were pre-approved by the Audit Committee.

71

Audit Committee Report

Management has primary responsibility for the integrity of Sherwin-Williams’ financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, Sherwin-Williams’ independent registered public accounting firm, is responsible for conducting independent audits of Sherwin-Williams’ financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls, and the effectiveness of Sherwin-Williams’ internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed with Ernst & Young LLP the firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sherwin-Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

AUDIT COMMITTEE

Jeff M. Fettig, Chair

Arthur F. Anton

Marta R. Stewart

Michael H. Thaman

Matthew Thornton III

72	2024 Proxy Statement

Proposal 4 — Shareholder Proposal to Adopt a Simple Majority Vote

The following shareholder proposal will be voted upon at the Annual Meeting if such proposal is properly presented at the Annual Meeting by or on behalf of the shareholder proponent. Shareholders submitting a proposal must appear personally or by proxy at the Annual Meeting to move the proposal for consideration. The Company has been advised that Mr. John Chevedden, beneficial owner of no fewer than 30 shares of the Company’s common stock, whose address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, intends to present the proposal set forth below at the Annual Meeting. As required by SEC rules, the proposal and supporting statement are presented below in the form received from the shareholder proponent. The Board and the Company are not responsible for the contents of the shareholder proposal or supporting statement. The graphic below was provided by the shareholder proponent and not the Company.

Proposal 4 – Simple Majority Vote

Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes making the necessary changes in plain English.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. This proposal topic also received overwhelming 98%-support each at the 2023 annual meetings of American Airlines (AAL) and The Carlyle Group (CG).

This simple majority vote proposal would facilitate the adoption of other improvements in the corporate governance of Sherwin-Williams.

Please vote yes:

Simple Majority Vote – Proposal 4

73

Statement of Opposition

THE BOARD HAS CAREFULLY CONSIDERED THIS SHAREHOLDER PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Summary

This proposal requests that the Board take each step necessary so that each voting requirement in the Company’s Amended and Restated Articles of Incorporation (the Charter) and Regulations (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against, or a simple majority in compliance with applicable laws. The Board believes that the shareholder proposal is unnecessary and not in the best interests of shareholders for the following reasons:

1.	The Company’s governance documents include only a few narrowly tailored supermajority vote requirements.

2.	The existing provisions benefit our shareholders.

3.	The Board has demonstrated a commitment to strong and effective corporate governance.

The Company’s governance documents include only a few narrowly tailored supermajority vote requirements.

The Board believes that the supermajority voting standards under our governance documents are appropriately limited to specific foundational items that promote the success of Sherwin-Williams and the long-term strategic focus of our Board and management team. Under our Charter, a majority vote requirement already applies to most matters submitted for shareholder approval, including director elections. Furthermore, Article Sixth of our Charter already provides that actions subject to supermajority voting standards under the Ohio Revised Code may be taken by a majority of the voting power of the Company (to the extent that the Ohio Revised Code permits the replacement of such standards).

Our Charter only requires higher than a majority vote standard in a few instances involving significant transactions with a related corporation or an affiliate of a related corporation. In Article Sixth, Paragraph (B) of our Charter, the affirmative vote of two-thirds of the voting power of the Company and two-thirds of the shares of common stock outstanding is necessary to approve (i) sales, exchanges, leases, transfers, other dispositions of all, or substantially all, of the Company’s assets, and certain consolidation and merger transactions, in each case, with a related corporation or an affiliate of a related corporation, (ii) any agreement, contract or other arrangement regarding such transactions, or (iii) any amendment that changes such provisions in the Charter. In addition, under Section 6(b) of Article Fourth, Division A in our Charter, the vote or consent of the holders of at least two-thirds of the shares of any Serial Preferred Stock is necessary to effect certain actions with respect to such Serial Preferred Stock.

The Board believes that retaining the limited supermajority voting standards under our Charter is in the best interests of the Company and its shareholders to maximize long-term value and deter hostile takeovers of our Company. Supermajority voting requirements on certain fundamental corporate matters, such as those described above, help to protect shareholders against self-interested and potentially abusive actions proposed by one or a few large shareholders, who may seek to advance their interests over the interests of the majority of the Company’s shareholders.

To be clear, for all other matters submitted to a vote of our shareholders (other than in a contested director election or as described above), a majority vote standard applies. The Board believes that the limited supermajority requirements the Company currently has in place are appropriate to maintain the stability of our operations, while striking an appropriate balance that allows for fundamental changes where there is strong shareholder consensus.

The existing provisions benefit our shareholders.

Under a majority voting standard, a small group of shareholders would have the power to approve actions that would significantly alter the governance of the Company, including enacting fundamental changes to the Company’s corporate governance structure or operations that could negatively impact the interests of all shareholders. This means a small group of shareholders could act in their own self-interests and possibly to the detriment of the Company’s other shareholders. Because supermajority provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed fundamental change, they generally have the effect of giving minority shareholders a greater voice in a company’s corporate governance.

The Board believes that fundamental changes to corporate governance should have the support of a broad consensus of our shareholders rather than a simple majority. Our governing documents are intentionally narrowly tailored to specify that a supermajority vote standard would apply only to the limited areas described above. The Board also believes that the

74	2024 Proxy Statement

supermajority vote requirements protect shareholders against potentially self-interested actions of short-term investors, who are not subject to the same fiduciary duties as the Board. Without these provisions, it would be possible for a group of short-term shareholders to make significant changes to the Company’s corporate governance practices that may not be in the long-term best interests of the Company or our shareholders. The Board believes that the few currently-existing heightened voting standards protect our shareholders against such actions and should not be eliminated.

The Board has demonstrated a commitment to strong and effective corporate governance.

The Board believes that this proposal should be evaluated in the context of the Company’s overall commitment to strong corporate governance that is responsive to the views and concerns of the Company’s shareholders, as evidenced by the following practices:

•	Annual election of all directors

•	Majority voting standard and resignation policy for directors in uncontested elections

•	Director overboarding policy

•	Proxy access rights available to 3-year ownership, 3% shareholders, for up to 20% of the Board

•	9 out of 11 director nominees are independent

•	Robust independent lead director role and governance responsibilities

•	Board committees entirely composed of independent directors

•	Executive sessions of non-management directors are held in connection with each regularly scheduled Board meeting

•	Board and committee oversight of risk exposures

•	Mandatory retirement age of 72 for directors

•	Orientation program for new directors

•	Annual board and committee self-assessments

•	Directors have complete access to management

•	Prohibition on hedging and pledging of our securities

•	Significant director and executive stock ownership guidelines

•	Policy to include women and racially or ethnically diverse persons in the pool of candidates from which director nominees are chosen

See “Corporate Governance” in this Proxy Statement for additional details regarding the Company’s commitment to strong corporate governance.

The Board of Directors unanimously recommends that you vote “AGAINST”

the shareholder proposal to adopt a simple majority vote.

75

Other Matters

Equity Compensation Plan Information

The following table provides information regarding our common stock that may be issued under our equity compensation plans at December 31, 2023.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	9,625,865	(1)	$175.70	(2)	6,905,375(3)

Equity compensation plans not approved by security holders	7,747	(4)	—		—

Total	9,633,612		$175.70	(2)	6,905,375(3)

[1]

Amount represents (a) 8,925,011 shares of common stock subject to outstanding stock options, 30,461 shares of common stock subject to outstanding RSUs, and 656,673 shares of common stock subject to outstanding PRSUs under our Equity Incentive Plan and (b) 13,720 shares of common stock subject to outstanding RSUs under our 2006 Stock Plan for Nonemployee Directors. PRSUs granted in 2021, which vested in February 2024 based upon the achievement of the performance goals for the three-year performance period that ended on December 31, 2023, reflect the actual level of performance. PRSUs granted in 2022 and 2023 assume the maximum level of performance.

[2]	The weighted average does not take into account shares relating to RSUs or PRSUs, or shares relating to common stock units held by directors under our Director Deferred Fee Plan.

[3]

Amount represents 6,689,354 shares of common stock remaining available for future awards under our Equity Incentive Plan and 216,021 shares of common stock remaining available for future awards under our 2006 Stock Plan for Nonemployee Directors.

[4]

Amount represents 7,747 common stock units held by directors under our Director Deferred Fee Plan, which units are payable in stock generally upon the directors’ retirement. Additional information about our Director Deferred Fee Plan is set forth under the heading “Other Benefits” in the Director Compensation Program section.

76	2024 Proxy Statement

Security Ownership of Management, Directors, and Director Nominees

The following table sets forth information regarding shares of Sherwin-Williams common stock beneficially owned at February 20, 2024, the record date, and shares of common stock acquirable within 60 days of that date by (a) each current director and director nominee, (b) each NEO, and (c) all current directors, director nominees, and executive officers as a group. Unless otherwise noted, all of the directors, director nominees, and executive officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with a spouse.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares of Common Stock Acquirable within 60 days(2)	Total	Percent of Common Stock Beneficially Owned
Kerrii B. Anderson	3,500	759	4,259	*
Arthur F. Anton	41,936	-0-	41,936	*
Justin T. Binns	16,146	58,039	74,185	*
Jeff M. Fettig	4,700	-0-	4,700	*
Karl J. Jorgenrud	12,506	29,684	42,190	*
Allen J. Mistysyn	71,635	130,441	202,076	*
John G. Morikis	433,180	358,935	792,115	*
Heidi G. Petz	7,987	19,066	27,053	*
Christine A. Poon	10,625	2,441	13,066	*
Aaron M. Powell	1,042	226	1,268	*
Marta R. Stewart	974	-0-	974	*
Michael H. Thaman	5,792	4,594	10,386	*
Matthew Thornton III	10,535	-0-	10,535	*
Thomas L. Williams	-0-	242	242	*

All current directors, director nominees, and executive officers as a group (21 persons)	714,408	812,238	1,526,646	*

*	Represents less than 1% of the total number of shares of common stock outstanding.

[1]

These amounts include shares of common stock held under our 401(k) Plan for which the executive officers have the right to direct the vote. For Mr. Morikis, this amount also includes 48,695 shares of common stock held in a grantor retained annuity trust for which Mr. Morikis serves as trustee. For Mr. Mistysyn, this amount includes 15,366 shares of common stock held by his spouse.

[2]

For NEOs and executive officers, these amounts include shares of common stock for which the executives have the right to acquire beneficial ownership, within sixty days of February 20, 2024, through the exercise of stock options. For non-management directors, these amounts include (a) shares of common stock for which the directors have the right to acquire beneficial ownership, within sixty days of February 20, 2024, through the vesting of RSUs and (b) common stock units held by non-management directors under our Director Deferred Fee Plan, which units are payable in stock generally upon the directors’ retirement.

77

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding shares of Sherwin-Williams common stock beneficially owned by persons or groups known to us to be beneficial owners of more than 5% of our common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(4)

The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	21,435,847(1)	8.4%

The Sherwin-Williams Company 401(k) Plan 101 West Prospect Avenue Cleveland, Ohio 44115	18,680,108(2)	7.4%

BlackRock, Inc. 50 Hudson Yards New York, New York 10001	16,178,069(3)	6.4%

[1]

Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group (“Vanguard”), an investment adviser, Vanguard beneficially owned 21,435,847 shares of common stock at December 29, 2023. Of the total shares, Vanguard had sole dispositive power over 20,416,522 shares, shared dispositive power over 1,019,325 shares, sole voting power over none of the shares, and shared voting power over 315,076 shares.

[2]

Shares of common stock owned pursuant to our 401(k) Plan at December 31, 2023, which are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

[3]

Based on a Schedule 13G/A filed on January 29, 2024 by BlackRock, Inc. (“BlackRock”), BlackRock beneficially owned 16,178,069 shares of common stock at December 31, 2023. Of the total shares, BlackRock had sole voting power over 14,446,289 shares, sole dispositive power over all of the shares, and shared voting power and shared dispositive power over none of the shares.

[4]	Based on 254,096,725 shares of common stock outstanding at February 20, 2024, the record date.

78	2024 Proxy Statement

Internet Availability of Proxy Materials

As permitted by SEC rules and regulations, we use the internet as the primary means of furnishing proxy materials to shareholders by sending a Notice of Internet Availability of Proxy Materials or email with instructions on how to access the proxy materials online at www.proxyvote.com and to request a printed copy of the proxy materials, if preferred.

If you received printed copies of the proxy materials this year and would like to access proxy materials online beginning next year, please follow the instructions located on our Investor Relations website, investors.sherwin.com. We encourage shareholders to take advantage of the availability of proxy materials online to help reduce the environmental impact of our annual meetings and our related printing and mailing costs.

This Proxy Statement and our 2023 Annual Report are available on our Investor Relations website, investors.sherwin.com.

Eliminating Duplicate Mailings

Some brokers, banks, and similar organizations participate in the practice of “householding.” Under this procedure, beneficial owners of our common stock who share the same address or household may receive only one copy of our Notice of Internet Availability of Proxy Materials or, for those who received printed copies of proxy materials in the mail, only one copy of this Proxy Statement and our 2023 Annual Report, unless contrary instructions have been received from one or more of the shareholders. This procedure reduces our printing and mailing costs and supports our commitment to reduce the Company’s environmental footprint. Beneficial owners who participate in householding will continue to receive separate voting instruction forms.

We will promptly deliver to you upon written or oral request an additional copy of (i) our Notice of Internet Availability of Proxy Materials, this Proxy Statement, or our 2023 Annual Report or (ii) our proxy materials for future meetings if you write, email, or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com; or (216) 566-2000.

If you are a beneficial owner of our common stock and are receiving more than one copy of these proxy materials at a single address and would like to participate in householding in the future, please contact your broker, bank, or similar organization that holds your shares to request information about householding.

2023 Annual Report

We will provide to each shareholder who is solicited to vote at the Annual Meeting, upon request and without charge, a copy of our 2023 Annual Report. Please write, email, or call us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com; or (216) 566-2000.

Questions and Answers About the Annual Meeting

What is the purpose of the Annual Meeting?

During the Annual Meeting, shareholders will act upon the proposals outlined in the Notice of Annual Meeting of Shareholders. The agenda includes the following proposals:

Item	Proposal	Board Recommendation	Page

1	Election of 11 directors	FOR each nominee	22

2	Advisory approval of the compensation of the named executive officers	FOR	33

3	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	70

4	Shareholder proposal to adopt a simple majority vote	AGAINST	73

79

At the Annual Meeting, our management also will report on Sherwin-Williams’ 2023 financial and operating performance and respond to questions from shareholders. We are not aware of any other matters that will be brought before the Annual Meeting for action.

How can I attend and participate in the Annual Meeting?

Virtual Meeting Format. We look forward to welcoming shareholders to the Annual Meeting. This year’s Annual Meeting will be held in a virtual format via webcast. We have designed the virtual Annual Meeting to provide shareholders with substantially the same opportunities to participate as if the Annual Meeting were held in person.

Attendance and Participation. If you were a shareholder at the close of business on the record date, February 20, 2024, you may attend and participate in the Annual Meeting on April 17, 2024 by visiting www.virtualshareholdermeeting.com/SHW2024 and entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 9:00 a.m. EDT. Online check-in will begin at 8:45 a.m. EDT. Please allow ample time for the online check-in process.

During the Annual Meeting, you may vote and submit questions by following the instructions provided on the meeting website. We will endeavor to answer as many questions submitted by shareholders as time permits. We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or Company business or that are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting but cannot be answered during the Annual Meeting due to time constraints will be answered and posted on our Investor Relations website, investors.sherwin.com, as soon as practicable after the Annual Meeting.

No recording of the Annual Meeting is permitted, including audio and video recording. Additional information regarding the rules of conduct for the Annual Meeting and other materials, including the list of our shareholders of record, will be available during the Annual Meeting on the meeting website.

Even if you plan to attend and participate in the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this Proxy Statement to confirm your vote will be represented at the Annual Meeting.

The virtual Annual Meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Attendees should ensure they have a strong Internet connection, allow plenty of time to log in, and can hear streaming audio prior to the start of the Annual Meeting.

Technical Difficulties. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the meeting log-in page for assistance. Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion.

Additional information regarding matters addressing technical and logistical issues, including technical support during the Annual Meeting, will be available on the meeting website.

Who is entitled to vote during the Annual Meeting?

You are entitled to vote during the Annual Meeting only if you were a record holder of our common stock at the close of business on the record date, February 20, 2024. At the close of business on the record date, 254,096,725 shares of common stock were outstanding. Each share owned on the record date is entitled to one vote. Beneficial owners of shares held in street name as of the record date may vote as provided below.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank, or other similar organization, you are the beneficial owner of shares held in street name. The organization holding your account is considered the shareholder of record, and as a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

How do I vote?

Our shareholders have a choice of voting online, by phone, or by mail in advance of the Annual Meeting or voting online during the Annual Meeting. We encourage you to vote in advance of the Annual Meeting to confirm your vote will be represented at the Annual Meeting.

80	2024 Proxy Statement

Voting in Advance of the Meeting. Except as provided below, if you wish to vote in advance of the meeting using one of the following methods, your vote must be received prior to 11:59 p.m. EDT on April 16, 2024.

•

Online.  To vote online, please visit www.proxyvote.com or, if you received printed copies of your proxy materials, scan the QR code located on your proxy card or voting instruction form—you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form.

•

Phone. To vote by phone, please call the number listed on your proxy card or voting instruction form and follow the recorded instructions—you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. Your vote authorizes the proxy holders to vote your shares in the same manner as if you signed and returned your proxy card or voting instruction form by mail.

•

Mail. If you are a shareholder of record who received printed copies of your proxy materials, you may vote by signing, dating, and returning your proxy card in the enclosed prepaid envelope. The proxy holders will vote your shares in accordance with your directions. If you sign and return your proxy card, but do not properly direct how your shares should be voted on a proposal, the proxy holders will vote your shares “for” the election of each director nominee on Proposal 1, “for” Proposals 2 and 3, and “against” Proposal 4. If you sign and return your proxy card, the proxy holders will vote your shares according to their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you are a beneficial owner of shares held in street name who received printed copies of your proxy materials, you should complete, sign, date, and return the voting instruction form provided to you by your broker or nominee.

•

Voting as a Participant in the Dividend Reinvestment Plan or 401(k) Plan.  If you are a participant in one of these plans, your proxy card also serves as voting instructions for the number of shares for which you are entitled to direct the vote under each plan. You may vote your shares in the same manner outlined above for shareholders of record.

If you are a participant in our 401(k) Plan, your voting instructions must be received prior to 11:59 p.m. EDT on April 14, 2024 in order to allow the trustee sufficient time for voting. If you are a 401(k) Plan participant and do not timely provide your voting instructions, the trustee will vote your shares in the same proportion as the trustee votes those shares for which it receives proper instructions.

Voting During the Annual Meeting.

•

Shareholders of Record and Beneficial Owners. If you are a shareholder of record or a beneficial owner of shares held in street name, you may vote online during the Annual Meeting. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form to log in to the virtual meeting platform at www.virtualshareholdermeeting.com/SHW2024. Voting electronically online during the Annual Meeting will replace any previous votes.

•

Dividend Reinvestment Plan or 401(k) Plan Participants. If you are a participant in one of these plans, you may attend and participate in the Annual Meeting, but you will not be able to vote the shares held in one of these plans electronically during the Annual Meeting. You must vote in advance of the Annual Meeting online, by phone, or by mail.

What happens if I am a beneficial owner, and I do not give voting instructions?

If you are a beneficial owner and do not provide your broker with specific voting instructions, under NYSE rules, your broker may generally vote on routine matters but cannot vote on non-routine matters. Proposals 1, 2 and 4 are considered non-routine matters. Therefore, if you do not instruct your broker on how to vote on Proposals 1, 2 and 4, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3 is considered a routine matter and, therefore, your broker may vote your shares on this proposal according to your broker’s discretion.

Who tabulates the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the independent inspector of election at the Annual Meeting.

81

What vote is required to approve each proposal?

Proposal 1 — Election of 11 Directors. As provided in our Amended and Restated Articles of Incorporation, each of the 11 director nominees who receives a majority of the votes cast will be elected as a member of the Board. A “majority of the votes cast” means that the number of shares voted “for” a nominee’s election exceeds the number of shares voted “against” the nominee’s election. Abstentions and broker non-votes with respect to the election of one or more directors will not be counted as votes cast and, therefore, will have no effect on the vote.

Any incumbent nominee who receives a greater number of “against” votes than “for” votes shall continue to serve on the Board pursuant to Ohio law, but is required to promptly tender his or her resignation for consideration by the Nominating Committee of the Board. We provide more information about majority voting for directors under the heading “Majority Voting for Directors” in the Corporate Governance Practices and Policies section.

Proposal 2 — Advisory Approval of the Compensation of the Named Executive Officers. The approval, on an advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote.

Proposal 3 — Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm. The ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote. There will not be any broker non-votes with respect to this proposal, as it is considered a routine matter, as described above.

Proposal 4 — Shareholder Proposal to Adopt a Simple Majority Vote. The approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes with respect to this proposal will not be counted as votes cast and, therefore, will have no effect on the vote.

Other Items. Approval of all other proposals and other business as may properly come before the Annual Meeting requires the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Amended and Restated Articles of Incorporation or Regulations.

May I revoke or change my vote after I submit my proxy?

Yes. You can revoke or change your vote before the proxy holders vote your shares by timely:

•	giving a revocation to our Corporate Secretary in writing, in a verifiable communication prior to the Annual Meeting;

•	returning a later signed and dated proxy card or voting instruction form;

•	entering a new vote online or by phone prior to the Annual Meeting; or

•	voting online during the Annual Meeting.

Where will I be able to find voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

What constitutes a quorum for the Annual Meeting?

A “quorum” of shareholders is necessary for us to hold a valid Annual Meeting. For a quorum, there must be present, in person or by proxy, shareholders of record entitled to exercise not less than fifty percent of the voting power of Sherwin-Williams. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who pays the cost of this proxy solicitation?

The enclosed proxy is solicited by the Board, and Sherwin-Williams will pay the entire cost of the solicitation. We retained Georgeson LLC to aid in the solicitation of proxies, for which it will receive a fee of approximately $17,000, plus reasonable expenses.

In addition, we may reimburse brokers, banks, and similar organizations for costs reasonably incurred by them in forwarding proxy materials to beneficial owners of our common stock. Our executive officers and other employees may also solicit the return of proxies. Proxies will be solicited by personal contact, mail, phone, and electronic means.

82	2024 Proxy Statement

Shareholder Proposals for the 2025 Annual Meeting

Proposals to Be Included in the Proxy Statement

Under SEC rules, shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act must be received at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 6, 2024 in order to be considered for inclusion in the proxy materials relating to the 2025 annual meeting. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy materials in accordance with applicable regulations governing the solicitation of proxies.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a candidate for election as a director included in the proxy materials (a proxy access nominee) for the 2025 annual meeting, such nomination must conform to the applicable requirements set forth in our Regulations and any applicable SEC regulations concerning the submission and content of proxy access nominations, and must be submitted no earlier than October 7, 2024 and no later than November 6, 2024 to us at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. Such requirements include, without limitation, providing information about the proposed director nominee and the nominating shareholder that is required to be included in a proxy statement under SEC and NYSE rules, any statement by the nominating shareholder about the proposed director nominee to be included in the proxy statement, and any other information that Sherwin-Williams or the Board requests and determines to include in the proxy statement relating to the proposed director nominee.

Proposals Not to Be Included in the Proxy Statement

Under our Regulations, shareholders must follow certain procedures to nominate a person for election as a director (not including a proxy access nominee) or to introduce an item of business at an annual meeting, which is not intended to be included in our proxy materials. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting must be timely submitted in writing to us at our principal executive offices, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Corporate Secretary. In addition, these procedures include, without limitation: providing information about the proposed director nominee specified in the Regulations, including information that would be required to be disclosed in a proxy statement or other filing under Section 14A of the Exchange Act; a description of all direct and indirect compensation and other arrangements between the proposed director nominee and the nominating shareholder; a completed questionnaire with respect to the identity, background, and qualifications of the proposed director nominee; a written agreement from the proposed director nominee that includes a representation that such person, if elected, will serve for the entire term for which he or she is standing for election; and, if applicable, a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Sherwin-Williams’ shares entitled to vote on the election of directors in support of director nominees other than Sherwin-Williams’ nominees.

To be timely, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices not fewer than 60 nor more than 90 calendar days prior to the anniversary date of the immediately preceding annual meeting. For the 2025 annual meeting, such notice must be delivered to, or mailed and received at, our principal executive offices no earlier than January 17, 2025 and no later than February 16, 2025. However, in the event that the annual meeting is held on a date more than 30 calendar days before or more than 60 calendar days after the first anniversary of the date on which the prior year’s annual meeting was held, notice by the shareholder, to be timely, must be delivered to, or mailed and received not earlier than the close of business on the 90th day prior to the date of such annual meeting and not later than the close of business on the 60th calendar day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th calendar day following the day on which public announcement is first made of the date of the annual meeting.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials for that meeting will use their discretion in voting at the meeting.

Our Regulations set forth specific, detailed requirements for the notice. You may access a copy of our Regulations on our Investor Relations website, investors.sherwin.com. You may also receive a copy of our Regulations by writing or emailing us at: The Sherwin-Williams Company, 101 West Prospect Avenue, Cleveland, Ohio 44115-1075, Attention: Investor Relations; investor.relations@sherwin.com.

83

APPENDIX A

Calculation of Non-GAAP Financial Measures

We have included in this Proxy Statement certain performance metrics used for our incentive compensation programs that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These metrics should be reviewed in conjunction with the relevant GAAP financial measure and may not be comparable to similarly titled measures reported by other companies.

We believe these metrics are appropriate measures of Company performance to use for our incentive compensation programs. For purposes of determining the achievement of performance goals under our incentive compensation programs, at the time of grant of the awards, the Compensation Committee approved that performance metrics may be calculated to include or exclude certain items, including the following: (a) the acquisition or disposition of a business with pro-forma annualized sales in excess of $50 million, including but not limited to, (i) costs, fees, and/or expenses related to the negotiation, completion, and/or integration of such acquisition or disposition, (ii) any related severance and restructuring costs related to such acquisition or disposition, (iii) any costs related to acquisition-related amortization expense, or the write-down or impairment of, tangible or intangible assets associated with such acquisition or disposition, (iv) any costs, fees, and/or expenses related to an unsuccessful attempt related to such acquisition or disposition, and (v) any costs, fees, and/or expenses, including attorneys’ fees, relating to litigation involving such acquisition or disposition or such unsuccessfully attempted acquisition or disposition (including, in each case, claim judgments, civil penalties, and settlements); and (b) any unusual, infrequent or non-recurring items determined in accordance with GAAP, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in Sherwin-Williams’ Annual Reports on Forms 10-K.

The descriptions below of how performance goal achievement for the Adjusted EPS and Adjusted RONAE metrics were calculated from Sherwin-Williams’ financial statements include the applicable, pre-approved adjustments described above.

Annual Cash Incentive Compensation Program

Adjusted EPS. The following is a reconciliation of 2023 diluted net income per share (as determined in accordance with GAAP) to Adjusted EPS.

2023 Adjusted EPS	$ per share

Diluted Net Income Per Share (as determined in accordance with GAAP)	$9.25

Restructuring	0.09

Impairment Related to Trademarks	0.07

Loss Related to Argentine Government Economic Reforms Resulting in Significant Devaluation of the Argentine Peso	0.16

Adjusted EPS	$9.57

Adjusted FCF. The following is a reconciliation of 2023 net operating cash (as determined in accordance with GAAP) to Adjusted FCF (which reflects the exclusion of the budgeted impact of the construction of our new headquarters and research and development center so that the metric would more accurately represent our underlying business operations).

2023 Adjusted FCF	$ (millions)

Net Operating Cash (as determined in accordance with GAAP)	$3,521.9

Less Capital Expenditures	(888.4)

Less Cash Dividends Paid	(623.7)

Add back: Impact of New HQ and R&D Cap Ex included in Cap Ex above	505.2

Adjusted FCF (excluding impact of new HQ and R&D Cap Ex)	$2,515.0

A-1

Long-Term Equity Incentive Compensation Program

Performance-Based Restricted Stock Units (2021–2023 Performance Period)

Adjusted EPS. We calculate Adjusted EPS on a cumulative basis over the three-year performance period. The following is a reconciliation of 2021–2023 cumulative diluted net income per share (as determined in accordance with GAAP) to cumulative Adjusted EPS.

2021–2023 Cumulative Adjusted EPS[1]	$ per share

Diluted Net Income Per Share (as determined in accordance with GAAP)	$23.95

Restructuring	0.29

Impairment Related to Trademarks	0.07

Loss Related to Argentine Government Economic Reforms Resulting in Significant Devaluation of the Argentine Peso	0.16

Wattyl Divestiture	0.34

Adjusted EPS	$24.81

[1]

The following items were excluded from the calculations for the years noted: the divestiture of the Company’s Wattyl business (2021), restructuring (2022), impairment related to trademarks (2023), and the significant devaluation of the Argentine Peso in December 2023 as part of economic reforms implemented by the government of Argentina (2023).

Adjusted RONAE. We calculate Adjusted RONAE on a three-year average basis as described below under “Performance-Based Restricted Stock Units (2023–2025 Performance Period)—Adjusted RONAE.” The following is a reconciliation of 2021–2023 average adjusted net income (as determined in accordance with GAAP) to the 2021–2023 average Adjusted RONAE.

2021–2023 Adjusted RONAE[1]	$ (millions, except where shown)

3-Year Average Net Income (as determined in accordance with GAAP)	$2,091,096

Restructuring	25,359

Impairment Related to Trademarks	6,304

Loss Related to Argentine Government Economic Reforms Resulting in Significant Devaluation of the Argentine Peso	13,933

Wattyl Divestiture	29,827

3-Year Average Adjusted Net Income	$2,166,519

3-Year Average Net Assets Employed	15,910,322

3-Year Average Actual vs. Budgeted Acquisition Goodwill and Intangibles	(451,741)

3-Year Average Actual vs. Budgeted New HQ and R&D Average Net Assets Employed	287,383

3-Year Average Adjusted Net Assets Employed	$15,745,964

3-Year Average Adjusted RONAE	13.76%

[1]

The following items were excluded from the calculations for the years noted: the divestiture of the Company’s Wattyl business (2021), restructuring (2022), impairment related to trademarks (2023), and the significant devaluation of the Argentine Peso in December 2023 as part of economic reforms implemented by the government of Argentina (2023).

Performance-Based Restricted Stock Units (2023–2025 Performance Period)

Adjusted EPS. We calculate Adjusted EPS as diluted net income per common share (as determined in accordance with GAAP) on a cumulative basis over the three-year performance period, excluding certain items, as described above.

Adjusted RONAE. We calculate Adjusted RONAE by dividing net income (excluding certain items, as described above) by the twelve-month average net assets employed, which is the sum of net accounts receivable, total inventory, customer investments, net fixed assets, total intangible assets, and goodwill, less accounts payable, adjusted for the difference between budgeted and actual acquisition goodwill and intangibles average net assets employed and the new headquarters and research and development center average net assets employed.

A-2	2024 Proxy Statement

Pay Versus Performance

Adjusted EPS. We calculate Adjusted EPS as diluted net income per common share (as determined in accordance with GAAP), (a) for 2023, as described above under “Annual Cash Incentive Compensation Program”, (b) for 2022, as described below and excluding a net expense of $0.20 per share for restructuring, and (c) for 2021, as described below and excluding a loss of $0.34 per share for the Wattyl divestiture. For 2020, no adjustments were made to GAAP EPS.

2022 Adjusted EPS	$ per share

Diluted Net Income Per Share (as determined in accordance with GAAP)	$7.72

Restructuring	0.20

Adjusted EPS	$7.92

2021 Adjusted EPS	$ per share

Diluted Net Income Per Share (as determined in accordance with GAAP)	$6.98

Loss on divestiture	0.34

Adjusted EPS	$7.32

A-3

SHERWIN-WILLIAMS.

The Sherwin-Williams Company | 101 W. Prospect Avenue | Cleveland, Ohio 44115-1075 | **www.sherwin-williams.com**

THE SHERWIN-WILLIAMS COMPANY

101 WEST PROSPECT AVENUE

CLEVELAND, OHIO 44115-1075

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 16, 2024 for shares held directly or pursuant to the Dividend Reinvestment Plan, and up until 11:59 p.m. Eastern Daylight Time on April 14, 2024 for shares held pursuant to the 401(k) Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SHW2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 16, 2024 for shares held directly or pursuant to the Dividend Reinvestment Plan, and up until 11:59 p.m. Eastern Daylight Time on April 14, 2024 for shares held pursuant to the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V30844-Z86654-P02104         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE SHERWIN-WILLIAMS COMPANY

The Board of Directors recommends a vote “FOR” each of the nominees listed for Proposal 1.
1.	Election of Directors:		For	Against	Abstain

	1a.	Kerrii B. Anderson	☐	☐	☐

	1b.	Arthur F. Anton	☐	☐	☐

	1c.	Jeff M. Fettig	☐	☐	☐

	1d.	John G. Morikis	☐	☐	☐

	1e.	Heidi G. Petz	☐	☐	☐

	1f.	Christine A. Poon	☐	☐	☐

	1g.	Aaron M. Powell	☐	☐	☐

	1h.	Marta R. Stewart	☐	☐	☐

	1i.	Michael H. Thaman	☐	☐	☐

	1j.	Matthew Thornton III	☐	☐	☐

	1k.	Thomas L. Williams	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 2.		For	Against	Abstain

2.	Advisory approval of the compensation of the named executive officers.	☐	☐	☐

The Board of Directors recommends a vote “FOR” Proposal 3.		For	Against	Abstain

3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposal 4.		For	Against	Abstain
4.	Shareholder proposal to adopt a simple majority vote.	☐	☐	☐

Please sign your name exactly as it appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing this Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2024 ANNUAL MEETING OF SHAREHOLDERS

THE SHERWIN-WILLIAMS COMPANY

Wednesday, April 17, 2024, 9:00 A.M. (EDT)

The Annual Meeting will be held in a virtual format via webcast. To participate in the Annual Meeting, go to www.virtualshareholdermeeting.com/SHW2024 and enter the 16-digit control number found on this proxy card on the date and time noted.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 2024.

Our Notice of Annual Meeting, Proxy Statement and 2023 Annual Report are available at: www.proxyvote.com.

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V30845-Z86654-P02104

THE SHERWIN-WILLIAMS COMPANY

ANNUAL MEETING OF SHAREHOLDERS — APRIL 17, 2024

The undersigned hereby appoints Heidi G. Petz, Allen J. Mistysyn and Mary L. Garceau, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the other side, all the shares of common stock of The Sherwin-Williams Company that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/SHW2024, on Wednesday, April 17, 2024 at 9:00 a.m., Eastern Daylight Time, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by the administrator of our Dividend Reinvestment Plan and by the trustee of our 401(k) Plan.

This card is solicited jointly by the Board of Directors, the administrator of our Dividend Reinvestment Plan and the trustee of our 401(k) Plan. This proxy, when properly executed, will be voted as directed by the shareholder(s). If you sign and return this card without providing voting instructions, this proxy will be voted “FOR” all director nominees, “FOR” Proposal 2, “FOR” Proposal 3, “AGAINST” Proposal 4, and in the discretion of the proxy holders on any other matters that properly come before the meeting. If you do not timely sign and return this card, the proxy holders cannot vote these shares (or, in the case of our 401(k) Plan, if you do not sign and return this card by 11:59 p.m. Eastern Daylight Time on April 14, 2024, these shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions).

TO VOTE ONLINE OR BY PHONE, SEE REVERSE SIDE OF THIS PROXY CARD.